    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                   MIAMI CRUISELINE SERVICES HOLDINGS I B.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          THE NETHERLANDS                          5947                             98-0193197
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                         STRAWINSKYLAAN 3105, 7TH FLOOR
                       1077 ZX AMSTERDAM, THE NETHERLANDS
                               (31) 20-44-211-25
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                   MIAMI CRUISELINE SERVICES HOLDINGS I B.V.
                       C/O BERKSHIRE CRUISE HOLDINGS LLC
                                ONE BOSTON PLACE
                        BOSTON, MASSACHUSETTS 02108-4401
                           ATTENTION: JOEL E. CUTLER
                                 (617) 227-0050
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  DAVID C. CHAPIN                                      STEPHEN L. BURNS
                 JANE D. GOLDSTEIN                                 CRAVATH, SWAINE & MOORE
                    ROPES & GRAY                                      825 EIGHTH AVENUE
              ONE INTERNATIONAL PLACE                           NEW YORK, NEW YORK 10019-7475
          BOSTON, MASSACHUSETTS 02110-2624                              (212) 474-1000
                   (617) 951-7000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                                     MAXIMUM                 AMOUNT OF
                   TITLE OF EACH CLASS OF                           AGGREGATE               REGISTRATION
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)               FEE
--------------------------------------------------------------------------------------------------------------
Common Shares, par value EUR .01 nominal value..............       $125,000,000               $34,750
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION, DATED                , 1999

                                                 Shares

                            STARBOARD CORPORATE LOGO

                                 Common Shares
                               ------------------

     We(1) are selling                common shares, and the selling
shareholders are selling                common shares. We will not receive any
of the proceeds from the common shares sold by the selling shareholders.

     The underwriter has an option to purchase a maximum of additional shares to cover over-allotments of shares.

     Prior to this offering, there has been no public market for the common shares. The initial public offering price of the common shares is expected to be
between $       and $       per share. Our common shares have been approved for
listing on The Nasdaq Stock Market's National Market under the symbol "CRUZ".

     INVESTING IN THE COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                    UNDERWRITING       PROCEEDS TO       PROCEEDS TO
                                       PRICE TO    DISCOUNTS AND     STARBOARD CRUISE      SELLING
                                        PUBLIC      COMMISSIONS          SERVICES        SHAREHOLDERS
                                       --------    --------------    ----------------    ------------
Per Share............................     $             $                  $                  $
Total................................  $              $                  $                 $

     Delivery of the common shares will be made on or about                ,
1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

             The date of this prospectus is                , 1999.
-------------------------

(1) Prior to the effectiveness of the registration statement of which this prospectus is a part, we will change our name from Miami Cruiseline Services Holdings I B.V. to Starboard Cruise Services N.V.

                                    [PHOTOS]

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
SUMMARY PRO FORMA FINANCIAL AND OTHER
  DATA................................    3
SUMMARY FINANCIAL AND OTHER DATA......    5
RISK FACTORS..........................    7
FORWARD-LOOKING STATEMENTS -- MARKET
  DATA................................   16
USE OF PROCEEDS.......................   17
DIVIDEND POLICY.......................   17
CAPITALIZATION........................   18
DILUTION..............................   19
UNAUDITED PRO FORMA CONDENSED
  STATEMENTS OF OPERATIONS............   20
SELECTED FINANCIAL DATA...............   28
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   30
BUSINESS..............................   39
MANAGEMENT............................   51

                                        PAGE
                                        ----
PRINCIPAL AND SELLING SHAREHOLDERS....   61
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................   63
DESCRIPTION OF CAPITAL STOCK..........   66
SHARE CERTIFICATES AND TRANSFER.......   70
DESCRIPTION OF CERTAIN INDEBTEDNESS...   72
SHARES ELIGIBLE FOR FUTURE SALE.......   75
TAXATION..............................   78
UNDERWRITING..........................   86
NOTICE TO CANADIAN RESIDENTS..........   88
LEGAL MATTERS.........................   89
EXPERTS...............................   89
CHANGE IN ACCOUNTANTS.................   90
WHERE YOU CAN FIND MORE INFORMATION...   90
SERVICE OF PROCESS AND ENFORCEMENT OF
  CIVIL LIABILITIES...................   91
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.
                               ------------------

     THESE SECURITIES MAY ONLY BE OFFERED, SOLD, TRANSFERRED OR DELIVERED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS (INCLUDING LEGAL ENTITIES) ESTABLISHED, DOMICILED OR RESIDENT OUTSIDE THE NETHERLANDS. THE APPLICABLE REQUIREMENTS OF THE LAW OF ANY JURISDICTION IN WHICH PERSONS (INCLUDING LEGAL PERSONS) TO WHOM THE OFFER IS DIRECTED ARE ESTABLISHED, DOMICILED OR RESIDENT HAVE BEEN AND WILL BE COMPLIED WITH. A STATEMENT TO THIS EFFECT HAS BEEN SUBMITTED TO THE DUTCH SECURITIES BOARD (STICHTING TOEZICHT EFFECTENVERKEER) PURSUANT TO ARTICLE 3, PARA. 2 UNDER (c) OF THE EXEMPTION REGULATION PURSUANT TO THE DUTCH ACT ON THE SUPERVISION OF THE SECURITIES TRADE 1995.
                               ------------------

     "Onboard Media" and the trademarks listed under "Business -- Intellectual Property" are our trademarks. All other trademarks and service marks used in this prospectus are the property of their respective owners.
                               ------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about Starboard Cruise Services and this offering. It may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, and the documents to which we have referred you before making an investment decision. The terms "Starboard Cruise Services," "we," "our," and "us," as used in this prospectus refer to Starboard Cruise Services N.V. and its subsidiaries unless the context otherwise requires. Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriter's over-allotment option and assumes the occurrence of the 250 for 1 common share split which will occur immediately prior to the offering.

     This prospectus contains forward looking statements which involve risks and uncertainties. Starboard Cruise Services' actual results could differ materially from those anticipated in these forward-looking statements as the result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. See "Forward Looking Statements -- Market Data".

                           STARBOARD CRUISE SERVICES

     We are the world's leading provider of duty-free retail shops on cruise ships and the leading provider of customized media and art auction programs to the cruise industry. We deliver our services to 100 ships representing 26 cruise lines worldwide, including industry leaders such as Carnival Cruise Line, Celebrity Cruises, Costa Cruises, Cunard Line, Disney Cruise Line, Holland America Line, Norwegian Cruise Lines, P&O Cruises, Renaissance Cruise Lines, Royal Caribbean International and Seabourn Cruise Line. In general, we provide our cruise-based services on an exclusive basis on the ships we service pursuant to multi-year contracts. In addition to cruise-based services, we also operate land-based services that complement our cruise-based business. In our land-based services we operate duty-free retail shops at airport locations in Miami and Fort Lauderdale, Florida, sell wholesale duty-free goods to cruise lines and caterers serving cruise lines, and provide customized publications and videos to hotels and resorts. For the year ended December 31, 1998, we generated pro forma net sales of $281.2 million and EBITDA of $18.1 million. Our cruise-based services generated $213.6 million of pro forma net sales and our land-based services generated $67.6 million of pro forma net sales during the same period.

     The passenger cruise industry has grown substantially. According to Cruise Lines International Association (CLIA), approximately 5.4 million North American passengers took cruises in 1998, an increase of 4.0 million from 1.4 million in 1980, representing a compound annual growth rate of approximately 8.0%. The number of cruise ships increased 20% from 120 ships in 1993 to 144 ships as of January 1, 1999, with the number of berths growing 32% from approximately 104,000 to 137,000 over the same period. According to CLIA and Cruise Industry News, the number of ships is expected to grow 32% from 144 as of January 1, 1999 to 190 in 2003, with the number of berths growing 48% from approximately 137,000 to 203,000 over the same period, representing larger berth capacity of the ships entering the market. In addition, new ships, which are generally larger, typically contain significantly more retail space. Because of the increase in retail selling space and the strong relationship of overall cruise demand to demand for our services, we expect to grow along with the overall growth of the cruise industry.

     As the leader in each of the markets for our core services, we believe that we are well positioned to benefit from these cruise industry trends. We believe that our leading market positions are a result of the scale advantages we have achieved in our core services. Our strong relationships with cruise lines and our established reputation within the industry also contributes to our market strength. In addition, we believe our experienced management and shipboard team and our expertise in merchandising to cruise customers are further competitive advantages. Our strategy is to:

     - Expand with our cruise line customers as they grow and continue to build new and often larger ships. We currently have contracts with our customers giving us the opportunity to provide service to 27 of the 36 cruise ships that are currently under contract or construction;

     - Increase the number of services we provide to our existing cruise customers. Currently, almost all of the major cruise lines use at least one of our cruise-based services and only four cruise lines use all of our services, providing future opportunities to cross sell our services to our cruise line customers;

     - Continue to improve our merchandising. By improving product mix and continuing to tailor our service offerings for individual cruise lines and itineraries, we seek to increase our revenue generated per passenger day; and

     - Expand our service offerings. We plan to work with our cruise line customers to develop and offer additional services on cruise ships.

     Our principal executive office is located at Strawinskylaan 3105, 7th Floor, 1077 ZX Amsterdam, The Netherlands. Our telephone number is 31-20-44-211-25.

                                  THE OFFERING

Common shares offered by Starboard
Cruise Services.....................                  shares

Common shares offered by Selling
Shareholders........................                  shares

Common shares outstanding after the
offering............................                  shares(1)

Use of proceeds.....................     We expect to use the net proceeds from
                                         the offering to repay a portion of our
                                         indebtedness, to fund payments that are
                                         to be made in connection with this
                                         offering, including a capital tax due
                                         in The Netherlands and a deferred
                                         payment to a customer, and for general
                                         corporate purposes, including working
                                         capital requirements and the funding of
                                         strategic investments or future
                                         acquisitions. See "Use of Proceeds".

Nasdaq National Market symbol.......     "CRUZ".
---------------
(1) Except as otherwise indicated, all information in this prospectus:

     - assumes no exercise of the underwriter's over-allotment option;

     - excludes 1,000,000 shares subject to options outstanding as of July 31, 1999 at a weighted average price of $1.925 per share under the 1998 Stock Option Plan; and

     - assumes an effective 250 for 1 common share split to be completed prior to the effectiveness of this offering by a 50 for 1 share split followed immediately by a 5 for 1 stock dividend.

     Please see "Capitalization" for a more complete discussion regarding our outstanding shares, options and related matters.

                   SUMMARY PRO FORMA FINANCIAL AND OTHER DATA

     We have presented below the unaudited pro forma financial data for Starboard Cruise Services (formerly Miami Cruiseline Services Holdings I B.V.) which have been derived from the unaudited pro forma condensed statements of operations included elsewhere in this prospectus. The pro forma statement of operations and other data for the year ended December 31, 1998 give effect to this offering and the acquisitions detailed under "Unaudited Pro Forma Condensed Statements of Operations" as if they occurred on January 1, 1998. The pro forma statement of operations data and other data for the six months ended June 30, 1999 give effect to this offering as if it had occurred on January 1, 1998. The pro forma balance sheet at June 30, 1999 has been prepared as if this offering had occurred on such date. This data should be read in conjunction with "Unaudited Pro Forma Condensed Statements of Operations", "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                SIX MONTHS
                                                              YEAR ENDED           ENDED
                                                           DECEMBER 31, 1998   JUNE 30, 1999
                                                           -----------------   -------------
                                                             (DOLLARS IN THOUSANDS EXCEPT
                                                                      SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................................     $   281,151       $   138,258
Cost of sales............................................         120,917            56,888
                                                              -----------       -----------
Gross profit.............................................         160,234            81,370
Selling, general and administrative expenses.............         146,149            75,857
Amortization of intangibles..............................           5,232             2,750
                                                              -----------       -----------
Income from operations...................................           8,853             2,763
Interest expense.........................................           2,996             1,249
Interest income..........................................             972               228
Other expense............................................              10                --
                                                              -----------       -----------
Income before provision for income taxes and minority
  interest...............................................           6,819             1,742
Provision for income taxes...............................           1,529               228
Minority interest........................................             776                71
                                                              -----------       -----------
Net income(a)............................................     $     4,514       $     1,443
                                                              ===========       ===========
PER SHARE DATA:
Basic and diluted net income per share...................     $      0.15       $      0.05
                                                              ===========       ===========
Pro forma basic and diluted weighted average shares......      29,726,250        30,476,250
                                                              ===========       ===========

                                                                                SIX MONTHS
                                                              YEAR ENDED           ENDED
                                                           DECEMBER 31, 1998   JUNE 30, 1999
                                                           -----------------   -------------
                                                            (DOLLARS AND PASSENGER DAYS IN
                                                                THOUSANDS EXCEPT SHARE
                                                                         DATA)
OTHER DATA:
EBITDA(b)................................................      $ 18,086         $     7,486
Net income plus amortization of intangibles..............        10,123               4,193
Diluted net income plus amortization of intangibles per
  share..................................................          0.34                0.14
Capital expenditures.....................................           901                 572
Total ships served (at end of period)....................            95                 100
Ships served by cruise ship retail stores (at end of
  period)................................................            75                  82
Cruise ship retail stores passenger days.................        18,438              14,346

                                                                                JUNE 30,
                                                                                  1999
                                                                             --------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................................       $    361
Total assets.............................................................        194,020
Long-term debt...........................................................         26,536
Total shareholders' equity(a)............................................        131,314

-------------------------
(a) Net income does not include an extraordinary charge of approximately $7.0 million related to a prepayment fee in connection with the payment of $28.3 million of our senior subordinated notes which we will record in the quarter in which the offering is consummated. This amount has been charged against pro forma shareholders' equity.

(b) EBITDA is defined as income from operations before depreciation and amortization. EBITDA is presented because we believe that EBITDA is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. Our computation of EBITDA may differ from similarly titled computations of other companies.

                        SUMMARY FINANCIAL AND OTHER DATA

     We have presented below the summary consolidated financial data for Starboard Cruise Services for the period from September 10, 1998 through December 31, 1998 and for our predecessor entity, Greyhound Leisure Services, for each of the two years in the period ended December 31, 1997 and the period from January 1, 1998 through September 17, 1998, which have been derived from the audited consolidated financial statements of Starboard Cruise Services and Greyhound Leisure Services included elsewhere in this prospectus. The summary consolidated financial data for Starboard Cruise Services for the six-month period ended June 30, 1999, has been derived from the unaudited consolidated financial statements of Starboard Cruise Services included elsewhere in this prospectus, which includes all adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such period. Operating results for the six-month period ended June 30, 1999 are not indicative of the results that may be expected for the entire year. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                  PREDECESSOR                      STARBOARD CRUISE SERVICES
                                    ----------------------------------------   ----------------------------------
                                        YEAR ENDED           PERIOD FROM          PERIOD FROM
                                       DECEMBER 31,        JANUARY 1, 1998     SEPTEMBER 10, 1998    SIX MONTHS
                                    -------------------        THROUGH              THROUGH             ENDED
                                      1996       1997     SEPTEMBER 17, 1998   DECEMBER 31, 1998    JUNE 30, 1999
                                    --------   --------   ------------------   ------------------   -------------
                                                      (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $179,799   $188,498        $135,603           $    71,061        $   138,258
Cost of sales.....................    72,860     76,828          54,290                30,139             56,888
                                    --------   --------        --------           -----------        -----------
Gross profit......................   106,939    111,670          81,313                40,922             81,370
Selling, general and
  administrative expenses.........    96,712    101,067          73,993                36,373             75,857
Amortization of intangibles.......        --         --              --                 1,525              2,750
                                    --------   --------        --------           -----------        -----------
Income from operations............    10,227     10,603           7,320                 3,024              2,763
Interest expense, net.............      (113)      (205)           (417)               (2,671)            (5,819)
                                    --------   --------        --------           -----------        -----------
Income (loss) before provision for
  income taxes and minority
  interest........................    10,114     10,398           6,903                   353             (3,056)
Provision for income taxes........     2,936      2,941           2,249                   359                186
Minority interest.................     1,706        957             594                   182                 71
                                    --------   --------        --------           -----------        -----------
Net income (loss).................  $  5,472   $  6,500        $  4,060           $      (188)       $    (3,313)
                                    ========   ========        ========           ===========        ===========
PER SHARE DATA:
Basic and diluted net income
  (loss) per share................  $  5,472      6,500           4,060           $     (0.01)       $     (0.11)
Basic and diluted weighted average
  shares outstanding..............     1,000      1,000           1,000            23,250,000         24,000,000

                                                  PREDECESSOR                      STARBOARD CRUISE SERVICES
                                    ----------------------------------------   ----------------------------------
                                        YEAR ENDED           PERIOD FROM          PERIOD FROM
                                       DECEMBER 31,        JANUARY 1, 1998     SEPTEMBER 10, 1998    SIX MONTHS
                                    -------------------        THROUGH              THROUGH             ENDED
                                      1996       1997     SEPTEMBER 17, 1998   DECEMBER 31, 1998    JUNE 30, 1999
                                    --------   --------   ------------------   ------------------   -------------
                                             (DOLLARS AND PASSENGER DAYS IN THOUSANDS EXCEPT SHARE DATA)
OTHER DATA:
Net income (loss) plus
  amortization of intangibles.....  $  5,472   $  6,500        $  4,060           $     1,337        $      (563)
Diluted net income (loss) plus
  amortization of intangibles per
  share...........................        --         --              --           $      0.06        $     (0.02)
Capital expenditures..............  $  4,016   $  4,353        $    625           $       141        $       573
Total ships served (at end of
  period).........................        59         68              73                    95                100
Ships served by cruise ship retail
  stores (at end of period).......        40         41              46                    75                 82
Cruise ship retail stores
  passenger
  days............................    16,805     17,044          13,106                 5,331             14,346

                                                                 PREDECESSOR      STARBOARD CRUISE SERVICES
                                                              -----------------   --------------------------
                                                                DECEMBER 31,
                                                              -----------------    DECEMBER 31,    JUNE 30,
                                                               1996      1997          1998          1999
                                                              -------   -------   --------------   ---------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   522   $   262      $  4,124      $    361
Total assets................................................   56,998    59,262       191,540       194,020
Total debt..................................................       --        --       112,888       110,588
Total shareholders' equity..................................   14,383    15,148        45,982        42,669

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and related notes, before you purchase any common shares.

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the Risk Factors discussed below. See "Forward-Looking Statements -- Market Data".

RISKS RELATED TO OUR MARKET AND OUR CUSTOMERS

OUR BUSINESS IS DEPENDENT ON THE CRUISE INDUSTRY -- IF THE DEMAND FOR CRUISE VACATIONS DECREASES, WE MAY BE ADVERSELY AFFECTED.

     We generate our revenues primarily from services provided to cruise ship passengers, such as cruise-based duty-free retail services, customized media and art auctions. As a result, the cruise industry's ability to attract passengers affects both our financial results of operations and our ability to develop our business. We cannot be sure that the cruise industry will continue to enjoy the same level of popularity or growth that it has in the past.

     The cruise industry is subject to several potential risks. For example, because cruise lines compete for consumer disposable leisure spending with other vacation alternatives, such as land-based resort or sightseeing vacations, the demand for cruise vacations could be adversely affected by shifts in vacation patterns or increased competition from other vacation alternatives. A general downturn in economic conditions could also adversely affect demand for leisure travel, including demand for cruise vacations. Moreover, cruise lines operate throughout the world, including geographic regions that from time to time experience political and civil unrest and armed hostilities, which can adversely affect demand for cruise vacations. Demand for cruise vacations could also be affected negatively by publicized operational, safety, health, litigation or other problems related to cruises. Severe weather conditions at port or at sea and disruptions in airline service that restrict passengers' ability to reach their port of embarkation could reduce the number of cruise passengers as well. In addition, the cruise industry currently relies heavily on various regulatory exemptions in a number of jurisdictions. Changes in tax exemptions under Section 883 of the U.S. Internal Revenue Code, which exempt a substantial portion of cruise line income from U.S. taxation and are currently being debated in Congress, or changes in U.S. labor regulations regarding shipboard employees could adversely affect the cruise industry. If such changes are made, cruise lines may be required to raise prices or cut costs, possibly affecting demand for cruise vacations and the availability of financing for new vessels. Any of these events could negatively affect demand for cruise vacations, demand for our services, our revenues or our margins and, as a result, have a material adverse effect on our results of operations and ability to implement our business plan.

A FEW CRUISE COMPANIES ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES -- IF ANY LARGE CRUISE OPERATOR CEASES TO USE OUR SERVICES, WE WOULD LIKELY LOSE A SOURCE OF A SUBSTANTIAL PORTION OF OUR REVENUES.

     According to the Cruise Line Industry Association (CLIA), Carnival Corporation (including its affiliates Carnival Cruise Lines, Costa Cruises, Cunard Line, Holland America Line, Seabourn Cruise Line and Windstar Cruises), Royal Caribbean Cruises Ltd. (including its affiliates Royal Caribbean International and Celebrity Cruises), Princess Cruise Lines and Norwegian Cruise Lines accounted for 82% of cruise industry berths as of January 1, 1999. For the first half of 1999, 57% of our net sales came from our two largest individual cruise line customers, and we expect a significant portion

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

of our net sales will continue to be derived from a limited number of customers. If any of these companies ceases to use our services, significantly reduces its use of our services during or at the end of a contract period, or experiences materially negative changes in its business, the negative impact on our operational results and ability to implement our strategy would be substantial. See "Business -- Industry Overview".

WE WILL NEED TO RENEW OR EXTEND OUR CONTRACTS WITH OUR CUSTOMERS IN THE FUTURE -- IF OUR CUSTOMERS DO NOT EXERCISE THEIR RENEWAL OPTIONS UNDER THE CONTRACTS OR DO NOT OTHERWISE RENEW THE CONTRACTS AFTER THEY EXPIRE, WE COULD LOSE A SUBSTANTIAL PORTION OF OUR SALES.

     Our ability to provide duty-free retail services on cruise ships and in airports is based primarily on concession contracts with cruise operators and airports. Our services to provide customized media and art auctions are also contract-based. Contracts to provide duty-free retail and other cruise-based services to cruise lines accounting for 9% of our net sales for the six months ended June 30, 1999 expire by December 31, 2000, cruise line contracts accounting for 8% of our net sales expire by December 31, 2001, and cruise line contracts accounting for 54% of our net sales expire by December 31, 2002, in each case excluding renewal options under the contracts and in each case without giving effect to our recently executed multi-year contract with Royal Caribbean International. In addition, our Miami airport contract expires in November 2000 with the airport having five one-year renewal options. We cannot be sure that our customers will exercise their renewal options under the contracts or that they will otherwise renew their contractual relationships with us once these contracts, including all renewal periods, expire. Generally, a cruise line may terminate these contracts early if we breach our agreements and may reduce the number of ships covered by each contract by removing ships from service. Some cruise lines have other termination rights including, for example, termination upon a specified change of control or termination upon 12 months' notice.

WE ARE REQUIRED TO MAKE MINIMUM PAYMENTS UNDER MANY OF OUR CONTRACTS IRRESPECTIVE OF THE VOLUME OF OUR SALES -- OUR SALES MIGHT NOT BE SUFFICIENT TO MEET OUR MINIMUM PAYMENT REQUIREMENTS.

     Our contracts to provide duty-free retail services on cruise ships generally require us to pay cruise lines the greater of a percentage of revenue or a minimum per passenger per day amount. Some media and art auction contracts also require minimum payments, regardless of the revenues we generate under those contracts. As a result, we could be required to pay a greater percentage of sales to the cruise lines than we currently pay or we could be forced to pay costs which our sales are not sufficient to cover. A reduction in our sales could cause minimum payments to require a larger percentage of our cash flow, limiting the cash available for other required uses or causing us to default on our minimum payment obligations. See "Business -- Contracts".

OUR PRIMARY CUSTOMERS HAVE BECOME LARGER -- THEIR INCREASED SIZE AND MARKET SHARE MAY GIVE THEM THE ABILITY TO NEGOTIATE MORE FAVORABLE TERMS IN THEIR CONTRACTS WITH US.

     Large cruise lines have expanded their scale through acquisitions and by building additional ships. These cruise lines may seek more favorable terms in their contractual relationships with us. Changes in contract terms that are more favorable to these large customers could have a material adverse effect on our business. See "Business -- Industry Overview".

WE FACE COMPETITION FOR PASSENGER SPENDING AND FOR CRUISE LINE CONCESSIONS FROM A VARIETY OF SOURCES -- THIS COMPETITION MAY MAKE IT DIFFICULT FOR US TO MAINTAIN OUR CURRENT POSITION IN THE MARKET OR TO CONTINUE TO GROW.

     We compete with alternative passenger activities both on cruise ships and at ports of call and with retail shopping venues not located on cruise ships or in airports. We also compete with other companies that provide services similar to ours and with cruise lines that provide these services themselves. Cruise vacations offer passengers a variety of other ways to spend their time and money during a cruise besides retail shopping in our on-board shops, shopping with on-shore retailers with whom we contract or attending the art auctions we provide. These alternatives include spas, shore excursions, gambling casinos, bars and sports. Moreover, many alternatives are provided without additional cost to passengers. Furthermore, as some cruise lines currently perform these services themselves, we cannot assure you that other cruise lines will not decide in the future to provide the services themselves. In addition, new competitors, some of whom may have access to greater financial and other resources than we do, could enter the industry in the future. See "Business -- Competition".

RISKS RELATED TO OUR OPERATIONS

WE ARE DEPENDENT ON OUR SENIOR EXECUTIVES AND KEY PERSONNEL -- IF WE LOSE SOME OR ALL OF OUR SENIOR EXECUTIVES OR KEY PERSONNEL, WE MAY NOT BE ABLE TO FIND APPROPRIATE REPLACEMENTS ON A TIMELY BASIS AND OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our success will continue to depend to a significant extent on our executive team, key management personnel and other key personnel. Many of our executives have strong relationships with the cruise lines which we consider important to our business. We have entered into employment agreements with four of our executive officers, but we cannot be certain that they will remain able and willing to continue service with us. We do not have employment agreements with any other key employees. As we continue to grow and expand our business, our success will also depend on our ability to retain current management and to attract additional qualified management personnel to our executive team and other key positions. We cannot guarantee that we will continue to find a sufficient number of qualified individuals required for our business.

OUR INDEBTEDNESS RESTRICTS OUR FLEXIBILITY -- OUR CURRENT AND FUTURE INDEBTEDNESS COULD LIMIT OUR FLEXIBILITY, ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.

     To finance our 1998 acquisitions, we incurred substantial indebtedness. After a portion of the proceeds from this offering of common shares is used to repay existing indebtedness, we will still owe approximately $26.5 million in principal amount of indebtedness. We may also seek to incur additional indebtedness when we feel the opportunities to do so are favorable and when the proceeds of such indebtedness are needed to finance growth opportunities. Our level of debt could have consequences for our business, including:

     - we will be required to dedicate a portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

     - we may have limited flexibility in planning for, or reacting to, changes in our business and industry;

     - we will be limited by financial and other restrictive covenants in our credit arrangements in our borrowing of additional funds; and

     - a failure to comply with the covenants under which we borrow our indebtedness could result in an event of default. If an event of default occurs and was not cured or waived, it could result in a substantial amount of our indebtedness becoming immediately due and payable.

     We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our current or future debt or fund our planned capital expenditures. In addition, we may need to refinance indebtedness on or before maturity. We

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

cannot guarantee, however, that we would be able to refinance our indebtedness on commercially reasonable terms or at all.

AS A HOLDING COMPANY, WE REQUIRE DIVIDENDS FROM OUR SUBSIDIARIES TO MEET CASH REQUIREMENTS OR PAY DIVIDENDS -- IF OUR SUBSIDIARIES ARE UNABLE TO DIVIDEND CASH TO US WHEN WE NEED IT, WE MAY BE UNABLE TO PAY DIVIDENDS, MAKE DISTRIBUTIONS OR SATISFY OBLIGATIONS UNDER RELEVANT DEBT INSTRUMENTS.

     Each of Starboard Cruise Services and its subsidiary holding companies is a holding company with no business operations of its own. The only significant assets of each holding company are the outstanding capital shares of its subsidiaries, through which the holding companies indirectly conduct all of our business operations. Accordingly, the only source of cash to pay dividends or make other distributions on our capital stock or to pay interest on our outstanding indebtedness is distributions relating to our, and our holding company subsidiaries', ownership interest in our operating subsidiaries from the net earnings and cash flow generated by such operating subsidiaries. We currently expect that the earnings and cash flow of our operating subsidiaries will be retained and used by them in their operations, and used to service the respective debt obligations of our subsidiaries. Even if we did determine to make a distribution in respect of the capital stock of those subsidiaries, there can be no assurance that those subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds, or that applicable law and contractual restrictions, including negative covenants contained in any debt instruments of such subsidiaries, would permit such dividends or distributions. The terms of our debt instruments restrict our subsidiaries' ability to pay dividends or to make distributions. Moreover, the subsidiaries are permitted under the terms of the relevant debt instruments to incur additional indebtedness that may further restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Starboard Cruise Services. See "-- Our Indebtedness Restricts Our Flexibility" and "Description of Certain Indebtedness".

WE MAY FAIL TO EFFECTIVELY INTEGRATE ACQUIRED COMPANIES -- IF WE ARE UNABLE TO EFFECTIVELY INTEGRATE RECENT AND FUTURE ACQUISITIONS, OUR BUSINESS MAY BE ADVERSELY AFFECTED OR WE MAY NOT REALIZE ALL THE BENEFITS OF THESE ACQUISITIONS.

     We must integrate our recent and future acquisitions for the efficient operation of our business. We cannot guarantee that this integration will be completed or that, if it is completed, it will be completed in a timely fashion. Failure to adequately integrate our business could have a material adverse effect on our results of operations.

DEMAND FOR OUR SERVICES IS SEASONAL -- AS A RESULT, OUR OPERATING RESULTS AND REVENUES MAY FLUCTUATE DUE TO SEASONAL FACTORS, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUES TO COVER OUR EXPENSES DURING SOME PORTIONS OF THE YEAR.

     Demand for our services is seasonal. This may cause fluctuations in our revenues and operating results. Net sales have historically been lower during the third quarter when there are fewer cruises in the Caribbean. Seasonality may continue to affect our results of operations and, if our expenses increase during these periods, we might not generate enough revenue to offset these expenses. The impact of our seasonality would increase if we lost major contracts to service Alaskan or European cruises during the summer months.

YEAR 2000 COMPLIANCE PROBLEMS COULD AFFECT OUR OPERATIONS -- IF OUR COMPUTER SYSTEMS, AND THOSE OF OTHERS ON WHOM WE RELY, DO NOT ACHIEVE YEAR 2000 COMPLIANCE, WE MAY SUFFER FINANCIAL AND OTHER HARMS.

     We have reviewed and planned to ensure that our computer and network systems, and those of parties on whom we rely, are Year 2000 compliant. We have audited our software, undertaken significant changes to our information systems, and initiated formal communications with our major suppliers and customers. We cannot guarantee that our conversions, or those of our major suppliers and customers, will be completed in a timely fashion. Our systems are critical to our management of shipboard inventory, our merchandising, decisions about purchasing and restocking, our delivery of goods from our airport duty-free stores, and our tracking of on-ship results. We also depend upon the on-ship systems of those customers whose on-board point-of-sale systems we use and upon our suppliers whose readiness is critical to maintaining our supply. We cannot be sure that we will not experience material, unanticipated negative consequences, including material costs caused by undetected errors or defects in our or others' systems. Such problems could have a material adverse effect on our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" and "Business -- Information Systems".

CURRENTLY WE OPERATE OUR ART AUCTION BUSINESS WITH A SINGLE SUPPLIER -- WE COULD BE ADVERSELY AFFECTED IF OUR ART AUCTION SERVICES SUPPLIER FAILS TO PROVIDE SERVICES TO US.

     We conduct our art auction business pursuant to a contract with a single supplier. Our supplier is responsible for much of the fulfillment for our art programs. Our supplier has the right under the contract to elect not to provide service on certain vessels subject to contractual notice periods for those cruise lines with whom we have agreements. Because we currently do not maintain relationships with other suppliers, we cannot guarantee that, in the event our supplier elects not to service new customers or breaches its obligations, we will be able to arrange an adequate alternative source of supply on a timely basis for art and auctioneers. See "Business -- Suppliers".

RISKS RELATED TO THIS OFFERING

THE VALUE OF YOUR INVESTMENT WILL BE DILUTED -- UPON THE COMPLETION OF THIS OFFERING, YOU WILL INCUR AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BASIC VALUE OF YOUR INVESTMENT IN OUR COMPANY.

     If you purchase shares in this offering, you will be paying more per share than existing shareholders or individuals who acquired shares by exercising options granted before this offering. As a result, the value of your investment based on the value of our net tangible assets, as recorded on our books, will be
$          less than the amount you will pay for our common shares in this offering. In addition, the total amount of our capital will be less than what it would be if all of the existing shareholders and optionees had paid the same amount per share as you will pay in this offering. See "Dilution".

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING -- WE MAY NOT USE THE PROCEEDS EFFECTIVELY AND, AS A RESULT, COULD REDUCE THE VALUE OF YOUR INVESTMENT IN OUR COMPANY.

     Our management will have significant flexibility in applying any remaining net proceeds of this offering, and investors will not have the opportunity to evaluate the economic, financial and other relevant material that we will consider in determining the application of net proceeds. If we do not apply the funds we receive effectively, we may forego profit opportunities, lose significant business opportunities or sustain losses that could reduce the value of an investment in our company. See "Use of Proceeds".

OUR EXISTING SHAREHOLDERS WILL BE ELIGIBLE TO SELL UNREGISTERED SHARES AFTER THIS OFFERING -- FUTURE SALES OF SHARES WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

     The market price of our common shares could decline as a result of sales by our existing shareholders of shares which have not been registered under the securities laws after this offering or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     There will be                shares of common stock outstanding immediately
after the closing of this offering, of which                will not have been
registered under the securities laws in this offering. Of those unregistered
shares,           will be freely transferable without restrictions or further registration under the Securities Act, except for any shares held by our "affiliates" as that term is defined in Rule 144 under the Securities Act and except that our officers, directors and substantially all of our shareholders have entered into lock-up agreements restricting transfer for a period of 180 days following the date of this prospectus. The remaining unregistered common shares outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. See "Shares Eligible for Future Sale".

OUR EXISTING SHAREHOLDERS WILL CONTINUE TO HAVE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AFTER THIS OFFERING -- OUR EXISTING SHAREHOLDERS WILL HAVE SIGNIFICANT INFLUENCE OVER MANAGEMENT, OUR BOARDS AND MATTERS REQUIRING A SHAREHOLDER VOTE, AND THEIR INTERESTS MAY DIFFER FROM YOURS.

     Our directors, executive officers and affiliated shareholders currently own approximately 84% of our outstanding common shares and after the offering will
own      % of our outstanding common shares. Accordingly, these directors, officers and affiliated shareholders will have significant influence in managing our company and determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. These shareholders will also have the power to prevent or cause a change in control. The interests of these shareholders may differ from the interests of other shareholders.

THERE IS CURRENTLY NO ACTIVE TRADING MARKET FOR OUR SHARES -- AS A RESULT, OUR SHARE PRICE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS AND COULD DROP UNEXPECTEDLY.

     There is currently no public market for our common shares and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between us and representatives of the underwriters and may not be indicative of the market price for our common shares after this offering.

     The market price of our common shares could fluctuate significantly as a result of:

     - variations in our operating results which may cause us to fail to meet analysts' or investors' expectations;

     - general economic and stock market conditions;

     - changes in financial estimates by securities analysts;

     - changes in business or regulatory conditions affecting us;

     - announcements by us or our competitors of technological innovations or new products or services; and

     - trading of our common shares.

     Other companies in our industry and the cruise industry have experienced fluctuating stock prices, and we are likely to experience such fluctuation as well. In addition, the stock market itself has from time to time experienced significant price and volume fluctuations that have affected the market prices for securities in our industry. As a result, investors in our common shares may

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

experience a decrease in the value of their shares regardless of our operating performance or prospects.

ANTITAKEOVER PROVISIONS IN OUR ARTICLES OF ASSOCIATION COULD HAVE EFFECTS THAT CONFLICT WITH THE INTERESTS OF OUR SHAREHOLDERS -- PROVISIONS OF OUR ARTICLES OF ASSOCIATION COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US EVEN IF SUCH A CHANGE IN CONTROL WOULD BE BENEFICIAL TO YOU.

     Our Articles of Association provide for the boards which direct our company to have a staggered membership. With our staggered boards, board members would only be subject to reelection every three years. Such a provision could delay the ability of a third party to exercise control over our company.

     Our Articles also provide for the possible issuance of preference shares. Preference shares may be issued pursuant to a resolution of one of our boards without any further shareholder action pursuant to a delegation to issue shares from the general meeting of shareholders to that board for a renewable period of five years. The issuance of preference shares may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our shares.

     Pursuant to a renewable five year delegation by the general meeting of shareholders, one of our boards also may grant a call option on preference shares, which will not exceed 100% of all our other outstanding shares, to an independent foundation (referred to under Netherlands law as a stichting) to be established under Netherlands law. In the event of an actual or threatened hostile takeover bid, the foundation may exercise this option. The issuance of such preference shares could therefore inhibit a change of control. See "Description of Capital Stock".

RISKS RELATED TO U.S. AND INTERNATIONAL REGULATION

WE WILL LIKELY BE CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION AND AS A FOREIGN PERSONAL HOLDING COMPANY -- AS A RESULT, AS A SHAREHOLDER, YOU MAY HAVE TO PAY U.S. TAXES ON OUR INCOME.

     We expect to be classified for U.S. federal income tax purposes law as a controlled foreign corporation, or CFC, after this offering. If we are deemed a CFC for an uninterrupted period of at least 30 days during a taxable year, any U.S. person owning 10% (by voting power) of our shares will be required to include in gross income its pro rata share of certain types of our income (generally passive income) to the extent of our earnings and profits for the year (as determined for U.S. federal income tax purposes), but will not have to include these amounts in income when they are distributed. Based on our current plans, we do not expect to have any earnings and profits in the foreseeable future and thus do not expect to have income subject to current inclusion under these CFC rules. U.S. shareholders owning less than 10% of our voting power will not be affected if we are a CFC. We also expect to be classified as a foreign personal holding company. If we are a foreign personal holding company in any taxable year, each U.S. person who held our shares on the last day of the year would be required to include in gross income such person's pro rata share of our undistributed foreign personal holding company income (generally taxable income of the foreign personal holding company with certain adjustments, including a deduction for dividends paid), even if no cash dividend were paid to the U.S. shareholder. Based on our current plans, we do not expect to have any undistributed foreign personal holding company income in the foreseeable future. U.S. persons who acquire our shares from a decedent would not benefit from a step-up of the tax basis to fair market value upon the transferor's death. See "Taxation -- Controlled Foreign Corporations" and "-- Foreign Personal Holding Companies".

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

THE CRUISE LINE INDUSTRY IS SUBJECT TO BOTH U.S. AND INTERNATIONAL REGULATIONS -- THESE REGULATIONS COULD ADVERSELY AFFECT THE CRUISE LINES WITH WHICH WE HAVE AGREEMENTS AND, AS A RESULT, MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     The cruise industry is subject to significant United States and international regulation. Regulations pertaining to financial responsibility, environmental matters and passenger safety, among other things, can be burdensome and place heavy constraints on how those in the cruise industry conduct their business. For example, passenger safety standards adopted as part of the Safety of Life at Sea Convention by the International Maritime Organization have been phased in, and additional standards are required to be phased in by 2010 with respect to vessel structural requirements. These standards have resulted in the cruise lines retiring some vessels and could otherwise adversely affect some cruise lines, including those cruise lines with which we have contracts. Moreover, changes in the regulatory environment in the future could have other adverse effects on the cruise industry, impacting cruise lines with which we have concession agreements.

WE ARE SUBJECT TO CUSTOMS AND OTHER COMPLEX REGULATIONS -- FAILURE TO COMPLY WITH REGULATIONS REGARDING OUR HANDLING AND SHIPMENT OF GOODS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our operations are subject to customs, import/export, alcohol and tobacco regulation in the U.S. and abroad. These regulations govern the manner in which we take title to, store, ship and sell our merchandise. A failure to comply with these regulations could result in fines, delays in providing products or revocation of licenses and permits. Any of these results could have a material adverse effect on our business.

RISKS RELATED TO FOREIGN LAW

PROVISIONS IN OUR ARTICLES OF ASSOCIATION LIMIT THE LIABILITY OF OUR DIRECTORS -- YOU MAY FIND IT DIFFICULT TO PURSUE LEGAL REMEDIES AGAINST OUR DIRECTORS IF YOU BELIEVE YOU HAVE A CLAIM AGAINST THEM.

     Both our Articles of Association and our corporate affairs are governed by Dutch corporate law. As a result, the rights of our shareholders and the responsibilities of the boards which direct our affairs are distinct from those established under the statutes or judicial precedent in U.S. jurisdictions. Therefore, our public shareholders might find it more difficult to protect their interests against actions by members of our boards or large shareholders than they would as shareholders of a corporation incorporated in the United States.

     Under our Articles of Association, once the general meeting of shareholders adopts our annual accounts, the members of our boards will be discharged from liability to our company, and consequently its shareholders, with respect to the performance of their duties during the respective financial year to the extent the actions they have taken during the year are evident to shareholders from a review of the annual accounts or otherwise communicated to them. This is the case unless the general meeting of shareholders explicitly reserves its rights when approving the financial statements. See "Description of Capital
Stock -- Adoption of Annual Accounts and Discharge of Management Liability".

THE LAW OF THE NETHERLANDS GOVERNS THE STANDARD FOR LIABILITY OF OUR
DIRECTORS -- DUTCH LAW PROVIDES FOR A LOWER STANDARD OF DIRECTOR LIABILITY THAN UNDER U.S. LAW. AS A SHAREHOLDER, IT MAY BE MORE DIFFICULT FOR YOU TO BRING A LEGAL ACTION AGAINST OUR DIRECTORS THAN IF WE WERE A U.S. COMPANY.

     The interpretation of Dutch law may provide for a lower standard of director liability or responsibility than under U.S. law. Traditional concepts under U.S. law such as "duty of loyalty", "duty of care", and "fiduciary responsibility" may be interpreted and applied differently in The Netherlands than under the laws of jurisdictions such as Delaware more familiar to U.S. investors. In addition, under Dutch law, directors may take into consideration corporate interests other than the best interest of shareholders. You may find that the law of The Netherlands provides you with a lower level of protection and fewer opportunities to pursue remedies than that to which you may be accustomed in U.S. jurisdictions. See "-- Provisions in Our Articles of Association Limit the Liability of Our Directors".

JUDGMENTS OF U.S. COURTS ARE NOT DIRECTLY ENFORCEABLE IN THE NETHERLANDS -- AS A RESULT, YOU MAY FIND IT MORE DIFFICULT TO PROTECT YOUR RIGHTS THAN IF WE WERE A U.S. COMPANY.

     Judgments of U.S. courts, including judgments against us, our directors or our officers that are predicated on the civil liability provisions of the federal securities laws of the U.S., are not directly enforceable in The Netherlands. Even if you prevail on a claim in a U.S. court, you may find it difficult to enforce your rights in The Netherlands. See "Service of Process and Enforcement of Civil Liabilities".

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

                    FORWARD-LOOKING STATEMENTS--MARKET DATA

     Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", and elsewhere, are forward-looking statements that are not based on historical facts. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors".

     This prospectus contains market data related to our business and the cruise line industry. This market data includes projections that are based on a number of assumptions. The assumptions include that:

     - the announced and/or planned increases in berth capacity will actually be introduced into service;

     - the cruise line industry will continue to operate at the same or at a greater level of capacity utilization; and

     - prospective passengers will continue to take cruises and will continue to spend on duty-free shopping, port shopping and art at the same or at a greater rate as they have in the past.

     If any one or more of the foregoing assumptions turns out to be incorrect, actual results may differ from projections based on these assumptions. The cruise line industry and demand for the services we provide to the cruise lines may not grow over the next five years at the rates projected by this market data, or at all. The failure of these markets and demand for our services to grow at their projected rates may have a material adverse effect on our business, results of operations, our financial condition and the market price of our common shares.

     The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements is made or to reflect the occurrence of unanticipated events.

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                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $96.7
million (approximately $          million if the underwriter's over-allotment
option is exercised in full) from the sale of the common shares offered by us,
assuming an initial public offering price of $          , after deducting the
estimated underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from the sales of shares by the selling shareholders.

     We intend to use approximately $88.1 million of the net proceeds of the offering to discharge a portion of the indebtedness we incurred in connection with the acquisitions of our predecessor, Greyhound Leisure Services, and the Onboard Group and the acquisition of certain of the assets of Nuance Global Ships. Under the terms of our senior credit facility, we are required, in connection with this offering, to use a portion of the net proceeds to repay $42.3 million of our outstanding term loans of $67.5 million plus accrued interest. The outstanding term loans bear interest at variable rates that range from 2.25% to 3.50% over the applicable reserve adjusted Eurodollar rate and have a maturity date of September 17, 2003.

     In addition, we are required to repay our outstanding senior subordinated notes and our outstanding junior subordinated note. The senior subordinated notes were issued to various lenders in the aggregate principal amount of $25.2 million. The senior subordinated notes bear interest at a rate of 15% and have a maturity date of September 15, 2006. Under the terms of the senior subordinated notes, we must repay the outstanding principal, all accrued interest and a prepayment fee prior to repaying the junior subordinated note we issued to Viad Corp. in connection with our acquisition of Greyhound Leisure Services from Viad Corp. This junior subordinated note, in aggregate principal amount of $10.0 million, bears interest at a rate of 12% and has a maturity date of May 15, 2009. Under the terms of the junior subordinated note, we are required to use the net proceeds from this offering to pay off the note and all accrued interest.

     We also intend to use approximately $8.6 million to fund payments that are to be made in connection with this offering. These payments include the prepayment fee on our senior subordinated notes, a capital tax of 1% of the gross proceeds of this offering to the company due in The Netherlands and a contingent payment due to a customer upon the occurrence of an initial public offering or a change of control event.

     We expect that the balance of the net proceeds, if any, will be used for general corporate purposes, including the funding of working capital requirements and strategic investments or acquisitions. Our management will have significant flexibility in applying the remaining balance of net proceeds of the offering after repaying the indebtedness and funding the payments that are to be made in connection with this offering. Pending any use, the net proceeds of this offering may be invested in short-term, interest bearing securities or used to pay down indebtedness under our revolving credit facility. Under the terms of the senior credit facility we have the ability to reborrow the amounts we repay on our revolving loans.

                                DIVIDEND POLICY

     We have not in the past declared or paid a cash dividend on our common shares and we do not intend to do so in the foreseeable future. Instead, we intend to retain earnings to finance future operations and expansions, and to reduce indebtedness. The payment of dividends by us to holders of our common shares is restricted by our senior credit facility. As a result, we do not intend to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following tables sets forth our capitalization as of June 30, 1999 and gives effect to the 250 for 1 common share split which will occur immediately before this offering:

     - on an actual basis; and

     - on a pro forma basis to give effect to this offering (assuming no exercise of the underwriter's over-allotment option).

     This data should be read in conjunction with "Unaudited Pro Forma Condensed Statements of Operations", "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                   JUNE 30, 1999
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Current portion of long-term debt and accrued expense.......  $ 11,248      $     --
                                                              ========      ========
Long-term debt, less current maturities:
  Revolving credit facility.................................  $  7,900      $  1,356
  Term note.................................................    56,786        25,180
  Senior subordinated notes(a)..............................    28,262            --
  Junior subordinated note(b)...............................    10,985            --
                                                              --------      --------
     Total long-term debt...................................   114,647        26,536
Minority interest...........................................     4,326         4,326
Shareholders' equity:
  Common shares, EUR .01 par value; on an actual and pro
     forma basis, 120,000,000 shares authorized and
     24,000,000 shares issued and outstanding; and on a pro
     forma basis, 30,476,190 shares issued and
     outstanding(c).........................................       240           305
  Additional paid in capital................................    45,930       141,490
  Accumulated deficit(d)....................................    (3,501)      (10,481)
                                                              --------      --------
     Total shareholders' equity.............................    42,669       131,314
                                                              --------      --------
          Total capitalization..............................  $161,642      $162,176
                                                              ========      ========

-------------------------
(a) Includes $3,074 of accrued interest.

(b) Includes $985 of accrued interest.

(c) The number of common shares to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999 and does not assume the exercise of the underwriter's over-allotment option. Also, it does not include 1,000,000 shares subject to options outstanding as of June 30, 1999 at a weighted average exercise price of $1.925 per share.

(d) Pro forma accumulated deficit includes an extraordinary charge of approximately $7.0 million related to a prepayment fee in connection with the payment of $28.3 million of our senior subordinated notes which we will record in the quarter in which the offering is consummated.

                                    DILUTION

     Dilution is the amount by which the offering price paid by purchasers of the common shares in this offering exceeds the net tangible book value per share of common shares immediately after the completion of this offering. Net tangible book value per share is determined at any date by dividing the amount equal to the total book value of our tangible assets less the sum of total liabilities plus minority interest by the number of common shares outstanding at that date.

     After giving effect to the issuance and sale of the common shares offered by us (assuming no exercise of the underwriter's over-allotment) and after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value as of June 30, 1999 would have been
$     , or $     per share, after giving effect to the 250 for 1 common share split which will occur immediately before this offering. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing shareholders and an immediate dilution of $     per share to new
investors purchasing shares in this offering. If the initial offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution.

Assumed initial public offering price per share...              $
Net tangible book value per share at June 30,
  1999............................................  $
Increase in net tangible book value attributable
  to new investors................................
                                                    --------
Pro forma net tangible book value per share after
  this offering...................................
                                                                --------
Dilution per share to new investors...............              $
                                                                ========

                            ------------------------

     The following table summarizes, on a pro forma basis as of June 30, 1999, the difference between the number of common shares purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing shareholders and new investors purchasing common shares in this offering. The calculation below is based on an assumed initial public offering price of $ per share, before deducting the estimated underwriting discount and offering expenses payable by us:

                                    SHARES PURCHASED      TOTAL CONSIDERATION
                                   -------------------    -------------------    AVERAGE PRICE
                                    NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                   --------    -------    --------    -------    -------------
Existing shareholders............                   %     $                %       $
New investors....................
                                   --------      ---      --------      ---        --------
     Total.......................                100%     $             100%       $
                                   ========      ===      ========      ===        ========

     If the underwriter exercises its over-allotment option in full, the following would occur:

     -  the number of common shares held by existing shareholders will decrease
        to           , or approximately      % of the total number of common
        shares outstanding; and

     -  the number of common shares held by new public investors will be
        increased to           , or approximately      % of the total number of
        common shares outstanding after this offering.

     This discussion and table assume no exercise of any options to acquire shares outstanding as of June 30, 1999 and gives effect to the 250 for 1 common share split which will occur immediately before this offering. As of June 30, 1999, there were options outstanding to purchase a total of 1,000,000 common shares with a weighted average exercise price of $1.925 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization".

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS REVIEW REPORT

     We have reviewed the pro forma adjustments reflecting the transaction described in the notes and the introduction to the unaudited pro forma condensed statements of operations and the application of those adjustments to the historical amounts in the unaudited pro forma condensed statement of operations of Starboard Cruise Services N.V. (formerly Miami Cruiseline Services Holdings I B.V.) for the six months ended June 30, 1999. The historical condensed statement of operations is derived from the historical unaudited financial statements of Starboard Cruise Services N.V. appearing elsewhere herein. Such pro forma adjustments are based on management's assumptions described in the notes and the introduction. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants.

     A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments, and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion on the pro forma adjustments or the application of such adjustments to the pro forma financial information for the six months ended June 30, 1999.

     The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the pro forma condensed statement of operations is not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

     Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transaction described in the notes and the introduction to the unaudited pro forma financial data, that the related pro forma adjustments do not give appropriate effect to those assumptions, or that the pro forma column does not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma condensed statement of operations for the six month period ended June 30, 1999.

Miami, Florida
August 18, 1999

     The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts and the name change described in Note 14 to the Starboard Cruise Services N.V. consolidated financial statements.

                                          /s/ ERNST & YOUNG LLP
Miami, Florida
August 18, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have examined the pro forma adjustments reflecting the transactions described in the notes and the introduction to the unaudited pro forma condensed statement of operations and the application of those adjustments to the historical amounts in the accompanying unaudited pro forma condensed statement of operations of Starboard Cruise Services N.V. (formerly Miami Cruiseline Services Holdings I B.V.) for the year ended December 31, 1998. The historical condensed statement of operations is derived from the historical financial statements of Starboard Cruise Services N.V., Greyhound Leisure Services, the Onboard Group and Nuance Global Ships which were audited by us, appearing elsewhere herein. Such pro forma adjustments are based on management's assumptions described in the notes and the introduction. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

     The objective of this unaudited pro forma condensed statement of operations is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the unaudited pro forma condensed statement of operations is not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

     In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the notes and the introduction to the unaudited pro forma condensed statement of operations, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the unaudited pro forma condensed statement of operations for the year ended December 31, 1998.

Miami, Florida
August 18, 1999

     The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts and the name change described in Note 14 to the Starboard Cruise Services N.V. consolidated financial statements.

                                          /s/  ERNST & YOUNG LLP

Miami, Florida
August 18, 1999

INTRODUCTION TO THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed statement of operations for the six-month period ended June 30, 1999 has been derived from the historical financial statements of Starboard Cruise Services and gives effect to this offering (assuming no exercise of the underwriter's over-allotment option) as if it had occurred at the beginning of the period. The unaudited pro forma condensed statement of operations for the year ended December 31, 1998 was derived from the historical financial statements of Starboard Cruise Services and the historical financial statements of Greyhound Leisure Services, the Onboard Group and Nuance Global Ships which were acquired by Starboard Cruise Services and gives effect to the acquisitions and this offering (assuming no exercise of the underwriter's over-allotment option) as if they had occurred at the beginning of the period. The acquisitions and the related adjustments are described below and in the accompanying notes.

     Our company was formed on September 10, 1998 in order to acquire our predecessor entity, Greyhound Leisure Services. On September 17, 1998, we acquired 100% of the issued and outstanding shares of the capital stock of our predecessor entity for $96.6 million. The purchase price consisted of $81.5 million in cash, a $10.0 million junior subordinated note due May 15, 2009 and approximately $5.1 million of acquisition costs. Subsequently, on September 17, 1998, we acquired all of the outstanding shares of capital stock of the Onboard Group. The purchase price consisted primarily of cash, which included certain assumed indebtedness paid by us at closing and 5,912,500 of our common shares. On December 15, 1998, we (through one of our wholly-owned subsidiaries) acquired certain assets and assumed certain liabilities of Nuance Global Ships in exchange for cash. The aggregate purchase price for the Onboard Group and Nuance was approximately $64.4 million, including acquisition costs of approximately $2.3 million.

     The acquisitions we made were accounted for using the purchase method of accounting. The purchase method of accounting allocated the aggregate purchase price plus transaction costs to the assets acquired and the liabilities assumed based on their respective fair values. The excess of purchase price over the fair value of tangible and identifiable intangible assets acquired, net of liabilities assumed, has been recorded as goodwill. Our management believes that the preliminary allocations set forth herein are reasonable. The allocations set forth herein are subject to revision as additional information becomes available, and such revised allocations could differ from those set forth herein.

     The unaudited pro forma condensed statements of operations are based upon currently available information and assumptions and estimates which our management believes are reasonable. The unaudited pro forma condensed statements of operations do not purport to represent what the results of operations of Starboard Cruise Services would actually have been had the acquisitions or the offering in fact occurred on the dates indicated or to project the results of operations for any future period or date. You should read the unaudited pro forma condensed statements of operations in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", other financial information included in this prospectus, and with our consolidated financial statements and related notes and the audited financial statements and the related notes of the companies we acquired included elsewhere in this prospectus.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                           STARBOARD CRUISE SERVICES
                         SIX MONTHS ENDED JUNE 30, 1999

                                                                    OFFERING     PRO FORMA FOR
                                                     HISTORICAL    ADJUSTMENTS     OFFERING
                                                     -----------   -----------   -------------
                                                     (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
Net sales..........................................  $   138,258     $    --      $   138,258
Cost of sales......................................       56,888                       56,888
                                                     -----------     -------      -----------
Gross profit.......................................       81,370                       81,370
Selling, general and administrative expenses.......       75,857          --           75,857
Amortization of intangibles........................        2,750          --            2,750
                                                     -----------     -------      -----------
Income from operations.............................        2,763                        2,763
Interest expense...................................        6,047      (4,798)(a)        1,249
Interest income....................................          228                          228
                                                     -----------     -------      -----------
(Loss) income before provision for income taxes and
  minority interest................................       (3,056)      4,798            1,742
Provision for income taxes.........................          186          42(b)           228
Minority interest..................................           71          --               71
                                                     -----------     -------      -----------
Net (loss) income..................................  $    (3,313)    $ 4,756      $     1,443(c)
                                                     ===========     =======      ===========
Pro forma basic and diluted net (loss) income per
  share (d)........................................  $     (0.14)                 $      0.05
                                                     ===========                  ===========
Pro forma basic and diluted weighted average
  shares...........................................   24,000,000                   30,476,250
                                                     ===========                  ===========

      See Notes to Unaudited Pro Forma Condensed Statements of Operations

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                           STARBOARD CRUISE SERVICES
                          YEAR ENDED DECEMBER 31, 1998

                            STARBOARD
                             CRUISE                          PRO FORMA                        PRO FORMA
                            SERVICES     ACQUISITION            FOR           OFFERING       FOR OFFERING
                           COMBINED(E)   ADJUSTMENTS        ACQUISITIONS     ADJUSTMENTS   AND ACQUISITIONS
                           -----------   -----------      ----------------   -----------   ----------------
                                               (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
Net sales................  $  281,151      $    --            $281,151         $    --       $   281,151
Cost of sales............     120,917           --             120,917                           120,917
                           -----------     -------            --------         -------       -----------
Gross profit.............     160,234           --             160,234                           160,234
Selling, general and
  administrative
  expenses...............     151,262       (5,113)(f)         146,149              --           146,149

Amortization of
  intangibles............       1,528        3,704(g)            5,232              --             5,232
                           -----------     -------            --------         -------       -----------
Income from operations...       7,444        1,409               8,853                             8,853
Interest expense.........       3,848        8,335(h)           12,183          (9,187)(a)         2,996
Interest income..........         972           --                 972              --               972
Other expense............          10           --                  10              --                10
                           -----------     -------            --------         -------       -----------
Income (loss) before
  provision for income
  taxes and minority
  interest...............       4,558       (6,926)             (2,368)          9,187             6,819
Provision (benefit) for
  income taxes...........       2,780       (3,630)(b)            (850)          2,379(b)          1,529
Minority interest........         776           --                 776              --               776
                           -----------     -------            --------         -------       -----------
Net income (loss)........  $    1,002      $(3,296)           $ (2,294)        $ 6,808       $     4,514(d)
                           ===========     =======            ========         =======       ===========
Pro forma basic and
  diluted net income per
  share(c)...............                                                                    $      0.15
                                                                                             ===========
Pro forma basic and
  diluted weighted
  average shares.........                                                                     29,726,250
                                                                                             ===========

      See Notes to Unaudited Pro Forma Condensed Statements of Operations

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

(a) Represents a reduction in interest expense in connection with the anticipated use of net proceeds to repay $88,111 of long term debt as follows:

                                                                                              REDUCTION IN
                                                                                            INTEREST EXPENSE
                                                                                        -------------------------
                        PRINCIPAL      PRINCIPAL                                                       SIX MONTHS
                       OUTSTANDING    OUTSTANDING     USE OF                  ANNUAL     YEAR ENDED      ENDED
                       DECEMBER 31,    JUNE 30,     PROCEEDS TO   INTEREST   INTEREST   DECEMBER 31,    JUNE 30,
                           1998          1999       REPAY DEBT      RATE     EXPENSE        1998          1999
                       ------------   -----------   -----------   --------   --------   ------------   ----------
Revolving Credit
  Facility...........    $ 10,200      $  7,900       $ 6,544       7.81%    $   797       $  601        $  256
Term Note............      67,500        67,500        42,320       7.94%      5,360        3,385         1,680
Senior Subordinated
  Notes..............      25,188        28,262        28,262      15.00%      3,956        3,956         2,189
Junior Subordinated
  Note...............      10,000        10,985        10,985      12.00%      1,245        1,245           673
                         --------      --------       -------                -------       ------        ------
                         $112,888      $114,647       $88,111                $11,358       $9,187(1)     $4,798(1)
                         ========      ========       =======                =======       ======        ======

-------------------------
(1) Includes $178 and $45 of compounded interest related to the senior subordinated notes and the junior subordinated note, respectively.

(b) Reflects increase (decrease) to the provision for income taxes associated with the following:

                                                                 OFFERING ADJUSTMENTS
                                                 ACQUISITION    -----------------------
                                                 ADJUSTMENTS                     SIX
                                                 ------------                   MONTHS
                                                  YEAR ENDED     YEAR ENDED     ENDED
                                                 DECEMBER 31,   DECEMBER 31,   JUNE 30,
                                                     1998           1998         1999
                                                 ------------   ------------   --------
Provision for income taxes as if each Onboard
  Group company was a C-corporation and accrued
  taxes at the statutory rate of 38.5%.........    $   822         $   --        $--
Tax effect of the pro forma adjustments........     (2,376)         2,379         42
Effect of non-U.S. tax rates...................     (2,076)            --         --
                                                   -------         ------        ---
Pro forma adjustments..........................    $(3,630)        $2,379        $42
                                                   =======         ======        ===

(c) Does not include an extraordinary charge of approximately $7.0 million related to a prepayment fee in connection with the payment of $28.3 million of our senior subordinated notes which we will record in the quarter in which the offering is consummated.

(d) Pro forma basic and diluted net income per share was computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding after giving effect to dilutive stock options for the
    diluted computations and the issuance of                shares in connection
    with this offering. Retroactive restatement has been made to share and per share amounts for the 50 for 1 common share split and the 5 for 1 stock dividend which will occur immediately before this offering.

(e) The historical results of operations for each of the entities we acquired are included in our company's historical results of operations for the period from their respective dates of acquisition through the end of the period presented. The historical results of operations presented for each of the acquired entities are their respective pre-acquisition results of operations. Set forth below are the respective dates of incorporation or acquisition:

COMPANY                                                      DATE
-------                                                      ----
Starboard Cruise Services.........................  September 10, 1998
                                                    (date of incorporation)
Greyhound Leisure Services (predecessor)..........  September 17, 1998
Onboard Group.....................................  September 17, 1998
Nuance Global Ships...............................  December 15, 1998

The historical pro forma combined statements of operations for the year ended December 31, 1998 are as follows:

                                                    GREYHOUND                           STARBOARD
                                  HISTORICAL         LEISURE                             CRUISE
                               STARBOARD CRUISE     SERVICES      ONBOARD               SERVICES
                                   SERVICES       (PREDECESSOR)    GROUP    NUANCE(1)   COMBINED
                               ----------------   -------------   -------   ---------   ---------
Net sales....................      $71,061          $135,603      $13,205    $61,282    $281,151
Cost of sales................       30,139            54,290        8,012     28,476     120,917
                                   -------          --------      -------    -------    --------
Gross profit.................       40,922            81,313        5,193     32,806     160,234
Selling, general and
  administrative expenses....       36,373            73,993        3,169     37,727     151,262
Amortization of
  intangibles................        1,525                --            3         --       1,528
                                   -------          --------      -------    -------    --------
Income (loss) from
  operations.................        3,024             7,320        2,021     (4,921)      7,444
Interest expense.............        3,156               674           18         --       3,848
Interest income..............          485               257          141         89         972
Other expense................           --                --           10         --          10
                                   -------          --------      -------    -------    --------
Income (loss) before
  provision for income taxes
  and minority interest......          353             6,903        2,134     (4,832)      4,558
Provision for income taxes...          359             2,249           --        172       2,780
Minority interest............          182               594           --         --         776
                                   -------          --------      -------    -------    --------
Net income (loss)............      $  (188)         $  4,060      $ 2,134    $(5,004)   $  1,002
                                   =======          ========      =======    =======    ========

(1) The historical statement of operations for Nuance represents the audited statement of operations of Nuance for the period from December 26, 1997 through September 24, 1998 combined with the unaudited statement of operations of Nuance for the period from September 25, 1998 through December 15, 1998 (the date we acquired Nuance). The unaudited interim period statement of operations includes estimates inherent in preparing interim financial statements and is included in the Combined Historical Statements of Operations for Nuance for informational purposes only.

(f) In connection with the Nuance acquisitions several executive and administrative positions were either eliminated or replaced with new individuals or certain compensation packages were restructured. In addition, certain intercompany charges from Nuance Global Ships' former parent Nuance Global Traders related to corporate overhead, including legal, audit, treasury and risk assessment, were eliminated. Also a pension plan related to Greyhound Leisure Services was eliminated in connection with that acquisition. On a stand-alone basis, the decrease in selling, general and administrative expenses is as follows:

                                                    YEAR ENDED
                                                 DECEMBER 31, 1998
                                            ---------------------------
                                            NUANCE   GREYHOUND   TOTAL
                                            ------   ---------   ------
Executive positions, net..................  $ 852     $   --     $  852
Former parent company overhead charges,
  net.....................................  1,385         --      1,385
Elimination of duplicate facilities.......  2,074         --      2,074
Elimination of pension plan...............     --        802        802
                                            ------    ------     ------
                                            $4,311    $  802     $5,113
                                            ======    ======     ======

(g) Reflects an increase to amortization of goodwill related to the acquisitions of Greyhound Leisure Services and the Onboard Group and an increase to amortization of cruise line contracts related to the acquisition of Greyhound Leisure Services. Goodwill aggregating approximately $97.2 million is being amortized over 25 years. Cruise line contracts valued at approximately $5.4 million are being amortized over three to five years. Incremental amortization of goodwill is as follows:

                                                        ANNUAL       AMOUNT    INCREMENTAL
                                          GOODWILL   AMORTIZATION   RECORDED     AMOUNT
                                          --------   ------------   --------   -----------
Greyhound Leisure Services..............  $55,900       $2,236       $  653      $1,583
Onboard Group...........................   41,300        1,652          482       1,170
                                          -------       ------       ------      ------
                                          $97,200       $3,888       $1,135      $2,753
                                          =======       ======       ======      ======

     Incremental amortization of cruise line contracts is as follows:

                                                         ANNUAL       AMOUNT    INCREMENTAL
                                     CONTRACT VALUE   AMORTIZATION   RECORDED     AMOUNT
                                     --------------   ------------   --------   -----------
Greyhound Leisure Services.........      $5,400          $1,341        $390       $  951
                                         ======          ======        ====       ======

     The total incremental amortization is as follows:

Goodwill.....................................................................     $2,753
Cruise line contracts........................................................        951
                                                                                  ------
                                                                                  $3,704
                                                                                  ======

(h) Represents additional interest expense related to the acquisitions of Greyhound Leisure Services, the Onboard Group and Nuance. Incremental interest expense is as follows:

                                    PRINCIPAL    INTEREST        ANNUAL        INTEREST   INCREMENTAL
                                   OUTSTANDING     RATE     INTEREST EXPENSE   RECORDED     AMOUNT
                                   -----------   --------   ----------------   --------   -----------
Term Note........................   $ 67,500       7.94%        $ 5,360         $1,491      $3,869
Revolving Credit Facility........     10,200       7.81%            797             84         713
Senior Subordinated Notes........     25,188      15.00%          3,956          1,149       2,807
Junior Subordinated Note.........     10,000      12.00%          1,245            299         946
                                    --------                    -------         ------      ------
                                    $112,888                    $11,358         $3,023      $8,335(1)
                                    ========                    =======         ======      ======

-------------------------
(1) Includes $178 and $45 of compounded interest related to the senior subordinated notes and the junior subordinated note, respectively.

                            SELECTED FINANCIAL DATA

     We have presented below the selected historical consolidated financial data for Starboard Cruise Services for the period from September 10, 1998 through December 31, 1998 and as of December 31, 1998 and for our predecessor entity, Greyhound Leisure Services, for the period from January 1, 1998 through September 17, 1998, for each of the three years in the period ended December 31, 1997 and as of December 31, 1997 which have been derived from the audited consolidated financial statements of Starboard Cruise Services and Greyhound Leisure Services included elsewhere in this prospectus. The historical financial and data for our predecessor entity, Greyhound Leisure Services, as of December 31, 1996 and 1997 and as of and for the year ended December 31, 1995 have been derived from the audited financial statements of Greyhound Leisure Services which are not included in this prospectus. The selected historical consolidated financial and other data for Starboard Cruise Services for the six months ended June 30, 1999 and as of June 30, 1999 and Greyhound Leisure Services for the six months ended June 30, 1998 and the year ended December 31, 1994 and as of December 31, 1994 have been derived from the respective unaudited consolidated financial statements of Starboard Cruise Services and Greyhound Leisure Services which include adjustments which our management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year. The results of operations for the six months ended June 30, 1999 for Starboard Cruise Services are not comparable to the six months ended June 30, 1998 for Greyhound Leisure Services due to, among other things, the acquisitions completed on or after September 17, 1998. Results of operations of these acquired businesses are included in Starboard Cruise Services consolidated financial statements after the date of acquisition for the period after September 17, 1998. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations" and the consolidated financial statements and related notes and other financial information included elsewhere in this prospectus.

                                                                               PREDECESSOR
                                                                           -------------------
                                              PREDECESSOR
                               -----------------------------------------       PERIOD FROM
                                        YEAR ENDED DECEMBER 31,              JANUARY 1, 1998
                               -----------------------------------------         THROUGH
                                 1994       1995       1996       1997     SEPTEMBER 17, 1998
                               --------   --------   --------   --------   -------------------
                                          (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
STATEMENT OF OPERATION DATA:
Net sales....................  $137,723   $136,262   $179,799   $188,498        $135,603
Cost of sales................    58,559     58,064     72,860     76,828          54,290
                               --------   --------   --------   --------        --------
Gross profit.................    79,164     78,198    106,939    111,670          81,313
Selling, general and
  administrative expenses....    70,706     69,420     96,712    101,067          73,993
Amortization of
  intangibles................        --         --         --         --              --
                               --------   --------   --------   --------        --------
Income from operations.......     8,458      8,778     10,227     10,603           7,320
Interest expense.............       575         56        625        766             674
Interest income..............         2        206        512        561             257
                               --------   --------   --------   --------        --------
Income (loss) before
  provision for income taxes
  and minority interest......     7,885      8,928     10,114     10,398           6,903
Provisions for income
  taxes......................     2,844      3,138      2,936      2,941           2,249
Minority interest............       777        861      1,706        957             594
                               --------   --------   --------   --------        --------
Net income (loss)............  $  4,264   $  4,929   $  5,472   $  6,500        $  4,060
                               ========   ========   ========   ========        ========
PER SHARE DATA:
Basic and diluted net income
  (loss) per share...........  $  4,264   $  4,929   $  5,472   $  6,500        $  4,060
Basic and diluted weighted
  average shares
  outstanding................     1,000      1,000      1,000      1,000           1,000

                                  PERIOD FROM
                               SEPTEMBER 10, 1998
                                                      SIX MONTHS ENDED JUNE 30,
                                                    ------------------------------
                                                       1998             1999
                                    THROUGH         -----------   ----------------
                               DECEMBER 31, 1998
                                STARBOARD CRUISE                  STARBOARD CRUISE
                                    SERVICES                          SERVICES
                                  (SUCCESSOR)       PREDECESSOR     (SUCCESSOR)
                               ------------------   -----------   ----------------
                                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
STATEMENT OF OPERATION DATA:
Net sales....................     $    71,061         $94,398       $   138,258
Cost of sales................          30,139          37,770            56,888
                                  -----------         -------       -----------
Gross profit.................          40,922          56,628            81,370
Selling, general and
  administrative expenses....          36,373          51,112            75,857
Amortization of
  intangibles................           1,525              --             2,750
                                  -----------         -------       -----------
Income from operations.......           3,024           5,516             2,763
Interest expense.............           3,156             421             6,047
Interest income..............             485             128               228
                                  -----------         -------       -----------
Income (loss) before
  provision for income taxes
  and minority interest......             353           5,223            (3,056)
Provisions for income
  taxes......................             359           1,437               186
Minority interest............             182             514                71
                                  -----------         -------       -----------
Net income (loss)............     $      (188)        $ 3,272       $    (3,313)
                                  ===========         =======       ===========
PER SHARE DATA:
Basic and diluted net income
  (loss) per share...........     $     (0.01)        $ 3,272       $     (0.14)
Basic and diluted weighted
  average shares
  outstanding................      23,250,000           1,000        24,000,000

                                                                                                            SUCCESSOR
                                                                                                            STARBOARD
                                                                    PREDECESSOR                               CRUISE
                                                      ---------------------------------------                SERVICES
                                                                   DECEMBER 31,                  --------------------------------
                                                      ---------------------------------------    DECEMBER 31,        JUNE 30,
                                                       1994       1995      1996       1997          1998              1999
                                                      -------    ------    -------    -------    ------------    ----------------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $    --    $1,768    $   522    $   262      $  4,124          $    361
Current assets......................................   35,976    41,551     41,379     42,425        76,476            82,269
Total assets........................................   40,555    54,414     56,998     59,262       191,540           194,020
Total debt..........................................       --        --         --         --       112,888           110,588
Total shareholders' equity..........................   13,549    13,490     14,383     15,148        45,982            42,669

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties. Starboard Cruise Services' actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

GENERAL

     Starboard Cruise Services is the leading provider of on-board duty-free retail services to the cruise industry, operating 232 duty-free retail stores aboard 82 ships serving 21 cruise lines. We are also the cruise industry's leading provider of enhanced cruise services including our port lecture series, customized in-cabin publications and on-board art auctions. We deliver our services to the largest cruise lines in the industry including Carnival Corporation (and its affiliated cruise lines), Norwegian Cruise Line and Royal Caribbean Ltd. (and its affiliated cruise lines), among others. In most cases, we are the exclusive provider of our services on ships we serve and we have developed long-standing, strong relationships with our cruise line customers. Our cruise-based business accounted for 77% of net sales for the first six months of 1999. Net sales from our land-based operations accounted for 23% of net sales for the first six months of 1999.

     Net Sales. Net sales represents our gross revenues less credits and adjustments. Our cruise-based services consist of duty-free retail stores, in-cabin publications and video, port lecturing services and on-board art auctions and provided most of Starboard Cruise Services' net sales. Our land-based media and retail business consists of airport duty-free retail stores and hotel and resort publications and provided the remainder of our net sales. For the year ended December 31, 1998, calculated on a pro forma basis to reflect our 1998 acquisitions, 76% of our total net sales were contributed by the cruise-based business and 24% of net sales were contributed by the land-based businesses.

     Our cruise-based duty-free retail stores accounted for 68.1% of Starboard Cruise Services total historical net sales in 1998 and 69.6% for the first six months of 1999 while our other cruise-based services accounted for 7.9% and 7.0% for the same periods, respectively.

     We believe that our understanding of the cruise passengers' buying habits, ability to source products at low cost points and innovative merchandising, and sales techniques and our success of adding new ships allowed us to maintain a 7.2% annual net sales growth rate in our cruise-based duty-free retail business from 1996 to 1998.

     The majority of our land-based net sales are provided by the 21 duty-free retail stores we operate in the Miami and Fort Lauderdale airports with a smaller percentage contributed by the publications and videos we develop for land-based leisure destinations including Las Vegas hotels and resorts in the Caribbean. Net sales for the airport duty-free operations have grown 6.6% per year since 1995 and are primarily correlated to the number of international passengers traveling through the Miami and Fort Lauderdale airports each year.

     Starboard Cruise Services has recently entered into a new, multi-year contract with Royal Caribbean Ltd. to operate the on-board duty-free retail shops aboard the 11 existing and five Royal Caribbean International vessels under contract. The contract provides us with the option to operate duty-free stores on all new vessels launched during the contract term. As a result of this new contract, we will operate duty-free retail stores on almost every major cruise line in the industry. The commencement of this new contract increases our number of duty-free passenger berths by 28% from approximately 83,000 berths as of June 30, 1999 to approximately 105,000 berths as of November 1999.

     Cost of Sales. The principal elements constituting our cost of sales include the cost of product sold in the cruise-based and airport duty-free retail shops and the rent paid to the cruise lines associated with the port lecturing businesses. We believe our cost of sales for the duty-free stores are some of the lowest in the industry due to the large scale purchasing power that comes as a result of operating over 232 duty-free retail stores aboard 82 ships and 21 airport duty-free stores. We also source and purchase private label logo items worldwide, which allows us to provide high quality merchandise at higher margins. We expect that our cost of sales for products sold through the duty-free stores will remain at the same level or decrease slightly in the future as our purchasing power and buying expertise continue to improve.

     Selling, General and Administration. The principal elements constituting our selling, general and administrative expenses include the percentage rent paid to the cruise lines and airport authority for the duty-free shops, warehousing costs, and general administration such as salaries, sales efforts, and overhead. The rents paid to the cruise lines and airport authority are based on a percentage of our net sales, or a minimum payment, and reflect the largest percentage of our selling, general and administrative expenses and are based on long-term contracts with our cruise line customers. All of our cruise line contracts call for percentage rents on an annual basis during the contract term.

     Our warehousing costs include the cost of operating our 120,000 sq. ft. bonded, duty-free warehouse in Miami, Florida. The warehouse is used to service operations at both airports and to replenish the cruise lines duty-free shops when they dock in Miami and Fort Lauderdale. Our warehouse is also used as a staging area to replenish vessels in over 40 ports worldwide. General administration costs include the salaries, benefits and general overhead costs associated with employing approximately 1,200 employees and operating facilities in Miami and Miami Beach, warehouse operations at both airports and offices in Southampton, England.

     On September 17, 1998, we acquired our Predecessor, Greyhound Leisure Services. Concurrent with the acquisition, we acquired the Onboard Group and on December 15, 1998, we purchased the business of Nuance Global Ships. At the time of the Nuance acquisition, Nuance operated 90 duty-free retail stores on 28 ships with 9 cruise lines, including Celebrity Cruises, Cunard Line, Holland America Line and Seabourn Cruise Line. Prior to our acquisition, the Nuance business was unprofitable. In the six months following the acquisition, we have focused on improving the merchandising mix, retraining the sales force, increasing per passenger day revenues reducing redundant overhead costs to increase profitability to levels consistent with our existing fleet of cruise-based duty-free retail stores.

     Our results of operations for the six months ended June 30, 1999 are compared to the results of our Predecessor for the six months ended June 30, 1998. Our 1998 results of operations, presented on a pro forma basis to give effect to our 1998 acquisitions, are compared to the results of operations of our Predecessor for the year ended December 31, 1997. The results of operations for our Predecessor, however, do not include the results of operations for that period of the On Board Group business (port lecturing, publications and art auctions) or the Nuance business, each of which was acquired in our 1998 acquisitions. As a result, we believe our period to period comparisons may not be indicative of the historical and future operations of our business.

RESULTS OF OPERATIONS

     The following table sets forth our results of operations based on the percentage relationship of certain items to revenues during the period shown.

                                             PREDECESSOR               STARBOARD CRUISE SERVICES
                                    ------------------------------   ------------------------------
                                      YEAR ENDED                     PRO FORMA YEAR
                                     DECEMBER 31,     SIX MONTHS         ENDED         SIX MONTHS
                                    --------------       ENDED        DECEMBER 31,        ENDED
                                    1996     1997    JUNE 30, 1998        1998        JUNE 30, 1999
                                    -----    -----   -------------   --------------   -------------
Net sales.........................  100.0%   100.0%      100.0%          100.0%           100.0%
Cost of sales.....................   40.5     40.8        40.0            43.0             41.1
     Gross profit.................   59.5     59.2        60.0            57.0             58.9
Selling, general and
  administrative expenses.........   53.8     53.6        54.2            51.9             54.9
Amortization of intangibles.......     --       --          --             1.9              2.0
                                    -----    -----       -----           -----            -----
Income from operations............    5.7%     5.6%        5.8%            3.3%             2.0%

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 OF STARBOARD CRUISE SERVICES TO SIX MONTHS ENDED JUNE 30, 1998 OF OUR PREDECESSOR.

     Net Sales. Our net sales were $138.3 million for the six months ended June 30, 1999, an increase of $43.9 million or 46.5%, from $94.4 million for our Predecessor during the same period of the prior year. Net sales increased by $41.2 million or 43.6% due to sales related to the operations of the Onboard Group and Nuance. Excluding the Onboard Group and Nuance, net sales increased by $2.7 million or 2.9% primarily due to an increase in sales in our cruise-based retail stores which were partially offset by a decrease in net sales of the land-based services.

     Cruise-based duty-free retail net sales were $96.2 million for six months ended June 30, 1999, an increase of $35.8 million or 59.3%, from $60.4 million for our Predecessor during the same period of the prior year. Approximately $31.0 million of the increase was attributable to a 70% increase in duty-free retail passenger days from approximately 8.4 million in June 30, 1998 to approximately 14.3 million in June 30, 1999. The increase in passenger days was attributable to the number of new ships added increasing from 40 to 82 during the same period as a result of the Nuance acquisition and additions to the existing fleet. Our net sales for the six months ended June 30, 1999 included other cruise-based services with net sales of $10.2 million. Our Predecessor did not perform these cruise-based services reflected through the Onboard Group during the same period of the prior year.

     Land-based services net sales were $31.1 million for the six months ended June 30, 1999, a decrease of $2.0 million or 6.0%, from $33.1 million for the same period of the prior year. This decrease was primarily attributable to the decreased passenger traffic at Miami Airport due to poor economic conditions in Latin America and to a lesser extent our discontinuation of certain product categories in the Florida Export Warehouse business.

     Gross Profit. Gross profit was $81.4 million for the six months ended June 30, 1999, an increase of $24.8 million from $56.6 million for the same period of the prior year. The acquisitions of Nuance and the Onboard Group were the primary contributors to the increase in results of operations. Our cost of sales for the six-month period ending June 30, 1999 as a percentage of net sales was relatively flat versus the same period of 1998, reflecting our ability to decrease the previously higher cost of sales attributable to the Nuance business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $75.9 million for the six months ended June 30, 1999; an increase of $24.8 million from $51.1 million during the same period for our Predecessor for the six months ended June 30, 1998. Approximately $19.7 million of the increase was attributable to the expenses related to the acquisitions of the Onboard Group and Nuance. Excluding the effect of these acquisitions, selling, general and administrative expense increased by $5.1 million primarily due to increases in rent expense with cruise line customers. As a percentage of net sales, selling, general and administrative expenses increased to 54.9% for the six months ended June 30, 1999 from 54.2% for the same period of the prior year.

     Income from Operations. Income from operations was $2.8 million for the six-month period ended June 30, 1999, a decrease of $2.7 million from $5.5 million for our Predecessor for the six months ended June 30, 1998. The majority of the decrease was attributable to the increase of amortization of intangibles resulting from amortization of goodwill and contracts. As a percentage of net sales, income from operations decreased to 2.0% for the six-month period ending June 30, 1999 compared to 5.8% for the same period of 1998.

     Minority Interest. Costs reported as minority interest are attributable solely to our duty-free retail operations at the Miami International and Fort Lauderdale airports. Due to FAA regulations, we work with four DBE (Disadvantaged Business Entities) partners at the Miami airport and with one DBE at the Fort Lauderdale airport who earn a percentage of income before provision for income taxes and after-tax earnings, respectively. For the six months ended June 30, 1999, minority interest expense were approximately $0.1 million, a decrease of $0.4 million compared to the six-month period ended June 30, 1998.

     Interest Expense. Interest expense was $6.0 million for the six months ended June 30, 1999 reflecting an increase of $5.6 million from $0.4 million for the same period of the prior year, primarily due to our increased indebtedness resulting from the debt incurred to acquire our Predecessor, the Onboard Group and Nuance.

     Provision for Income Taxes. Income taxes for the six months ended June 30, 1999, were provided at an effective tax rate of (0.6)% a decrease from a 27.5% effective tax rate during the same period of the prior year. Our effective tax rate decreased significantly primarily due to a net loss during this period.

     Net Income (Loss). Net losses for the six months ended June 30, 1999 were $3.3 million, a decrease of $6.6 million from net income of $3.3 million from the same period of the prior year. The decrease in net income was primarily the result of the increased interest expense and amortization of intangibles associated with the acquisitions of the Onboard Group and Nuance.

COMPARISON OF STARBOARD CRUISE SERVICES PRO FORMA FOR ACQUISITIONS FOR THE YEAR ENDED DECEMBER 31, 1998 TO OUR PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 1997.

     Net Sales. Our net sales, calculated on a pro forma basis to include our 1998 acquisitions, were $281.2 million for the year ended December 31, 1998, reflecting an increase of $92.7 million or 49.2%, from actual net sales of our Predecessor of $188.5 million for the year ended December 31, 1997. Net sales, calculated on a pro forma basis to include our 1998 acquisitions, increased by $74.5 million or 39.5% primarily due to the operations of the Onboard Group and Nuance combined with the growth in the Predecessor business.

     Cruise-based retail store net sales calculated on a pro forma basis were $191.5 million for the year ended December 31, 1998, an increase of $72.5 million or 60.9%, from $119.0 million for our Predecessor for the year ended December 31, 1997. Approximately $61.3 million, or 84.6%, of the increase in cruise-based retail pro forma 1998 net sales from the 1997 Predecessor was attributable to the operations of Nuance. Excluding this acquisition, cruise ship retail store pro forma 1998 net sales increased by $11.2 million or 15.4% compared to our Predecessor for 1997 which was primarily attributable to an increase in the number of ships served which increased to 48 during 1998 from 42 for 1997 excluding acquisitions.

     Land-based services pro forma net sales were $67.6 million for the year ended December 31, 1998, an increase of $2.1 million or 3.2%, from $65.5 million for our Predecessor in 1997. Approximately $0.7 million of the increase was attributable to the operations of the Onboard Group's land-based publishing business. Excluding the Onboard Group, net sales related to land-based services net sales increased $1.6 million primarily due to increased passenger traffic in Miami Airport duty-free shops.

     Gross Profit. Our gross profit calculated on a pro forma basis to reflect our 1998 acquisitions was $160.2 million for the year ended December 31, 1998, an increase from $111.7 million for our Predecessor in 1997. The increase in gross profit was attributable primarily to the results of the operations of Nuance and the Onboard Group. As a percentage of net sales, our pro forma cost of sales for the period ending December 31, 1998 increased to 43.0% from 40.8% for the period ending December 31, 1997, reflecting the higher cost of sales attributable to Nuance operations and the inclusion of the Onboard Group's rent expense in cost of sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $146.1 million on a pro forma basis to reflect our 1998 acquisitions for the year ended December 31, 1998, an increase from $101.1 million for our Predecessor for the year ended December 31, 1997. Approximately $40.9 million of the increase was attributable to the selling, general and administrative expenses related to the operations of the Onboard Group and Nuance. Excluding the Onboard Group and Nuance, pro forma selling, general and administrative expense increased by $4.1 million primarily due to higher sales volume. As a percentage of net sales, pro forma selling, general and administrative expenses decreased to 51.9% for 1998 from 53.6% for 1997. The decrease was primarily driven by the increase in net sales attributed to the operations of Nuance and comparatively lower levels of incremental overhead.

     Income from Operations. Income from operations on a pro forma basis to reflect our 1998 acquisitions was $8.9 million for the year ended December 31, 1998, a decrease of $1.7 million from $10.6 million for our Predecessor in 1997. This decrease is attributable to net operating losses associated with our 1998 acquisitions and the related amortization of intangibles partially offset by a reduction in selling, general and administrative expenses as a percentage of our net sales and improvement in our gross profit percentage in the operations of our predecessor for that period.

     Minority Interest. Minority interest on a pro forma basis to reflect our 1998 acquisitions of $0.8 million for the year ended December 31, 1998 decreased $0.1 million from $0.9 for our Predecessor in 1997. The lower expense was primarily due to the elimination of an interest in a joint venture.

     Interest Expense. Interest expense on a pro forma basis to reflect our 1998 acquisitions of $12.2 million for the year ended December 31, 1998 increased $12.0 million from $0.2 million for our Predecessor in 1997. The higher interest expense was primarily due to a higher average debt balance resulting from the debt incurred to acquire the Onboard Group and Nuance.

     Provision for Income Taxes. The provision for income taxes calculated on a pro forma basis to reflect our 1998 acquisitions for the year ended December 31, 1998, was at an effective tax rate of 22.4% an increase from a 31.2% effective tax rate during the same period of the prior year for our Predecessor.

     Net Income (Loss). Net loss on a pro forma basis to reflect our 1998 acquisitions was $2.3 million for the year ended December 31, 1998, a decrease of $8.8 million from net income of $6.5 million for 1997 for our Predecessor. The decrease in net income was the result of the factors stated above.

COMPARISON OF OUR PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 1997 TO OUR PREDECESSOR FOR THE YEAR ENDED DECEMBER 31, 1996

     Net Sales. Net sales of our Predecessor were $188.5 million for 1997, an increase of $8.7 million or 4.8% from $179.8 million for 1996. Cruise-based duty-free retail store sales increased to $119.0 million in 1997, or 5.0%, from $113.3 million in 1996, primarily due to an increase in the number of ships served. During 1997 our passenger days of 17.0 million increased 0.2 million from 16.8 million on the same number of ships due to higher capacity utilization rates and shorter cruise itineraries by the cruise lines. Cruise-based store revenue per passenger day increased by 3.6% from $6.74 to $6.98 during 1997 from 1996 primarily due to improved merchandizing mix and sales techniques. Land-based airport duty-free net sales increased by $3.2 million in 1997 from 1996 primarily due to an increase in the number of international travelers using the Miami International Airport.

     Gross Profit. Gross profit was $111.7 million for 1997, an increase of $4.8 million from $106.9 million for 1996. As a percentage of net sales, gross profit decreased to 59.2% for 1997 from 59.5% for 1996. The decrease was primarily attributable to a slightly higher cost of sales in the duty-free shops.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $101.1 million for 1997, an increase from $96.7 million for 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 53.6% for 1997 from 53.8% for 1996. Controlling overhead costs as the company grew was the primary reason for the decrease.

     Income from Operations. Income from operations was $10.6 million for 1997, an increase from $10.2 million for 1996. Income from operations as a percentage of net sales decreased to 5.6% in 1997 from 5.7% in 1996. The decrease was primarily attributable to the factors described in gross profit above.

     Minority Interest. Minority interest expense of $0.9 million for 1997 decreased $0.7 million compared to 1996 due to higher depreciation levels at the Miami International Airport which decreased minority interest.

     Interest Expense. Interest expense of $0.8 million for 1997 was $0.1 million higher than interest expense of $0.6 million for 1996. The higher interest expense was primarily due to a higher average debt balance in 1997 resulting from expenses associated with remodeling the Miami Airport.

     Provision for Income Taxes. The provision for income taxes for 1997 was at an effective tax rate of 28.3%, a decrease from 34.9% due to the implementation of certain state tax planning strategies.

     Net Income (Loss). Net income was $6.5 million for 1997, an increase of $1.09 million from $5.5 million for 1996. The increase in net income was the result of the factors stated above.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1999, we had cash and cash equivalents of $0.4 million, compared to $4.1 million, $0.3 million, and $0.5 million as of December 31, 1998 (pro forma for acquisitions), 1997 (Predecessor) and 1996 (Predecessor), respectively. Since September 17, 1998, we have funded our operations and the acquisitions of our Predecessor, the Onboard Group and Nuance through cash flows from operations and the proceeds of borrowings under our senior credit facility and the issuance of senior subordinated notes and a junior subordinated note, as well as equity funded by our current shareholders and management. Our senior credit facility consists of a term loan and revolver. As of June 30, 1999, the outstanding principal balance on our term loan was $67.5 million and the outstanding balance under our revolver was $7.9 million. Also as of June 30, 1999, we had $28.3 million of senior subordinated notes outstanding and $10.9 million of the junior subordinated note outstanding. We expect to repay the entire balance of our junior subordinated note and senior subordinated notes with the proceeds of this offering. We also expect to repay $42.3 million of our term loan. In addition, we may repay a portion of our revolving credit facility, under which we have the ability to reborrow any amounts we repay on our revolving loans. For a description of the terms of our credit facility, see "Description of Certain Indebtedness".

     For the years ended December 31, 1998, 1997 (Predecessor), 1996 (Predecessor), and for Starboard Cruise Services for the six months ended June 30, 1999, net cash provided by (used for operations) was $10.3 million, $4.2 million, $7.7 million and $0.7 million, respectively, provided primarily through cash from operations. As a holding company, our cash needs are satisfied, subject to restrictive covenants under our debt instruments, by distributions from our subsidiaries' cash flow from operations.

     We are continually evaluating the appearance of both our cruise-based and land-based duty-free retail shops and upgrading them as appropriate. We currently anticipate capital expenditures for the foreseeable future of approximately $2.0 million annually as new ships are brought on line.

     We believe that the net proceeds from this offering, together with our current cash, anticipated cash flow from operations and available borrowing, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months following the offering. There can be no assurance that we can generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity financings will be available in an amount sufficient to service our indebtedness and fund operations. In addition, any future unanticipated needs (such as acquisitions or additional capital expenditures) may require additional equity or debt financing.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement Number 133, Accounting for Derivative Instruments and Hedging Activities. We expect to adopt the new statement effective January 1, 2001. The statement will require us to recognize all derivatives on our balance sheet at fair value. We do not anticipate that the adoption of the statement will have a significant effect on our results of operations or financial position.

SEASONALITY

     Seasonal factors affect our business. Excluding the effects of the addition of new ships, which can occur during different points of the year, we generate the majority of our business during the winter months when there are more Caribbean cruises. Net sales have historically been lower during the third quarter when there are fewer cruises in the Caribbean. The effects of seasonality on our business are partially offset by our provision of services to Alaskan and European cruises during the summer months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     On January 28, 1997, the SEC adopted new rules (Securities Act Release No.
7386) that require disclosure about the policies used to account for derivatives and certain quantitative and qualitative information about market risk exposures. Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. We have not traded or otherwise transacted in derivatives nor do we expect to in the future. We have established policies, procedures and internal processes governing our management of market risks in the normal course of our business operations.

  Interest Rate Risk

     The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The interest rate changes affect the fair market value but do not impact earnings or cash flows. The estimated fair value of our long-term debt at June 30, 1999 was $110.6 million. The effect of an immediate 10% change in interest rates would not have a material impact on our future operating results or cash flows. Fair values were determined from quoted market prices.

  Foreign Currency Exchange Risk

     A substantial portion of our sales are denominated in U.S. dollars and as a result, we have relatively little exposure to foreign currency exchange risk with respect to sales made. We do not use forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. The effect of an immediate 10% change in exchange rates would not have a material impact on our future operating results or cash flows.

YEAR 2000

     The Year 2000 issue arose because many existing computer programs use only the last two digits to refer to a year. As a result, computer programs may not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many businesses are at risk for possible computer application miscalculations or systems failures causing disruptions in business operations. These risks are commonly referred to as the "Y2K risks".

     We utilize software and related technologies that may be affected by the date change in the year 2000. We initiated a significant upgrade of our information systems in 1997 in order to improve our operating efficiencies and address Y2K risks at the same time. Through this effort, implemented over a multi-year period, we believe that by the end of 1999, we will have modified or replaced any portion of our software necessary to cause our computer systems to function properly with respect to the dates in the year 2000 and thereafter.

     We have initiated a formal project for communicating with and are in the process of surveying our cruise line customers and major third party suppliers of services and products in order to assess their Y2K risks that may have a material adverse effect on our results of operations.

     We depend on the point-of-sale systems of ten cruise lines to maintain inventory and to provide sales data which we use to make merchandising decisions. We have been advised by six of our cruise line customers that they are in the process of upgrading their respective point-of-sale systems on which we depend and that they expect to have their respective point-of-sale systems Year 2000 compliant by the end of 1999.

     We believe that our biggest risks related to the Year 2000 issue are potential system failures of cruise line customers, major third party suppliers and other third parties over whom we exert no control. The most reasonably likely source of Y2K risk with respect to our cruise line customers would be the disruption of transportation channels that deliver passengers to cruise ships. The disruption of transportation channels could also impede our ability to deliver our products to intended points of sale or the ability of our staff to report to the ships to which they are assigned. Our business also faces possible disruption in the event that point-of-sale systems on those cruise ships where we rely on the cruise ship operator's system do not function properly. These problems could impede our ability to maintain proper inventory or effectively use sales data to make merchandising decisions.

     We do not believe that there are contingency plans that we can effect that can mitigate the risk of cruise line passengers being unable to reach cruise ships as a result of any transportation disruption. We are in the process of developing a contingency plan that would allow us to have available product inventories sufficient for distribution to our intended points of sale in the event a transportation disruption impairs our ability to obtain delivery of our products. In addition, we intend to develop a schedule of deployment of our shipboard staff to minimize the effect of any transportation disruption that could occur around January 1, 2000. These contingency plans are subject to uncertainties. We cannot guarantee that any estimate of the level, impact or duration of Year 2000 non-compliance by our customers or suppliers will be accurate, or that our contingency plans will be sufficient to mitigate these risks.

     In the event that any of our cruise line customers or major third party suppliers do not successfully achieve Year 2000 compliance for their own operations in a timely manner, our business or operations could be adversely affected. The magnitude of any adverse effect cannot be quantified at this time because of variables such as the type and importance of cruise line customers or major third party suppliers, the unknown level and duration of noncompliance by these customers and suppliers (and their customers and suppliers), the possible effect on our operations, and our ability to respond to any non-compliance.

     Our costs for making us Year 2000 compliant have been included in our historical financial statements and are expensed as incurred. We have not budgeted for any additional costs to address Y2K risks and currently anticipate that any such costs will not be material and will be expensed as incurred. However, in view of the uncertainties relating to the Year 2000 compliant status of our customers and suppliers, we cannot guarantee that our cost of dealing with the Y2K risks will be consistent with the foregoing estimate or that the Y2K risks will not materially adversely affect our future operations.

     The information presented above sets forth the steps that we have taken to address the Y2K risks. The above discussion of our efforts and expectations relating to Year 2000 compliance is forward-looking. You are cautioned that forward-looking statements contained in this discussion should be read in conjunction with our disclosure under the heading "Forward-Looking Statements -- Market Data".

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

                                    BUSINESS

GENERAL

     We are the world's leading provider of duty-free retail shops on cruise ships and the leading provider of customized media and art auctions to the cruise industry. We deliver our services to 100 ships representing 26 cruise lines worldwide, including industry leaders such as Carnival Cruise Line, Celebrity Cruises, Costa Cruises, Crystal Cruises, Cunard Line, Disney Cruise Line, Holland America Line, Norwegian Cruise Lines, P&O Cruises, Renaissance Cruise Lines and Royal Caribbean International. In general, we provide our cruise-based services on an exclusive basis on the ships we service pursuant to multi-year cruise line contracts. In addition to cruise-based services, we also operate land-based services that complement our cruise line related business. Our land-based services are operating duty-free retail shops at airport locations in Miami and Fort Lauderdale, Florida, selling wholesale duty-free goods to cruise lines and caterers serving cruise lines, and providing customized media programs to land-based hotels and resorts. For the year ended December 31, 1998, we generated pro forma net sales and EBITDA of $281.2 million and $18.1 million, respectively. Our cruise-based services generated $213.6 million of net sales and our land-based services generated $67.6 million in net sales.

     Our duty-free retail stores on cruise ships are the core of our cruise-based services. Generally, our cruise line retail stores are prominently located onboard cruise ships and are the only places on board the ship where cruise line passengers can purchase items such as cruise ship logo apparel and items, fashion apparel, perfume, fine gifts, accessories and jewelry, and in bulk alcohol and tobacco on cruise ships. In addition to our cruise ship retail store business, we offer our customized media programs to the cruise lines. In port lecturing, we hold lectures on the shopping, recreational and cultural highlights in various ports of call. In customized publications, we produce cruise line passenger magazines which are customized for port destinations. These "port publications" contain articles describing cruise destinations and advertising from local and international businesses such as Gucci and Rolex. In our art auction services, we conduct art auctions for cruise line passengers during cruises. We believe that as the cruise lines launch new, larger ships we will have the opportunity to increase our net sales from service offerings. The following table sets forth the number of ships we currently service with our retail and other cruise-based services as well as the number (based on industry announcements) of future ships to which we have the right to provide service under our contracts.

                   SHIPS SERVED BY STARBOARD CRUISE SERVICES

                                                                  STARBOARD       STARBOARD CRUISE
                                           STARBOARD CRUISE        CRUISE         SERVICES: OTHER
                                           SERVICES: TOTAL    SERVICES: CRUISE-     CRUISE-BASED
                                            SHIPS SERVICED     BASED RETAIL(1)      SERVICES(2)      INDUSTRY(3)
                                           ----------------   -----------------   ----------------   -----------
Number of ships in service as of June 30,
  1999...................................         100                 82                 46              144
Total ships in service by December 31,
  1999 (industry estimates)..............         118                 99                 49              155
Total ships in service by December 31,
  2003 (industry estimates)..............         127                118                 59              190
                                                 ----                ---                 --              ---

---------------
(1) Includes existing ships as of the relevant date which Starboard Cruise Services provides, or has the right under contract to provide service upon ship introduction, with duty-free retail services under its contracts. Includes 11 existing Royal Caribbean International Ships under contract for service commencing November 1999.

(2) Includes existing ships as of the relevant date which Starboard Cruise Services provides, or has the right under contract to provide service upon ship introduction, with other cruise-based services (port publications, port lecturing and art auctions) under its contracts.

(3) Includes the number of ships to be added into service over these time periods in the global cruise line industry, as reported by CLIA and Cruise Industry News.

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

     Our services are designed to further both our company and the cruise lines' mutual goals of increasing sources of revenue while enhancing the cruise passenger's overall vacation experience. Our services are also designed to be complementary. From on-board, duty-free shopping to in-port shopping stimulated by our lectures and magazines to buying art at sea, we present shopping as entertainment during the entire cruise experience. We believe our approach of working together with our cruise line customers to enhance our service offerings and increase passenger purchases, and therefore revenues to cruise lines, has enabled us to develop strong and mutually beneficial relationships with the cruise lines.

INDUSTRY OVERVIEW

- Growth of the Cruise Industry. The passenger cruise industry has grown substantially. According to Cruise Lines International Association (CLIA), approximately 5.4 million North American passengers took cruises in 1998, an increase of 4.0 million from 1.4 million in 1980, representing a compound annual growth rate of approximately 8.0%. The number of cruise ships increased 20% from 120 ships in 1993 to 144 ships as of January 1, 1999, with the number of berths growing 32% from approximately 104,000 to 137,000 over the same period. According to CLIA and Cruise Industry News, the number of ships are expected to grow 32% from 144 as of January 1, 1999 to 190 in 2003 with the number of berths growing 48% from approximately 137,000 to 203,000 over the same period, representing larger berth capacity of the ships entering the market. Because of the strong relationship of overall cruise demand to demand for our services, we expect to grow along with the overall growth of the cruise industry.

- Expansion of Service Offerings and Outsourcing. In an effort to expand entertainment options for passengers and increase revenues generated by passengers, cruise line operators have introduced new on-board and on-shore services, activities and themes. While introducing new product and service offerings, many cruise line operators have increasingly focused on their core business and outsourced a range of services. Cruise lines now contract with outside providers which offer industry expertise for a range of services, including on-board duty-free retail shopping, art auctions, port lecturing, in-cabin media and video, health clubs, spa services, photography, telecommunications services, and shore-side, fully arranged excursions and tourist activities. We believe our leadership in providing a variety of outsourced services effectively positions us to become a provider of additional services in the future.

- New Ships With Larger Entertainment Spaces. Recently built cruise ships and new cruise ships under construction are generally larger than existing ships and have also been designed with the intent of increasing service revenues through expanded and strategically located retail and service offering areas. For example, the latest cruise ships designed by Carnival Cruise Lines, Celebrity Cruises and Royal Caribbean International have as much as 5,000 to 8,000 square feet of dedicated retail space, representing as much as three to four square feet of retail space per passenger, more than double the current average of one to two square feet of retail space per passenger on existing, smaller vessels. These larger retail formats have generated in excess of approximately $9.00 in revenues per passenger per day compared to the approximate $5.00 average on earlier generation ships. In addition to increased retail space, Carnival Cruise Line, Celebrity Cruises, Crystal Cruises and Royal Caribbean International are testing new retail formats, including dedicated art galleries on their ships.

- Change in Passenger Profiles and Vacation Patterns. Cruise line passengers are increasingly affluent and employed, as baby-boomers make up a larger portion of the cruise lines' customer base and retirees a smaller percentage. The increasing percentage of baby boomers has benefitted the cruise line industry because they generally spend a larger percentage of their income on leisure travel than older demographic groups. In addition, a larger percentage of the population is experiencing cruise vacations. According to CLIA, while only 3.6% of U.S. residents had cruised by 1986, 11.3% of them had taken a cruise vacation by 1998.

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

COMPETITIVE STRENGTHS

We believe that the following competitive strengths contribute to our position as the leading provider of our core services and serve as a foundation for our business and growth strategy.

- Market Leadership and Scale Advantage. We are the leading provider of on-board duty-free retailing, port lecturing, customized media, and art auctions to the cruise industry. We currently deliver our services to 100 ships, representing 26 cruise lines. We believe that our market leading position and experience in providing these services have enabled us to develop an infrastructure which gives us a scale advantage over smaller providers or cruise lines who do not outsource the services we provide.

-- Duty-free Retail. In our duty-free retail operations, we believe that we have achieved a competitive advantage in purchasing, where we purchase items for both our cruise line and airport retail stores in large quantities at competitive prices; in logistics, where we deliver over 50,000 items (SKU's) to more than 40 ports of call, often with an eight hour window to restock vessels and in compliance with a range of customs and import regulations; and in merchandising, where our experience with cruise line passengers permits us to tailor our retail and other service offerings for specific cruise lines, passenger profiles, destinations, voyage lengths and seasons.

-- Port Lecturing. In port lecturing, we have developed relationships with retailers at over 300 shops in over 70 ports of call, and we have established an infrastructure to manage the monitoring and collection of revenues, guarantee issues and returns.

-- Port Publications. In publishing, we have a proprietary body of content which allows us to produce cruise line-specific and port-specific magazines for over 70 ports of call.

-- Art Auctions. In art auctions, we are able to source a supply of a variety of artwork from numerous artists and are able to sell and arrange delivery for an average of over 3,500 pieces of artwork each week.

  Corporate wide, we have demonstrated our ability to recruit, hire, train and maintain employees and independent contractors in approximately 700 on-ship positions worldwide.

       We believe our experience, expertise and scale advantage enables us to provide our services with an efficiency and quality which makes outsourcing to us more attractive for cruise lines than providing the services themselves or outsourcing to one of our competitors.

- Strong Relationships with Cruise Lines. We have been providing services to cruise lines since 1963 and have long-term relationships with the major cruise operators. Currently, we provide at least one of our core services to almost every major cruise line and our customers account for over 75% of cruise ship berths. Our relationships with the largest two cruise corporations, Carnival Corporation and Royal Caribbean Cruises Ltd. date back to 1993 and 1984 respectively. Our offices and our customs-bonded warehouse, located in Miami, Florida, also enable us to maintain close contact with many major cruise lines headquartered in Miami. We work closely with the cruise lines in designing new retail areas of ships, in making and tracking merchandising decisions, in creating logo apparel and souvenirs and in developing new service concepts. In only three instances have we ever lost an existing account. In each of these cases, we reacquired the account and currently serve these customers.

- Established Reputation. We have been on the forefront of providing cruise lines with innovative on-board duty-free retailing since 1963 and customized media services since 1990. Working with the cruise lines we service, we helped transform on-board shopping into an entertainment venue for passengers and improved the merchandising and sales of on-board duty-free goods by creating special sales events, daily special themes and, when available, cross promotion of our offerings through our customized media services. We also worked with the cruise lines to formalize the port lecturing industry, solidifying relationships with on-shore retailers to provide competitively priced shopping, as well as service and product guarantees for cruise passengers. In addition, we helped develop art auctions to create a further entertainment option during time at sea. We believe our role in developing these markets has helped establish our position as a market leader and enhanced our reputation in the industry.

- Experienced Management Team. We are led by a management team with significant experience in the cruise industry and each of our core service offerings. Our senior management executives from Greyhound Leisure Services include executives with a mix of cruise industry retail expertise, with key managers having significant experience at the company, and recently added executives bringing significant retail and other expertise. Our two senior executives from the Onboard Group include its founder and a key executive who has been with Onboard Media since 1990, the year the business was established. Both have over ten years of experience in the cruise-based services industry.

- Merchandising Expertise. Operating on-board duty-free retail stores differs from operating traditional retail stores primarily in the merchandising approach and in the space, delivery, international customs and restocking constraints we face. To meet the broad on-board shopping demands of cruise passengers, we present a wide variety of products including attractive private labels and strong designer brands such as Gucci, Cartier, Gear, Lladro, Tag Heuer and Fossil in an environment targeted to meet the varying tastes of the wide variety of customers across different segments of the industry, from the smallest luxury ships to the largest cruise ships. At the same time, we face constraints in storage and display space and the need to tailor shop inventories to different cruise line atmospheres, varying demographic cruise market segments and changing seasons and itineraries. Through years of providing on-board duty-free retail services, we have developed expertise at retailing on cruise ships. Our buyers and district managers have been with us for an average of over ten years and have helped us establish an institutional knowledge base to manage the challenges of on-board retailing. We believe our experience in addressing these challenges and our familiarity with buying patterns on various cruise lines, ship layouts, and travel routes provides us with a competitive advantage. We also believe our decade of experience in presenting port shopping and recreational opportunities to passengers as well as our experience providing entertaining art auctions provides us a further advantage in merchandising our services to passengers.

GROWTH STRATEGY

- Maintain and Expand With Our Cruise Line Customers As They Grow. We intend to maintain our relationship with our customers by continuing to provide high quality service and innovation leadership. We are well positioned to continue to grow as our cruise line customers grow. According to the Cruise Industry News, cruise line operators will add 46 ships over the next four years. We currently have contracts to provide our services to approximately 27 of these ships. In addition to increases in the number of ships, we expect that newer ships will be generally larger, carry more passengers and have substantially more retail, entertainment and service space. The additional space and increased emphasis on on-board retail and other services will provide us with the opportunity to increase our revenue per passenger per day due to increased selection, the establishment of more boutique stores, larger designated art galleries and other innovations in our merchandising.

- Expand Services to Existing Cruise Line Customers. Consistent with our strategy in forming our company, we plan to expand the breadth of use of our services among our current customers. We have strong customer relationships with most cruise lines and currently serve cruise lines which account for over 75% of industry berth capacity. We believe this strong position provides an opportunity to translate our high quality service in one service offering into use of our other core service areas. Currently, almost all of the major cruise lines use at least one of our cruise-related services, while only four cruise lines use all of our services, providing future opportunities to cross sell additional services to our cruise line customers. By continuing to build on our relationships and highlighting our leadership, dependability and creativity in each of our core services, we expect to increase the number of services used by our customers.

- Continue to Improve Merchandising. We believe that through improvements in our product mix and presentation we can continue to increase per passenger per day spending in our cruise-based duty-free stores. By ensuring we have attractive, targeted items in our stores, we intend to generate further improvements in our per passenger per day revenues in duty-free retailing. In promotions, we intend to continue to be sure we have better and more effectively presented port shops, restaurants and cultural highlights in our lectures and publications. In art auctions, we will continue to seek to be innovative in our selection and presentation of art, such as our recent introduction of virtual galleries and test marketing of sports memorabilia. To accomplish this, we expect to continue to work with cruise lines to understand emerging passenger profiles and to design stores, lectures and auctions and tailor merchandising on each ship to correspond with the vessel's overall image and marketing strategy. We also plan to introduce theme and specialty stores to address the evolving passenger base. Moreover, through our experience and close relationships with cruise lines, we believe we can quickly develop and implement appropriate new merchandising concepts. For example, we recently began conducting special bazaars of local products on some cruise itineraries, an idea we implemented within six months of its development.

- Improve and Expand Service Offerings. We have the opportunity to improve our performance by finding better ways to deliver our services and expanding the range of services we offer. For example, recently we began expanding our port lecturing programs to provide service in Europe and Alaska. Coordinating with our cruise line customers, we intend to identify other additional services to help cruise lines enhance the cruise experience for passengers and increase on-board revenues. In addition, we expect to expand our cruise-based services to select land-based opportunities. For example, we have extended our cruise line publishing business to provide magazines to theme hotels and resorts such as Sandals and select Las Vegas hotels including Caesars Palace, MGM Grand, New York, New York and Venetian. We plan to continue to evaluate and pursue appropriate cruise line and land-based business opportunities, including our recent agreement to sell cruise logo items over the Internet with a major client, which are complementary to our core strengths and where we believe we can develop a competitive advantage.

OUR CUSTOMERS

     We provide services both to the cruise lines and their passengers. It is therefore important that our service offerings are attractive to both groups, providing business value to the cruise operators and an enhanced experience to their passengers. We service almost every major North American cruise line and provide services to most other major cruise lines worldwide. We currently provide our services to 100 ships, representing 26 cruise lines, to which we are, with limited exceptions, the exclusive provider of a service on board each ship to which we provide that service. Moreover, we are the only operator of duty-free retail stores on all ships controlled by Carnival Corporation (including Carnival Cruise Lines, Costa Cruises, Cunard Line, Holland America Line, Seabourn Cruise Line and Windstar Cruises). Commencing in November 1999, we have contracted to be the only provider of duty-free retailing, as well as the port lecturing, in-cabin media and art auctions we have already serviced, to ships owned by Royal Caribbean Cruises Ltd. (including Royal Caribbean International and Celebrity Cruises). We also provide our services to a wide variety of other leading cruise lines around the world. Under our contracts with many cruise lines we service, we have the opportunity to offer our services on new ships as they are introduced, in some cases with respect to specified ships or classes of ships and, in other cases, on any new ships introduced.

The cruise lines we service and the service offerings provided to each of them are detailed in the following chart. Cruise-based duty-free retailing accounted for 69.6% of our revenues for the six months ended June 30, 1999, while other cruise-related services accounted for 7.0%.

                        SERVICE OFFERINGS BY CRUISE LINE

CRUISE LINES                      DUTY-FREE RETAIL    PORT LECTURING    PUBLISHING    ART AUCTIONS
------------                      ----------------    --------------    ----------    ------------
Canaveral Cruise Lines                   X
Carnival Cruise Lines                    X                  -               -              X
Celebrity Cruises                        X                  X               X              X
Commodore Cruise Lines                   X                  -                              -
Costa Cruises(a)                         X                  X               X              X
Crystal Cruises                          -                  X               X              X
Cunard Line                              X                  -                              X
Delphin/Blacksea Shipping                X
Discovery Cruise Line                    X
Disney Cruise Line                       -                  X               X
Festival Cruises                         X
Holland America Line(b)                  X                  -               -              X
Norwegian Cruise Lines(c)                X                  -               -              -
P&O Cruises                              X
Premier Cruises                          X
Princess Cruises                         -                  -               -              -
Radisson Seven Seas                      X
Regal Cruise Lines                       X
Renaissance Cruise Lines                 X                  -
Royal Caribbean International(d)         X                  X               X              X
Royal Olympic Cruises                    -                  X
Seabourn Cruise Line                     X
Silver Sea Cruises                       X                  -
Star Cruises                             X
Sun Cruises                              -                  X               X              X
Topaz                                    X
Windstar Cruises                         X

-------------------------
NOTE:  X denotes service provided by Starboard Cruise Services

       -   denotes service provided by competitor or cruise line itself
           Where no provider is listed on the chart, the cruise line does not offer the specified services.

       (a) We provide publishing to Costa Cruises in connection with its Caribbean cruises but not with respect to its European cruises. We continue to provide services to Costa Cruises under the terms of a contract which has expired.

       (b) Fine Art Sales, Inc. also provides art auction services to Holland America Line.

       (c) Duty-Free.com provides retail services to one Norwegian Cruise Line ship.

       (d) Duty-free retail services to Royal Caribbean International will commence November 1999 pursuant to a contract executed July 1999.

CRUISE SHIP SERVICES

  On-Board Duty-Free Retailing

     We are the world's largest operator of duty-free retail stores on cruise ships. As of June 30, 1999 we operated 232 stores on 82 ships, representing 21 cruise lines. An additional 62 stores on 12 ships are under contract for service commencing in November 1999 and our contracts allow us to provide these services on an additional 26 ships announced to be in service by December 31, 2004. Cruise line passengers generally enjoy shopping during vacations and during days at sea on a cruise vacation our shops often provide the only shopping opportunity. In our cruise ship stores we sell a wide variety of quality merchandise, such as logo apparel and souvenirs, jewelry, watches, perfume, cosmetics, fashion apparel, crystal and fine gifts, leather goods, electronics, snacks, toiletries, books, liquor, cigarettes, sundries and cruise-related items. We sell both duty-free and duty-paid merchandise and carry both private label and well-known branded items, with a focus on high quality, high margin products. Cruise-based duty-free retailing accounted for approximately 70% of our net sales for the six months ended June 30, 1999.

     Superior merchandising is one key to the success of our cruise-based duty-free retail operations. We pursue a strategy of offering a broad assortment of high-quality, classic styles, while maintaining attractive pricing. We tailor our merchandising to offer each cruise line a distinctive presentation, matching its customer profile and adapting to changes in seasonal itineraries. Through fashion shows and other events, we have worked with our cruise line customers to turn cruise-based shopping into entertainment. We also have enhanced our merchandising through the use of themes and daily specials, with daily store display changes planned around the theme of the promoted daily features. We employ a team of designers to work closely with cruise ship operators to design the stores and the flow and location of display areas within stores to conform to our marketing standards. The stores are designed and fixtured to create a distinctive environment and store associates are trained to maintain high standards of visual presentation and customer service. This approach allows us to maintain a uniform appearance throughout our store base in terms of merchandise display and location on the selling floor, and to maintain our standards for maximizing usage and productivity of selling space. We believe our operating philosophy is a competitive advantage, evidenced by the improved performance of the operations we acquired from Nuance Global Ships in December 1998.

     We expect recent changes in ship design to have a positive impact on our duty-free retail merchandising strategy. Newer vessels generally have larger retail stores in high traffic locations. On these newer ships we will generally have more square footage than we average on existing ships, from which we expect to generate higher revenues per passenger than on traditional vessels. We currently expect increased space availability on new ships will enable us to create larger store formats, product and brand-specific boutiques, and more sophisticated store-within-a-store arrangements. These large retail formats have generated up to approximately $9.00 in revenues per passenger per day compared to the $5.00 average on earlier generation ships. As new ships are launched, we expect our store mix to shift increasingly to the larger format. We anticipate that this will allow us to expand our offerings and create an even more exciting shopping experience on board.

  Port Lecturing

     We are the leading provider of port lecturing services to cruise lines. We provide our port lecturing services to 25 ships representing seven lines and our contracts allow us to provide these services on an additional eight ships announced to be in service by December 2003. Many cruise line passengers have limited knowledge of shopping opportunities in ports of call and are concerned about the quality and authenticity of merchandise they purchase. Our port lecturers provide cruise passengers with recommendations for shopping in ports of call for a variety of items ranging from fine jewelry, watches and crystal to souvenir T-shirts. For cruise line passengers our service provides a greater sense of comfort with the on-shore shops we recommend because our lecturers are identified with the cruise lines and because of a 100% quality and authenticity guarantee provided as part of the port lecturing service. Under our guarantee, we provide passengers and cruise lines the service of managing returns with the retailers. We believe this comfort is important to many passengers' decision to visit and purchase items from the on-shore shops we recommend.

     We have established contractual relationships with over 300 retailers in over 70 ports of call around the world. In exchange for participation in the port lecture program, retailers enter into a contract with us to pay either a flat fee or a commission based on gross sales generated by the cruise line passengers. Additionally, our contracts generally require on-shore merchants to guarantee the quality and authenticity of products and accept our returns for a set period of time so that we do not bear the risk of losses related to passenger returns. Cruise lines find contracting for this service attractive because it permits us to offer a valuable service to cruise line passengers, assists cruise lines in capturing a portion of passenger revenues spent on shore and frees them from tracking sales volume, collecting revenues, arranging contracts, and handling and guaranteeing returns.

  Customized Publications and Videos

     We supply in-cabin cruise line publications (also known as port magazines) and in-room videos to several cruise lines. We provide our customized publication and video services to 24 ships representing six cruise lines. Our contracts allow us to provide these services on an additional eight ships announced to be in service by December 2003. Our magazines feature articles on port destinations, as well as paid advertisements from on-shore retailers and international advertisers. We deliver new, high quality magazine publications bi-annually or annually, depending on itineraries, in the fall and spring. Our magazines are customized by cruise line, as well as by port destination. We consider the highly tailored nature of our magazines to be a competitive advantage and believe it enhances their usefulness to the passenger. As with the port lectures, our magazines provide customers with valuable information on shopping and other recreational opportunities in new destinations. Our publications provide retailers and other businesses a focused target audience of immediate potential customers. We also produce videos on port destinations, as well as training and safety videos for the cruise lines. Furthermore, we provide similar publications and videos to a limited number of other resorts with a destination vacation environment, primarily Las Vegas hotels and Sandals resorts. In addition to magazines, we provide one-time, special "Inaugural" publications to commemorate the launch of a new ship. In 1998 we published 35 different editions of publications for cruise lines and hotels.

  Art Auctions and Sales

     We are the leader in providing art auctions on board cruise ships. We provide our art auction services on 41 ships representing eight cruise lines and our contracts allow us to provide these services on an additional 12 ships announced to be in service by December 2003. We contract with the cruise lines to hold auctions aboard each ship and offer passengers an opportunity to bid for quality artwork ranging in price from $100 to $10,000. For many passengers, this is often the first opportunity to participate in an art auction. We carry a broad selection of over 4,000 pieces of artwork from numerous artists. We are test-marketing items like sports memorabilia and continue to update our art selection to respond to passenger demand. We also have recently opened "virtual galleries" on the ships to give passengers a retail opportunity to view artwork on computer generated galleries and purchase pieces from a selection of over 4,000 works. The virtual gallery concept brings us the opportunity to sell passengers a wider selection of artwork than has typically been available on any one ship. We arrange the guaranteed express mailing of the artwork directly to the passenger's home after the cruise to avoid transportation difficulties for the passenger. We currently sell an average of

3,500 pieces of artwork each week and provide these auctions and sales through our supplier, a leading art curator, who sources and ships the art, and helps provide qualified auctioneers.

LAND-BASED SERVICES

     We pioneered the concept of duty-free retailing in the United States with our shops at the Miami International Airport, where we have been the sole duty-free operator since 1958 and currently operate 19 stores with over 33,000 square feet of retail space. The Miami airport is the fourth largest airport in the United States, after Hawaii, Los Angeles and San Francisco based on duty-free retail sales. In 1998, 827,500 of the 7.8 million international travelers using the Miami airport shopped at our duty-free stores. We also have operated duty-free stores in the Fort Lauderdale-Hollywood International Airport since 1990. This operation is smaller, with two stores totaling 2,500 square feet. We have recently refurbished the stores in both of these airports introducing state-of-the-art lighting, wood paneling and generous use of marble to showcase such fine designer brands as Ferragamo, Gucci, Tag Heuer and Fendi. In addition, four of the stores in Miami were recently converted from full-service to semi-self service, which resulted in an increase in sales in these stores of up to 50%. Our Miami and Fort Lauderdale airport stores serve as a base for our cruise line business and enable us to increase the overall volume of our duty-free purchases. In addition, through our "Florida Export Warehouse" business, we sell wholesale duty-free liquor and cigarettes to cruise lines and catering companies for resale on cruise lines directly.

CONTRACTS

     All of our services are provided pursuant to contracts with cruise lines, hotels, resorts or airports. Our cruise line contracts for duty-free retail services generally give us the exclusive right to sell most retail products on-board cruise ships in return for a payment based on a percentage of gross sales or a minimum dollar amount per passenger day. Many of the contracts include all of a cruise line's existing ships as well as specified new ships currently scheduled or under construction and some include all new ships introduced during the contract by a cruise line. Under our contracts, the individual terms of which we negotiate with each cruise line, we generally agree to provide duty-free retail services and take responsibility for the inventory to be sold and the management of the shops. The cruise lines generally assume responsibility for shop capital expenditures, construction and improvement to the stores. We provide design assistance to ensure that the stores meet our merchandising standards. Our on-ship duty-free retail concession agreements are generally for three to five years, with provisions for extension or renewal. Since 1963, we have only lost two existing duty-free retail contracts when the cruise lines customer decided to provide their own retail operations. Since then, we reacquired both accounts and have contracts to provide their on-ship duty-free services.

     Contracts to provide port lecturing, customized publication and art auction services to the cruise lines are of varying length, from one to five years. Our port lecturing and publications contracts permit us to provide these services on cruise ships, in return for which we solicit advertising, manage collections and returns, provide the magazines and lectures and pay the cruise lines a set percentage of revenues from on-shore retailers and international advertisers, in some cases with a minimum guarantee. In art auctions, we contract with the cruise lines to provide art sales and art auctions on cruise ships and, with our supplier, provide the art, conduct the auctions and manage the logistics of shipping art to the passenger. We pay a percentage of revenues to the cruise lines. With some of our promotion and art auction contracts, we have agreed to pay the cruise lines a minimum payment.

     Contracts with cruise lines accounting for 9% of our net sales for the six months ended June 30, 1999 expire by December 31, 2000, cruise line contracts accounting for an additional 8% of our net sales expire by December 31, 2001, and cruise line contracts accounting for 54% of our revenues expire by December 31, 2002, in each case excluding renewal options under the contracts and in each case without giving effect to our recently executed contract with Royal Caribbean International.

     We provide our airport services under concession contracts with the two airports, under which we pay a percentage of revenues as rent, subject to certain minimums. Our contract with Miami International Airport expires in November 2000 and our contract with Fort Lauderdale International Airport expires on August 30, 2002. Both are subject to renewal options. We have operated the Miami International Airport contract since 1958 and the Fort Lauderdale International Airport contract since 1990.

SUPPLIERS

     Because of the scale of our retail purchases, we believe that we are able to purchase duty-free and duty-paid merchandise at competitive or preferred rates. We purchase our goods from numerous vendors, including manufacturers and distributors. We do not have any significant long-term or exclusive purchase commitments and we believe that alternative sources of supply are available for each category of merchandise we purchase.

     A major supplier, with whom we have a long-term relationship, supplies the artwork sold in our art auctions. This supplier has long-term agreements with many popular commercial artists, which allows it to maintain a constant source of artwork. Our contract with this supplier renews automatically for successive two year periods and the supplier has agreed not to compete with us in providing art auction services on cruise lines for two years after it terminates the contract.

EMPLOYEES

     As of June 30, 1999 we had a total of approximately 1200 employees and 25 independent contractors. Of these employees, 500 worked in our Miami offices and warehouse and 700 worked on ships or in offices abroad. Shipboard employees are employed outside the United States and are typically recruited from European countries. Approximately 50 of our warehouse employees at our Greyhound Leisure Services headquarters in Miami are subject to a collective bargaining agreement that runs through June 30, 2001.

FACILITIES

     We have office space in Miami and Miami Beach, Florida and Southampton, England and a 120,000 square foot warehouse, located just six miles from Miami International Airport and 12 miles from Miami Seaport. As of June 30, 1999, we operated 232 retail shops aboard 82 cruise ships, which operate in international waters, 19 shops in the Miami International Airport and two shops in the Fort Lauderdale-Hollywood International Airport. Our Miami office space and warehouse is occupied under a lease expiring on December 31, 2002 at an aggregate annual rental expense of approximately $650,000. We have the option of extending this lease for another five years after December 31, 2002. Our Miami Beach office space is occupied under leases expiring April 30, 2006 at an aggregate rental expense of approximately $250,000 per year.

INFORMATION SYSTEMS

     We have developed a sophisticated system for collecting and tracking inventory information. Our systems are integrated to accept point-of-sale information from the various cruise line point-of-sale systems. When a cruise line does not have its own system, we use our own point-of-sale system. Many cruise lines have their own systems to facilitate "cashless" purchasing during a cruise. Our merchandising department is provided with weekly information from our employees on the cruise ships to track inventory, sales and gross margin data. We utilize this data in conjunction with information from the cruise lines about anticipated passenger profiles, voyage routes and durations to make market-driven decisions about replenishing our on-ship stores.

     We also have developed a system to track and test port sales subject to our port lecturing contracts by cruise line and port of call. In addition, with our art auction supplier, we have a system providing us with the ability to track on-board art sales and ship the art directly to the customer's home quickly.

     Our airport duty-free operations are structured to comply with U.S. customs regulations which restrict passengers from taking duty-free purchases with them from a duty-free store. Our systems arrange for the delivery of duty-free purchases to passengers in the departure area where purchases may be retrieved by passengers within 30 minutes prior to their departure.

COMPETITION

     Our primary competition in providing services on cruise ships is from cruise lines which provide the services themselves. Princess Cruises is the largest cruise line to provide the shopping on its ships. We also compete with other operators such as Harding Brothers Duty-Free Ltd. for the right to provide duty-free services on the cruise ships. Our competition in offering port lecturing and publishing includes Panoff Publishing, Inc. and International Voyager Media and cruise lines which do not outsource these services. Carnival Cruise Lines is the largest cruise line providing its own port lecturing while almost all of the major cruise lines outsource their publishing. Our competition in providing art auctions includes a variety of other providers such as David Morgan and Fine Art Sales Inc. and some in-house operations. Our main competitor in providing airport duty-free services is Duty Free Shoppers, Inc.

GOVERNMENT REGULATION

     We are subject to various national and local laws and regulations affecting the operation of our business. The operation of our warehouse, our shipment of goods and the operation of our shops is subject to the customs and import/export laws of the United States and of other jurisdictions and regulation by the Bureau of Alcohol, Tobacco and Firearms as well as by state authorities. Our airport duty-free operations must comply with federal and local laws relating to disadvantaged business ownership.

INTELLECTUAL PROPERTY

     We own a number of licenses, trademarks, service marks and trade names in the United States. Our principal trademarks include Mistral, Maritime Spa & Salon and Tara Vanessa. We have applied for trademarks with respect to the names Club Nautique, Onboard Media, Escapades, Destinations, Explore!, Land & Sea, Buongiorno, Cruising in Style, Shopping in Paradise and Marinaio. We have also filed trademark applications for Escapades in Jamaica, Antigua, Barbados, the Bahamas, and St. Lucia. The Escapades trademark has been registered in Turks & Caicos. We use the name "Greyhound" and associated marks under a royalty free, perpetual license agreement with Greyhound Lines, Inc. This agreement provides for exclusive usage within our duty-free business and non-exclusive use in other businesses. In addition, from time to time we use several other marks and trade names under licenses for the purpose of providing and selling logo items and other goods in our duty-free stores and for the purpose of creating our publications.

LEGAL PROCEEDINGS

     Starboard Cruise Services is not a party to any material legal proceedings.

OUR HISTORY

     Starboard Cruise Services is a holding company formed in September 1998 to acquire Greyhound Leisure Services, Inc., the leading provider of duty-free cruise line and airport shopping operations, which was founded in 1958, and then the Onboard Group (Onboard Media, Inc., Cruise Management International, Inc. and Boxer Media, Inc.), the leading provider of port lecturing services, on-board art auctions, customized publications and in-cabin media. We acquired the on-ship duty-free retail business of Nuance Global Ships, on December 15, 1998, expanding our business by an additional 29 ships, including several ships of Celebrity Cruises, Cunard Line, the Holland-America Line and Norwegian Cruise Lines. We will convert from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) to a public limited liability company (naamloze vennootschap or N.V.) and change our name from Miami Cruiseline Services Holdings I B.V. to Starboard Cruise Services N.V. effective immediately prior to this offering.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

NAME                                   AGE                        POSITION HELD
----                                   ---                        -------------
Joel E. Cutler.......................  41    Chairman of the Board, Chief Executive Officer and
                                             Managing Director
J. P. Miquel.........................  60    President and Chief Executive Officer of Greyhound
                                             Leisure Services and Managing Director
Philip L. Levine.....................  37    President and Chief Executive Officer of Onboard Media
                                             and Cruise Management International and Managing
                                               Director
Jerry Chafetz........................  42    Senior Vice President of Onboard Media and Cruise
                                               Management International and Managing Director
William J. Fitzgerald................  41    Acting Interim Chief Financial Officer
Bradley M. Bloom(1)..................  46    Supervisory Director
David P. Fialkow(1)..................  40    Supervisory Director
Steven S. Fischman...................  58    Supervisory Director
Randy Peeler(2)......................  34    Supervisory Director
Leonard A. Schlesinger(1)(2).........  47    Supervisory Director

-------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     JOEL E. CUTLER has served as the Chairman of the Board and Chief Executive Officer since September 1998. He has been the Co-Chairman and Co-Managing Member of F.C. Capital Partners LLC, a private equity firm, since 1998. He has also been an officer and principal of Alliance Development Group, Inc., a company which creates loyalty and enhancement programs for partners in the retail and banking industries, since 1994 and Retail Growth ATM Systems, LLC, the leading ATM provider to the shopping mall industry, since 1997. He was the Co-Chief Executive Officer of National Leisure Group from 1987 to 1996, a company he co-founded with David P. Fialkow in 1987. While he was Co-Chief Executive Officer, National Leisure Group grew to be one of the largest leisure travel companies and cruise sellers in the U.S., developing endorsement travel programs for major banks, credit card companies and retailers. National Leisure Group was sold in 1995. From 1984 to 1987, he served as an executive of The Interface Group, a national trade exhibition company (Comdex) and New England's largest tour company (GWV). He is a member of the board of directors of General Catalysts LLC. He earned a B.A. from Colby College and a J.D. from Boston College Law School.

     J. P. MIQUEL has served as a Managing Director of our company since September 1998 and has been the President and Chief Executive Officer of Greyhound Leisure Services since March 1984. Mr. Miquel joined Greyhound Corp. in 1977 and served as President and Director of Operations -- Europe from 1978 to 1983 and Vice President -- Special Markets from 1983 to 1984. In 1984, he became President and Chief Executive Officer of Greyhound Leisure Services, Inc. While at Greyhound Leisure Services, Mr. Miquel was also President and Chief Executive Officer of Premier Cruise Lines, a cruise ship business previously operated by Viad Corp. He earned a B.S. in Hotel/ Restaurant Management from the Hotel and Restaurant College in France and a certificate of post-graduate study in Business Management from the University of Brussels, Belgium. He is very active in various industry and trade organizations and served as the president of the French-American Chamber of Commerce of Miami/Fort Lauderdale in 1996.

     PHILIP L. LEVINE has served as a Managing Director of our company since September 1998 and has been President and Chief Executive Officer of Onboard Media since its founding in 1990. He has also been President and Chief Executive Officer of Cruise Management International since its founding in March 1995 and of Boxer Media since its founding in November 1996. From 1988 to 1989, he was employed by Carnival Cruise Lines, Inc. where he helped develop and expand its in-house port lecturing program. He founded Onboard Media in order to professionalize the port lecturing business and develop an industry communications infrastructure for on-shore merchants to reach cruise line passengers. He serves as a director of Colonial Bank South Florida Region. He earned a B.A. from the University of Michigan and is actively involved in the cruise line industry. He is currently a member of the Florida Caribbean Cruise Association, the Caribbean Hotel Association, the Presidents Club of University of Michigan and the Historical Steamship Society and was appointed to the Mayor's Special Economic Council in Miami Beach. He is an associate member of The International Council of Cruise Lines (ICCL) and a Member of the Founder's Club of the Mount Sinai Hospital.

     JERRY CHAFETZ has served as a Managing Director of our company since September 1998 and has been Senior Vice President of Onboard Media since 1990. He has also been Senior Vice President of Cruise Management International since its founding in March 1995 and of Boxer Media since its founding in November 1996. Prior to joining Onboard, Mr. Chafetz founded and operated Chafetz Jewelers, which was sold in 1989. He earned a B.S. from Arizona State University and is actively involved in the cruise line industry. He is currently on the board of governors of the Miami Beach Chamber of Commerce and a member of the Greater Miami Convention and Visitors Bureau and the Florida Caribbean Cruise and Caribbean Hotel Association.

     WILLIAM J. FITZGERALD has served as Acting Interim Chief Financial Officer of our company and Cruise Line Holdings Co. since August 4, 1999. He has been Senior Vice President and Chief Financial Officer of F.C. Capital Partners LLC since 1998, Alliance Development Group, Inc. since 1996, and Retail Growth ATM Systems, LLC since 1996. He currently serves as a director of several privately held companies. From 1990 to 1996, he served as Vice President and Treasurer of HMK Enterprises Group, Inc., and Watermill Ventures, a Boston, Massachusetts based private equity investment firm specializing in revitalizing underperforming companies in dynamic industries. From 1985 to 1990, he was with KPMG Peat Marwick. He earned a B.A. from The College Of The Holy Cross and a J.D. from Suffolk University Law School, is a C.P.A. and is admitted to practice law in Massachusetts.

     BRADLEY M. BLOOM has served as a Supervisory Director of our company since 1999 and served as Managing Director from September 1998 until 1999. Since its founding in 1986, he has been a Managing Director of Berkshire Partners LLC, a private equity firm that manages five investment funds with total capital of $1.6 billion. He serves as a director of several privately held companies. Before founding Berkshire Partners in 1986, he was a partner of the Thomas H. Lee Company for seven years and spent two years with the First National Bank of Boston. He earned an A.B. from Harvard College and an M.B.A. from Harvard Business School.

     DAVID P. FIALKOW has served as a Supervisory Director of our company since 1999 and served as a Managing Director from September 1998 until 1999. He has been the Co-Chairman and Co-Managing Director of F.C. Capital Partners LLC, a private equity firm, since 1998. He has also been the co-founder, Chief Executive Officer and principal of Alliance Development Group, Inc., a company which creates loyalty and enhancement programs for partners in the retail and banking industries, since 1994. He has also been an officer and principal of Retail Growth ATM Systems, LLC since 1996 and General Catalysts LLC, a private equity firm he co-founded to invest in on-line commerce, content and entertainment companies, since 1999. He was Co-Chief Executive Officer of

National Leisure Group from 1987 to 1996, a company he co-founded with Joel E. Cutler in 1987. While he was Co-Chief Executive Officer, National Leisure Group became one of the largest leisure travel companies and cruise sellers in the U.S. Mr. Fialkow earned a B.A. from Colgate University and a J.D. from Boston College Law School.

     STEVEN S. FISCHMAN has served as a Supervisory Director of our company since 1999 and served as a Managing Director from September 1998 until 1999. Since 1992, he has been the President of New England Development, the largest mall developer in New England. Since 1992, he has also been Vice Chairman of WellsPark Group which develops, owns and manages shopping centers and other commercial properties. From 1968 to 1992, he was an attorney at Goulston & Storrs in Boston with a specialization in real estate development and finance. While at Goulston & Storrs, he represented developers and owners of all types of real estate and investors in real estate, including shopping centers, hotels, office projects, housing projects and industrial properties.

     RANDY PEELER has served as a Supervisory Director of our company since 1999 and served as a Managing Director from September 1998 until 1999. He is a Vice President of Berkshire Partners LLC, a private equity investment firm, where he has been employed since 1996. From 1994 to 1996, he was responsible for new business ventures at Health Advances, a healthcare industry consulting firm. From 1993 to 1994, he served as Chief of Staff to the Assistant Secretary for Economic Policy at the U.S. Department of the Treasury. Prior to that, he was a consultant with Cannon Associates. Mr. Peeler serves as a director of Holmes Products Corporation and Weigh-Tronix, Inc. Mr. Peeler earned a B.A. from Duke University and an M.B.A. from Harvard Business School.

     LEONARD A. SCHLESINGER has served as a Supervisory Director of our company since 1999 and served as a Managing Director from September 1998 until 1999. Since October 1998, he has served as Senior Vice President for Development, Counselor to the President and Professor of Sociology and Public Policy at Brown University. From 1988 to 1998 and 1978 to 1985, he served as a member of the faculty of the Harvard Business School, lastly as the George F. Baker, Jr. Professor of Business Administration and the Chair of the Service Management Area. From 1985 to 1988, he served as Executive Vice President and Chief Operating Officer of Au Bon Pain Co., Inc., a chain of french bakery cafes. He currently serves as a director of The Limited, Inc., Borders Group, Inc., GC Companies and Pegasystems, Inc.

     Our Managing Directors and Supervisory Directors are each divided into three classes. These classes hold their seats for three-year terms, with one class of directors expiring in each successive year at the annual general
meeting. Messrs.              will be in the class of directors whose term
expires at the 2000 general meeting of our shareholders. Messrs.
will be in the class of directors whose term expires at the 2001 annual general
meeting of our shareholders. Messrs.              will be in the class of
directors whose term expires at the 2002 annual general meeting of our shareholders. At each annual general meeting of our shareholders, successors to the class of directors whose term expires at such meeting will be appointed.

     At present, all Managing Directors and Supervisory Directors are appointed and serve until the expiration of their respective three year term of office or their resignation, death or removal, with or without cause by the shareholders, or in the case of Supervisory Directors, also upon reaching the mandatory retirement age of 72. All of the Managing and Supervisory Directors listed above were elected pursuant to the Shareholders Agreement. See "Certain Relationships and Related Transactions -- Shareholders Agreement". There are no family relationships between our directors or executive officers. Our executive officers are appointed by, and serve at the discretion of, the Management Board, subject to the approval of the Combined Board. See "Description of Capital
Stock -- Election and Tenure of Managing and Supervisory Directors".

SUPERVISORY BOARD

     Under Netherlands law and our Articles of Association, the Supervisory Board (Raad van Commissarissen) supervises the Management Board (Directie) in the management of our company. Under the laws of The Netherlands, Supervisory Directors cannot at the same time be Managing Directors of the same company. The primary responsibility of the Supervisory Board is to supervise the policies pursued by the Management Board and the general course of affairs of the company and its business and to advise the Management Board. In fulfilling their duties, the members of the Supervisory Board are required to act in the best interests of the company, its business and all its stakeholders.

     Pursuant to our Articles of Association, the Supervisory Board consists of such number of members as may be determined by the general meeting of shareholders. The members of the Supervisory Board are appointed by the general meeting of shareholders from binding nominations made by the Combined Board. Under Netherlands law, the shareholders may eliminate the binding effect of such nomination by a two-thirds of quorum vote. Resolutions of the Supervisory Board require the approval of a majority of its members. The Supervisory Board meets each time this is deemed necessary by one of its members or at the request of the Management Board or Combined Board. Every retiring supervisory director may be reappointed, provided that such Supervisory Director has not attained the age of 72. A member of the Supervisory Board must retire not later than on the day of the general meeting of shareholders held in the fiscal year in which such member reaches the age of 72. See "-- Combined Board".

     A member of the Supervisory Board may at any time be suspended or removed by the general meeting of shareholders pursuant to a two-thirds of quorum vote of the general meeting of shareholders unless the removal is proposed by resolution of the Combined Board, in which case a simple majority vote of the general meeting of shareholders is required. Members of the Supervisory Board may receive such compensation as may be determined by the general meeting of shareholders. See "Description of Capital Stock -- Election and Tenure of Managing and Supervisory Directors".

MANAGEMENT BOARD

     The management of our company is entrusted to the Management Board under the supervision of the Supervisory Board. Our Articles of Association provide that certain actions of the Management Board shall be subject to the approval of the Supervisory Board.

     The Management Board consists of such number of members as may be determined by the general meeting of shareholders. In addition, the general meeting of shareholders appoints the members of the management board from binding nominations made by the Combined Board. Under Netherlands law, the shareholders may eliminate the binding effect of such nominations by a two-thirds of quorum vote.

     The general meeting of shareholders has the power to suspend or dismiss members of the Management Board pursuant to a two-thirds of quorum vote of the general meeting of shareholders unless the removal is proposed by resolution of the Combined Board, in which case a simple majority vote of the general meeting is required. If a member of the Management Board is temporarily prevented from acting, the remaining members of the Management Board shall temporarily be responsible for the management of the company. If all members of the Management Board are prevented from acting, a person appointed by the Supervisory Board (who may be a member of the Supervisory Board) will be temporarily responsible for the management of the company. The compensation and other terms and provisions of employment of the members of the Management Board are determined by the Supervisory Board. See "Description of Capital Stock -- Election and Tenure of Managing and Supervisory Directors".

COMBINED BOARD

     Our Articles of Association provide for specified powers to be exercised by the Supervisory Board and Management Board acting together as a Combined Board. The members of the Combined Board are all the members of the Supervisory and Management Boards, whose right to participate in the Combined Board is by virtue of their position, as the case may be, as a member of the Supervisory Board or a member of the Management Board.

AUDIT COMMITTEE

     The Audit Committee consists of Leonard A. Schlesinger and Randy Peeler. The Audit Committee reviews with our independent auditor the scope and timing of its audit services, the auditor's report on our financial statements following the completion of its audit and our policies and procedures with respect to internal accounting and financial controls. The Audit Committee will also make annual recommendations to the general meeting of shareholders concerning the appointment of independent auditors for the ensuing years.

COMPENSATION COMMITTEE -- INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Bradley M. Bloom, David P. Fialkow and Leonard A. Schlesinger. The Compensation Committee reviews and evaluates the salaries, supplemental compensation and benefits of our employees, and makes recommendations concerning these matters to the Combined Board. The compensation arrangements for each of our executive officers was established pursuant to the terms of employment agreements between us and each executive officer. The terms of the employment agreements were established in connection with our acquisition of Greyhound Leisure Services and the Onboard Group pursuant to arms-length negotiations between members of the Compensation Committee and each executive officer.

     Mr. Bloom is a member of Berkshire Partners LLC and Mr. Peeler is one of its employees. We paid Berkshire Partners LLC a financing and structuring fee of $1.25 million plus its expenses of approximately $169,000 in connection with our acquisitions of Greyhound Leisure Services and the Onboard Group and it is entitled to receive fees for specific services under the Shareholders Agreement. See "Certain Relationships and Related Transactions -- Shareholders Agreement".

     Messrs. Fialkow and Cutler are each a Co-Chairman and Co-Managing Member of F.C. Capital Partners LLC and Mr. Fitzgerald, our Interim Acting Chief Financial Officer, is one of its employees. Through Berkshire Cruise Holdings LLC, we paid F.C. Capital Partners LLC a financing and structuring fee $250,000 plus its expenses of approximately $59,000 in connection with our acquisitions of Greyhound Leisure Services and the Onboard Group. In addition, in lieu of paying a salary to Mr. Cutler we agreed to enter into a consulting agreement as of January 1, 1999 with F.C. Capital Partners LLC pursuant to which it receives an annual fee of $200,000 plus reasonable out-of-pocket expenses for Mr. Cutler's services and for the occasional services of some of its employees. We also agreed to enter into a separate consulting agreement as of August 4, 1999 with F.C. Capital Partners LLC for Mr. Fitzgerald's services. The agreement provides for the payment of $12,500 per month, a pro rata portion of a $60,000 annual performance-based bonus, benefits costs and reasonable fees and expenses in lieu of salary for Mr. Fitzgerald. Messrs. Fialkow and Cutler are each a Co-Chairman and Co-Managing Member of F.C. Capital Partners LLC and Mr. Fitzgerald is one of its employees. See "Management -- Consulting Agreement with F.C. Capital Partners LLC".

     In connection with the acquisitions of Greyhound Leisure Services and the Onboard Group, we entered into a Management Agreement with Berkshire Cruise Holdings LLC to provide consulting and management services. In exchange for these services, Berkshire Cruise Holdings LLC was entitled to an annual management fee of $400,000 (payable monthly) plus reasonable out-of-pocket expenses. The Management Agreement has an initial term of five years, subject to automatic one year extensions unless we or Berkshire Cruise Holdings LLC provides written notice of termination. We paid fees to Berkshire Cruise Holdings LLC under the Management Agreement of $116,000 for the period from September 10, 1998 through December 31, 1998. Berkshire Cruise Holdings LLC holds over 62% percent of our outstanding common shares and as such may have the power to direct or cause the direction of our management and policies. In connection with our January 1, 1999 consulting agreement with F.C. Capital Partners LLC, we will amend the Management Agreement, to reduce the annual management fee to $200,000. Messrs. Bloom, Fialkow, Schlesinger, Cutler, Fischman and Peeler each has a direct or an indirect interest in Berkshire Cruise Holdings LLC. Messrs. Bloom Cutler, Fialkow and Peeler are also each a member of the Board of Managers and an officer of Berkshire Cruise Holdings LLC.

DIRECTOR COMPENSATION

     Directors serving on the Supervisory Board and the Management Board are currently not entitled to receive any compensation for serving on the boards. Directors are reimbursed for their out-of-pocket expenses incurred with such services.

EMPLOYMENT AGREEMENTS

     We, through our subsidiaries, Cruise Line Holdings Co. and Greyhound Leisure Services, have entered into an employment agreement with J. P. Miquel. We, through our subsidiaries, Cruise Line Holdings Co. and the Onboard Group, have also entered into employment agreements with Philip L. Levine and Jerry Chafetz. Under their respective employment agreements, Messrs. Miquel, Levine and Chafetz will receive:

     - an annual salary of (which may be increased from time to time):

                       NAME                          ANNUAL SALARY
                       ----                          -------------
J. P. Miquel.......................................    $300,000
Philip L. Levine...................................    $250,000
Jerry Chafetz......................................    $250,000

     - participation in any bonus plan established by us; and

     - certain fringe benefits.

     The term of Mr. Miquel's employment is for three years beginning on September 17, 1998 but may be terminated earlier by us with or without cause, upon death or continued disability or by Mr. Miquel on 60 days' notice. The term of Mr. Levine's and Mr. Chafetz's employment continues until terminated by us with or without cause, upon their respective death or continued disability or by them on 60 days' notice.

     If the executive's employment is terminated without "cause" or within 18 months of a change of control (as defined in the employment agreements) or due to a material diminution in the executive's position, duties or authority, Greyhound Leisure Services or the Onboard Group, as the case may be, will provide the executive with severance pay for 12 months and cover the cost of health insurance. In addition, Greyhound Leisure Services or the Onboard Group, as the case may be, will pay the executive any bonus to which he is entitled, pro-rated to the date of termination. If the executive is terminated for "cause" or if the executive resigns, the executive is only entitled to receive his salary through the date of termination. If the executive resigns, Greyhound Leisure Services or the Onboard Group, as the case may be, will pay him his salary for the 60 day notice period even if we accept his resignation prior to the expiration of the notice period. Under each employment agreement, the executive has agreed not to:

     - compete with us or our subsidiaries during the period in which he is employed with us and for 12 months thereafter;

     - solicit or hire any of our or our subsidiaries' employees during the period in which he is employed with us and for 12 months thereafter;

     - solicit any customer, including any customers whose business we have actively sought within the 12 months preceding his termination, or any other entity or independent contractor who provides services to us or our subsidiaries during the period in which he is employed with us and for 12 months thereafter; and

     - disclose any confidential information during the period in which he is employed and for all times thereafter.

     Under the terms of each employment agreement, the executive has also agreed to disclose to us and Greyhound Leisure Services or the Onboard Group, as the case may be, any intellectual property that is applicable to our business and to assign such intellectual property to Greyhound Leisure Services or the Onboard Group, as the case may be.

CONSULTING AGREEMENT WITH F.C. CAPITAL PARTNERS LLC FOR JOEL E. CUTLER'S
SERVICES

     In lieu of paying Joel E. Cutler, our Chairman and Chief Executive Officer, a salary, we have agreed to enter into a consulting agreement dated as of January 1, 1999 with F.C. Capital Partners LLC to provide consulting and management advisory services, including Mr. Cutler's services as Chief Executive Officer and for the occasional services of some of its employees. Mr. Cutler is a Co-Chairman and Co-Managing Member of F.C. Capital Partners LLC. In exchange for these services, F.C. Capital Partners LLC will receive an annual management fee of $200,000 plus reasonable out of pocket expenses. The Consulting Agreement will have an initial term of two years, subject to automatic one-year extensions unless we or F.C. Capital Partners LLC provide written notice of termination. It will also provide that F.C. Capital Partners LLC and Mr. Cutler will not compete with us, solicit or hire our employees, or solicit our customers for services in our line of business during the period of the engagement and for 12 months thereafter. Mr. Cutler and F.C. Capital Partners LLC will also not disclose confidential information during or after the engagement. Prior to entering into the consulting agreement with F.C. Capital Partners LLC, Mr. Cutler's services have been provided to us pursuant to our management agreement with Berkshire Cruise Holdings LLC.

CONSULTING AGREEMENT WITH F.C. CAPITAL PARTNERS LLC FOR WILLIAM J. FITZGERALD'S SERVICES

     In lieu of paying William J. Fitzgerald, our Acting Interim Chief Financial Officer, a salary, we have agreed to enter into a consulting agreement with F.C. Capital Partners LLC dated as of August 4, 1999 for the provision of additional management advisory services, including Mr. Fitzgerald's services as Acting Interim Chief Financial Officer of the Company and its Cruise Line Holdings Co. subsidiary. Mr. Fitzgerald is an officer of F.C. Capital Partners LLC. In exchange for Mr. Fitzgerald's services, we have agreed to pay F.C. Capital Partners LLC a monthly consulting fee of $12,500, a portion of an annual $60,000 performance based bonus, pro rated based on the number of months of Mr. Fitzgerald's engagement, and reasonable out of pocket expenses. We will also reimburse F.C. Capital Partners LLC for Mr. Fitzgerald's specified benefits during the term of the engagement. We may terminate the engagement for Mr. Fitzgerald's services at any time on 30 days' notice. Under the agreement, Mr. Fitzgerald is subject to the non-competition, non-solicitation and confidentiality restrictions applicable to F.C. Capital Partners LLC.

SEPARATION AGREEMENT WITH JORGE A. FERNANDEZ

     As of September 30, 1999 Jorge A. Fernandez has resigned as Senior Vice President -- Finance and Chief Financial Officer of two of our subsidiaries, Greyhound Leisure Services and Cruise Line Holdings Co. In our separation agreement, we have agreed, among other things, to continue to pay his annual salary of $150,000 through September 30, 2000 and his bonus through December 31, 1999 and to continue some of his benefits until, at the latest, December 31, 2001. In addition, we agreed to accelerate the vesting of a portion of his options.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 1998 (September 10, 1998 through December 31, 1998) to our chief executive officer and our four other most highly compensated officers after giving effect to the 250 for 1 common share split which will occur immediately before this offering.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                              ---------------
                                      ANNUAL COMPENSATION                      COMMON SHARES
                                      -------------------    OTHER ANNUAL       UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION        SALARY     BONUS      COMPENSATION     OPTIONS(NUMBER)   COMPENSATION
    ---------------------------       --------   --------   ---------------   ---------------   ------------
Joel E. Cutler(a)...................  $ 58,000         --            --                --               --
  Chairman and Chief Executive
  Officer
J. P. Miquel........................  $ 86,400   $ 13,584            --           250,000               --
  President and Chief Executive
  Officer of Greyhound Leisure
  Services
Philip Levine.......................  $ 72,000         --            --                --               --
  President and Chief Executive
  Officer of Onboard Media and
  Cruise Management International
Jerry Chafetz.......................  $ 72,000         --            --           250,000               --
  Senior Vice President of Onboard
  Media and Cruise Management
  International
Jorge A. Fernandez(b)...............  $ 43,200   $  6,336            --            62,500               --

-------------------------
(a) In lieu of a salary to Mr. Cutler, F.C. Capital Partners LLC, of which Mr. Cuther is Co-Chairman and Co-Managing Member, received a consulting fee from Berkshire Cruise Holdings LLC in the amount of $58,000.

(b) Mr. Fernandez resigned as of September 30, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of options to acquire shares of Starboard Cruise Services for our chief executive officer and our four other most highly compensated officers for the fiscal year ended December 31, 1998 after giving effect to the 250 for 1 common share split which will occur immediately before this offering. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common shares on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated share price. These numbers are calculated based on the requirements of the Securities and Exchange Commission. By including these values in this prospectus, we do not intend to forecast the possible appreciation in our share price nor to establish a present value of these options.

                                                INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                         ---------------------------------------------------------------     VALUE AT ASSUMED
                                             % OF TOTAL                                   ANNUAL RATES OF STOCK
                          COMMON SHARES        OPTIONS                                      PRICE APPRECIATION
                           UNDERLYING          GRANTED        EXERCISE OR                   FOR OPTION TERM(B)
                         OPTIONS GRANTED   TO EMPLOYEES IN   BASE PRICE PER   EXPIRATION  ----------------------
NAME                        (NUMBER)         FISCAL YEAR         SHARE         DATE(A)       5%           10%
----                     ---------------   ---------------   --------------   ----------  ---------    ---------
Joel E. Cutler.........           --              --                 --               --        --           --
J. P. Miquel...........      250,000(c)         26.3%            $1.925        9/17/2008  $302,593     $766,829
Philip Levine..........           --              --                 --               --        --           --
Jerry Chafetz..........      250,000(c)         26.3%            $1.925        9/17/2008  $302,593     $766,829
Jorge A.
  Fernandez(d).........       62,500             6.6%            $1.925       12/21/2008  $ 75,648     $191,707

-------------------------
(a) Options expire on the earlier of 60 days after the date of termination (or such longer period as the Combined Board may determine) or the date indicated above.

(b) At an annual rate of appreciation of 5% per year for the option term, the price of the common share would be approximately $3.14. At an annual rate of appreciation of 10% per year for the option term, the price of the common share would be approximately $4.99.

(c) 83,500 shares vest on September 17, 1999 and 83,250 shares vest on each September 17, 2000 and September 17, 2001.

(d) Mr. Fernandez resigned as of September 30, 1999.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the value realized upon exercise of options during 1998 and the number and value of unexercised options held by our chief executive officer and our four other highly compensated officers for the fiscal year ended at December 31, 1998 after giving effect to the 250 for 1 common share split which will occur immediately before this offering. There was no public trading market for the common shares as of December 31, 1998. Accordingly, the values set forth below have been calculated on the basis of the fair market value as of December 31, 1998 of the shares underlying the options of $1.925 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                                                                            VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                            AT FISCAL-YEAR-END               AT FISCAL-YEAR-END
                                      ------------------------------    ----------------------------
                                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
NAME                                    (NUMBER)         (NUMBER)           ($)             ($)
----                                  ------------    --------------    -----------    -------------
Joel E. Cutler......................      --                  --            --               --
J. P. Miquel........................      --             250,000            --                0
Philip L. Levine....................      --                  --            --               --
Jerry Chafetz.......................      --             250,000            --                0
Jorge A. Fernandez(a)...............      --              62,500            --                0

-------------------------
(a) Mr. Fernandez resigned as of September 30, 1999.

1998 STOCK OPTION PLAN

     Our 1998 Stock Option Plan was adopted by our shareholders in September 1998 and subsequently amended by our shareholders and Board of Managers. It is administered by the Management Board and Supervisory Board meeting together as a Combined Board. A total of

1,000,000 common shares have been authorized for issuance under the 1998 Stock
Option Plan, subject to an automatic increase by      % each year, and the
Combined Board has been authorized to issue options for those shares. To date, we have entered into option agreements with employees for the purchase of all 1,000,000 common shares under the plan.

     Under the Plan, the Combined Board may for a period of ten years cause the company to enter into option agreements with eligible individuals employed by or providing service to Starboard Cruise Services to acquire shares at an exercise price determined by the Combined Board. Employees, directors, consultants and advisers are all eligible to receive options under the 1998 Stock Option Plan.

     The Combined Board has complete discretion to determine which eligible individuals are to receive option grants, the time of those grants, the number of shares granted pursuant to options (subject to a 500,000 per individual limit and an aggregate limit of 1,000,000) the status of any granted option as an incentive stock option or a non-statutory stock option under U.S. tax laws, the vesting schedule to be in effect for the option grant, the latest date on which an option may be exercised (which in no case will be later than ten years from the date the option is granted) and the elimination of statutory preemptive rights upon any issuance of options or underlying shares.

     The option agreements entered into under the 1998 Stock Option Plan provide that the exercise price for the shares is to be paid in cash.

     In the event of an acquisition of Starboard Cruise Services, whether by merger, stock purchase or asset sale, each option which is not to be assumed by the successor corporation or replaced by a replacement award will automatically accelerate in full and become vested. The accelerated awards will then terminate upon the consummation of the merger, stock sale or asset sale.

     The Combined Board has the authority to effect the cancellation of outstanding options, with the consent of the participant, and cause the company to enter into another option agreement with such participant for the same or another number of shares.

     The Combined Board may amend or terminate the 1998 Stock Option Plan at any time, subject to any required shareholder approval and without the consent of any grantees so long as such parties are not adversely affected.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common shares as of July 31, 1999 and as adjusted to reflect the sale of the shares offered hereby (assuming no exercise of the underwriter's over-allotment option) by (i) each person who is known by us to own beneficially more than five percent (5%) of our outstanding common shares, (ii) our chief executive and our four other most highly compensated officers for the fiscal year ended December 31, 1998, and (iii) all directors and executive officers as a group. This table gives effect to the 250 for 1 common share split which will occur immediately before this offering. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their common shares, except to the extent authority is shared by spouses under applicable law.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for those listed below is c/o Berkshire Cruise Holdings LLC, One Boston Place, Boston, Massachusetts 02108-4401. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by them. The number of common shares outstanding used in calculating the percentage for each listed person includes the common shares underlying options held by such persons that are exercisable within 60 days of July 31, 1999, but excludes common shares underlying options held by any other person. Percentage of beneficial ownership is based on 24,217,000 common shares outstanding as of July 31, 1999, and common shares outstanding after completion of this offering.

                                                                                  PERCENTAGE OF
                                     SHARES                      SHARES           COMMON SHARES
                                  BENEFICIALLY     SHARES     BENEFICIALLY     BENEFICIALLY OWNED
                                     OWNED         BEING         OWNED        ---------------------
                                    PRIOR TO      OFFERED      AFTER THE      PRIOR TO    AFTER THE
                                    OFFERING       HEREBY       OFFERING      OFFERING    OFFERING
    NAME OF BENEFICIAL OWNER      ------------    --------    ------------    --------    ---------
Principal and Selling
  Shareholders:
Berkshire Cruise Holdings
  LLC(a)........................   14,990,250                                    62%           %

Executive Officers and
  Directors:
Joel E. Cutler(b)...............   14,990,250                                    62%           %
J.P. Miquel(c)..................      343,250                                     *           *
Philip L. Levine................    4,434,250                                    18%           %
Jerry Chafetz(d)................      379,250                                     *           *
Jorge A. Fernandez(e)...........      128,000                                     *           *
Bradley M. Bloom(f).............   14,990,250                                    62%           %
David P. Fialkow(b).............   14,990,250                                    62%           %
Steven S. Fischman(g)...........           --                                    --          --
Randy Peeler(f).................   14,990,250                                    62%           %
Leonard A. Schlesinger(h).......           --                                    --          --
All Executive Officers and
  Directors as a group (11)
  persons.......................   20,275,000                                    84%           %

-------------------------
 *   Less than one percent.

(a) Berkshire Fund IV, L.P., Berkshire Fund V, L.P. and Berkshire Investors LLC, which are all affiliated with Berkshire Partners LLC, together hold a controlling interest in Berkshire Cruise Holdings LLC, and may therefore be deemed to have the power to vote or dispose of the common shares held directly by Berkshire Cruise Holdings LLC. Berkshire Fund IV, L.P., Berkshire Fund V, L.P. and Berkshire Investors LLC disclaim beneficial ownership of any such shares in which they do not have a pecuniary interest.

(b) Includes 14,990,250 common shares held by Berkshire Cruise Holdings LLC. Messrs. Cutler and Fialkow are each a member of the Board of Managers and an officer of Berkshire Cruise Holdings LLC. They are each a Co-Managing Member and Co-Chairman of F.C. Cruise Holdings LLC, which is, in turn, a member of Berkshire Cruise Holdings LLC. They are also limited partners of Berkshire Fund IV, L.P. Messrs. Cutler and Fialkow disclaim beneficial ownership of any common shares in which they do not have a pecuniary interest.

(c) Includes 83,500 common shares that may be acquired upon exercise of outstanding options that vest on September 17, 1999.

(d) Includes 83,500 common shares that may be acquired upon exercise of outstanding options that vest on September 17, 1999.

(e) Mr. Fernandez resigned as of September 30, 1999. Includes 50,000 common shares that may be acquired upon exercise of outstanding options.

(f) Includes 14,990,250 common shares held by Berkshire Cruise Holdings LLC. Messrs. Bloom and Peeler are each a member of the Board of Managers of and an officer of Berkshire Cruise Holdings LLC. Berkshire Fund IV, L.P., Berkshire Fund V, L.P. and Berkshire Investors together hold a controlling interest in Berkshire Cruise Holdings LLC, and may therefore be deemed to have the power to vote or dispose of the common shares held directly by Berkshire Cruise Holdings LLC. Messrs. Bloom and Peeler are each members of Fourth Berkshire Associates LLC, the general partner of the Berkshire Fund IV; members of Fifth Berkshire Associates LLC, the general partner of Berkshire Fund V; and members of Berkshire Investors LLC. Mr. Bloom is also a Managing Director of each Fourth Berkshire Associates LLC, Fifth Berkshire Associates LLC and Berkshire Investors LLC. Messrs. Bloom and Peeler disclaim beneficial ownership of any common shares in which they do not have a pecuniary interest.

(g) Mr. Fischman indirectly holds an interest in Berkshire Cruise Holdings LLC but does not have or share voting or investment power with respect to common shares directly beneficially held by Berkshire Cruise Holdings LLC.

(h) Mr. Schlesinger is a member of Berkshire Cruise Holdings LLC but does not have or share voting or investment power with respect to common shares directly beneficially held by Berkshire Cruise Holdings LLC.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS AGREEMENT

     In connection with our capitalization and the acquisition of Greyhound Leisure Services and the Onboard Group, all of our shareholders entered into a Shareholders Agreement. All shareholders who subsequently acquired our shares also entered into the Shareholder Agreement. Berkshire Cruise Holdings LLC is a party to this Agreement. Each of our Supervisory Directors and Mr. Cutler has either a direct or indirect interest in Berkshire Cruise Holdings LLC. This Shareholders Agreement:

     - Requires all shareholders to vote in favor of transfers which the Shareholders Agreement permits, to vote against transfers which the Shareholders Agreement prohibits, to vote to set the number of directors at a number specified by a majority of the voting interest of shares originally issued to Berkshire Cruise Holdings LLC, to vote for directors specified by three groups of shareholders (i.e., the management investors, the subscriber investors and Berkshire Cruise Holdings LLC), to vote to cause one of our subsidiaries to purchase the shares of New York Life Insurance Company, The Northwestern Mutual Life Insurance Company and American Home Assurance Company under their Put Agreements and to approve changes to our Articles of Association in the event of a public offering.

     - Grants shareholders a right of first refusal on the sale of shares by any other shareholder, subject to limited exceptions;

     - Grants shareholders a "tag along" right on the sale of any shares by any other shareholder. For example, if one shareholder wanted to sell 50% of its shares, other shareholders would have the right to have 50% of their shares included in the same sale, subject to pro rata reductions if all the shares desired to be sold could not be included in the sale. There are limited exceptions to these tag along rights;

     - Grants Berkshire Cruise Holdings LLC (or affiliated successors to its share ownership) the right to require other shareholders to sell their shares in a transaction in which all Berkshire Cruise Holdings LLC shares are sold;

     - Grants Starboard Cruise Services the right to repurchase shares from any employee shareholder at the termination of employment;

     - Grants all shareholders preemptive rights over most issuances of equity securities (including issuances to strategic investors, issuances to employees up to 5% and a public offering) with limited exceptions; and

     - Grants demand registration rights to three groups of shareholders and "piggyback" registration rights to all shareholders.

     Except for the registration rights, the Shareholders Agreement provisions listed above will terminate upon the consummation of this offering.

     The Shareholders Agreement also provides that Berkshire Partners LLC or a designated affiliate (as defined in the Shareholders Agreement) is entitled to an investment banking fee of a percentage of any future financing it arranges following the acquisitions of Greyhound Leisure Services and the Onboard Group. The acquisition of our predecessor, Greyhound Leisure Services, and the subsequent acquisition of Onboard Group were arranged by Berkshire Partners LLC. The Shareholders Agreement provides further that Berkshire Partners LLC or a designated affiliate is entitled to an annual management fee of $400,000 per year. In connection with this annual management fee, we have entered into a management agreement with Berkshire Cruise Holdings LLC and F.C. Capital Partners LLC. See "-- Management and Consulting Agreements". The Shareholders Agreement also required us to pay Berkshire Partners LLC a $1.5 million fee upon the closing of the acquisition of

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Greyhound Leisure Services. We paid this fee pursuant to the Fee Agreements our subsidiary, Cruise Line Holdings Co., entered into with Berkshire Partners LLC and F.C. Capital Partners LLC. See "Management -- Compensation
Committee -- Interlocks and Insider Participation".

MANAGEMENT EQUITY HOLDINGS

     Joel E. Cutler, our Chairman and Chief Executive Officer, and William J. Fitzgerald, our Acting Interim Chief Financial Officer, each have an indirect interest in Berkshire Cruise Holdings LLC. See " -- Shareholders Agreement".

     In connection with our capitalization, J.P. Miquel, a Managing Director and executive officer, entered into a Management Stock Subscription Agreement dated September 15, 1998 with us, which provided for the sale of 259,750 common shares (as adjusted for the 250 for 1 common share split which will occur immediately before this offering) at an aggregate purchase price of $500,000. On this same date, also in connection with our capitalization, Berkshire Partners LLC on behalf of certain members of the management of Greyhound Leisure Services purchased 415,750 common shares for an aggregate purchase price of $800,000. Under a Purchase and Sale Agreement, dated November 4, 1998, Jorge A. Fernandez, a former executive officer, purchased 78,000 common shares from Berkshire Partners LLC.

     In addition, in connection with the acquisition of the Onboard Group as part of the consideration for the shares of these companies, we issued (through a series of transaction involving our subsidiaries) 4,434,250 common shares to Philip L. Levine, a director and executive officer, and 295,750 common shares to Jerry Chafetz, a Managing Director and executive officer, (in each case as adjusted for the 250 for 1 common share split which will occur immediately before this offering).

PUT AGREEMENTS

     New York Life Insurance Company, The Northwestern Mutual Life Insurance Company and American Home Assurance Company have each purchased 833,250 common shares. These shareholders have also purchased from one of our subsidiaries 15% senior subordinated notes in the aggregate amount of $25.2 million. As an inducement for these shareholders to purchase our senior subordinated notes, the subsidiary entered into a Put Agreement with each of them. Under the Put Agreements, these shareholders may cause the subsidiary at any time to repurchase all, or any portion, of their common shares at a price equal to their cost of the shares, or approximately $1.925 per share (as adjusted for share splits and dividends). The put right, or the right to cause the subsidiary to repurchase these common shares, will expire on September 15, 2006 or, if earlier, upon the happening of specified liquidity events. These liquidity events include a public offering of at least 25% of our shares, subject to some conditions, the sale of all our common shares to a non-affiliate or the sale of the subsidiary to a non-affiliate (whether accomplished by a sale of shares, a sale of substantially all of its assets or a merger). Under the Put Agreements, the subsidiary is required to give these shareholders written notice of the occurrence of a liquidity event and they may exercise their put rights within 20 days following delivery of such notice. The Put Agreements will terminate upon the expiration of the notice period related to this offering. While this offering will trigger the put rights under the Put Agreements, we do not expect that these shareholders will exercise their respective put rights.

LEASE ARRANGEMENT WITH MEDIA HOLDINGS

     Through our subsidiaries, Onboard Media and Cruise Management International, we have an agreement with Media Holdings, Ltd. for the lease of an office building. Media Holdings is owned directly or indirectly by two of our managing directors and executive officers, Philip Levine and Jerry Chafetz, and by several of our shareholders. The term of the lease is from April 30, 1996 through

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April 30, 2006 and requires annual rental payments of $250,000 subject to annual adjustments plus occupancy costs, including property taxes, utilities and repairs and maintenance. For the period from September 18, 1998 through December 31, 1998, we made payments to Media Holdings, Ltd. amounting to approximately $66,563.

MANAGEMENT AND CONSULTING AGREEMENTS

     In connection with the acquisition of Greyhound Leisure Services and the On-Board Group, we entered into a Management Agreement with Berkshire Cruise Holdings LLC which we intend to amend as of January 1, 1999. At the time of this amendment, we will also enter into the consulting agreement with F.C. Capital Partners LLC for Joel E. Cutler's services. For information regarding our consulting agreements with our directors and executive officers, please see "Management -- Consulting Agreement with F.C. Capital Partners LLC for Joel E. Cutler's Services", "Management -- Consulting Agreement with F.C. Capital Partners LLC for William J. Fitzgerald's Services" and
"Management -- Compensation Committee -- Interlocks and Insider Participation".

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We were incorporated under the laws of The Netherlands as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid or B.V.) by a deed dated September 10, 1998, as amended. Our shareholders, pursuant to a unanimous written consent, resolved to amend and restate our Articles of Association to become a public limited liability company (naamloze vennootschap or N.V.). We have our corporate seat in Amsterdam, The Netherlands, with our principal executive offices at Strawinskylaan 3105, 7th Floor, 1077 ZX Amsterdam, The Netherlands. We are registered under no. 33305952 with the trade register at the Chamber of Commerce in Amsterdam, The Netherlands. Provisions of our Articles of Association (a copy of which, together with an English translation, has been included as an exhibit to the Registration Statement of which this prospectus forms a part) and selected provisions of Dutch law are summarized below. The following summary does not purport to be complete and is qualified in its entirety by reference to the Articles of Association and such law. The full text of our Articles of Association is available, in the Dutch and English languages, at the address referred to above.

SHARE CAPITAL

     After giving effect to the 250 for 1 common share split which will occur immediately before this offering, our authorized share capital is 120,000,000 shares, consisting of 120,000,000 common and preferred shares, each with a par value of EUR .01. As of July 31, 1999, 24,000,000 common shares were outstanding, assuming the share split had already taken place, and there were 21 shareholders of record. Shares may be issued only in registered form.

DIVIDENDS

     Our Combined Board may decide to add the profits made in any financial year to our reserves. Out of our share premium reserve and other reserves available for shareholder distributions under Dutch law, the Combined Board may declare distributions. In the event preference shares are issued, such shares would have a preferential dividend before distributions on the common shares. We may not pay dividends if the payment would reduce shareholders' equity below the paid-up portion of the share capital, plus the reserves statutorily required to be maintained. Upon the proposal of the Combined Board, the Management Board may resolve to pay out interim dividends, subject to certain provisions of Dutch law. The Management Board, upon the proposal of the Combined Board, may resolve to pay a dividend in whole or in part in the form of common shares or other assets. Dividends which have not been claimed within five years after becoming payable shall be forfeited to the benefit of the company.

     We have not in the past declared or paid a cash dividend on our shares and we do not intend to do so in the foreseeable future. Instead, we intend to retain earnings to finance future operations and expansions, and to reduce indebtedness. The payment of dividends by us to holders of our shares is restricted by our senior credit facility. In the event that dividends are declared, however, we expect that we would pay such dividends in U.S. dollars, although we may declare dividends in other currencies. We will pay dividends on shares to the person in whose name the shares are registered at the date fixed for that purpose by the Management Board.

SHAREHOLDER MEETINGS AND VOTING RIGHTS

     Each shareholder has the right to attend general meetings of shareholders, either in person or represented by a person holding a written proxy, to address shareholder meetings, and to exercise voting rights, subject to the provisions of the Articles of Association and applicable Dutch law. Our

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annual general meeting of shareholders will be held within six months after the close of each financial year, in the municipality in which we have our official seat, presently in Amsterdam, The Netherlands. Unless our Articles of Association or the laws of The Netherlands otherwise require, resolutions of general meetings of shareholders occurring outside Amsterdam are valid if the entire share capital is present or represented (unless there are other persons, such as pledgees or usufructuaries, that have rights to attend shareholders meetings). We will hold extraordinary general meetings of shareholders as often as the Combined Board deems necessary, or upon the written request of one or more shareholders representing not less than 10% of the issued shares to the Management Board specifying in detail the matters to be addressed at the meeting.

     We will give notice of each meeting of shareholders by mail to registered holders of our shares and other persons who by law are entitled to attend meetings, at the address of each shareholder or other person as set forth in the shareholder register at least 15 days before the meeting.

     Each share entitles its holder to cast one vote. Unless otherwise required by the Articles of Association or Dutch law, resolutions of general meetings of shareholders require the approval of an absolute majority of the votes cast.

ELECTION AND TENURE OF MANAGING DIRECTORS AND SUPERVISING DIRECTORS; POWER TO REPRESENT AND BIND THE ISSUER.

     Our Management Board is entrusted with the management of our company. Our Supervisory Board supervises and advises the Management Board. The Management Board will have one or more members and the Supervisory Board will have one or more members. The Supervisory Board and the Management Board vacancies will be filled by a vote of shareholders at the first general meeting after such vacancy occurs or is created. The Supervisory Board and the Management Board members are appointed by the general meeting of shareholders from binding nominations for each vacancy made by the Combined Board. Under the law of The Netherlands and the Articles of Association, the shareholders may eliminate the binding effect of nominations by a resolution passed by two-thirds of the votes cast at a meeting of shareholders at which more than half of the issued capital of the company is represented. The members of the Supervisory Board and Management Board are each divided into three classes. These classes hold their seats for three year terms, with one class of directors expiring in each successive year.

     Our Supervisory Directors and Managing Directors serve until the expiration of their respective three year terms of office or their resignation, death or removal, with or without cause, by the shareholders or, in the case of Supervisory Directors, also upon reaching the mandatory retirement age of 72. See "Management".

     The executive power of our company resides in the members of the Management Board acting together. For purposes of representation of the company, members of our Management Board have been divided into Class A and Class B members. Any Class A member may represent the company individually. Any Class B member may represent the company together with a Class A member. The Management Board may execute (i) a power of attorney granting certain of our officers the power to bind us individually on certain administrative day-to-day matters and (ii) a power of attorney to our transfer agent and registrar to acknowledge transfers of common shares. In addition, the Management Board, subject to approval of the Combined Board, may designate any person to represent the company.

     Our Articles of Association provide that the Management Board and Supervisory Board shall meet together in a Combined Meeting as the Combined Board to approve actions requiring approval by the Combined Board. The Combined Board shall meet as often as the Supervisory Board or Management Board shall request.

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ADOPTION OF ANNUAL ACCOUNTS AND DISCHARGE OF MANAGEMENT LIABILITY

     The Management Board must prepare our annual accounts within five months after the end of each fiscal year (unless the general meeting of shareholders has extended this period by a maximum of six additional months by reason of special circumstances). Within six months after the end of such financial year (or within such additional time as is approved by our shareholders), the Management Board must present the annual accounts to the general meeting of shareholders, accompanied by the annual report.

     Adoption of our annual accounts by the general meeting of shareholders discharges the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned to the extent the actions taken by the boards during the year are evident to the stockholders from a review of the annual accounts or otherwise communicated to the shareholders, unless an explicit reservation is made by the general meeting of shareholders and without prejudice to the provisions of Dutch law relating to liability of members of supervisory boards and management boards upon bankruptcy of a company pursuant to Sections 138 and 139 and Sections 140 and 149 of Book 2 of the Dutch Civil Code.

LIQUIDATION RIGHTS

     In the event of our dissolution and winding up, the assets remaining after payment of all liabilities shall be distributed among the shareholders in proportion to the par value of their share holdings and in accordance with the relevant provisions of Dutch law.

ISSUE OF COMMON SHARES; PREEMPTIVE RIGHTS

     Until the fifth anniversary of the vote to convert into an N.V., the Combined Board has the power to issue shares and grant share options, and to determine the terms and conditions of share issuances and option issuances pursuant to a delegation of power from the general meeting of shareholders. Each time it expires, this delegation may be renewed for a maximum of five years.

     Unless limited or excluded by the general meeting of shareholders, each holder of our common shares has a pro rata preemptive right to subscribe for any newly issued common shares unless payment must be made other than in cash. The general meeting of shareholders has the power to limit or exclude preemptive rights in connection with new issuances of shares, and may authorize the Combined Board, for a period of no more than five years, to limit or exclude preemptive rights (if the Combined Board has been simultaneously designated as having the authority to issue shares). The shareholders have delegated such rights to the Combined Board until the fifth anniversary of the vote to convert into an N.V. Each time it expires, this delegation may be renewed for a maximum of five years.

ISSUE OF PREFERENCE SHARES; GRANT OF CALL OPTION

     Until the fifth anniversary of the vote to convert into an N.V., the Combined Board has the power to issue preference shares pursuant to a delegation of power from the general meeting of shareholders. Each time it expires, this delegation may be renewed for a maximum of five years. The Combined Meeting may grant a call option on preference shares, which will not exceed 100% of all outstanding shares to an independent foundation established under Netherlands law. See "Risk Factors -- Antitakeover Provisions in Our Articles of Association Could Have Effects That Conflict with the Interests of Our Shareholders".

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ACQUISITION OF SHARES

     We may acquire shares in our own share capital, subject to certain provisions of Dutch law and of our Articles of Association, if (i) the general meeting of shareholders has given the Management Board authorization to do so (which authorization shall be valid for no more than 18 months, and shall specify the number of shares that may be acquired or the permitted price range);
(ii) our shareholder capital, reduced by the acquisition price, is not less than the sum of the paid and called-up share capital and the reserves to be maintained pursuant to Dutch law or the Articles of Association; (iii) the par value of the shares that we and our subsidiaries already hold does not exceed one-tenth of our issued share capital; and (iv) the Combined Board has proposed such acquisition to the Management Board. Shares that we hold may not be voted and may not participate in any distribution of profits or distribution of surplus assets after liquidation. We may only acquire shares for a consideration within the limits set by the general meeting.

CANCELLATION OF SHARES

     With the prior approval of the general meeting of shareholders, we may cancel shares that we hold, provided that the cancellation may not cause the paid up portion of the share capital to be reduced to less than one-fifth of the authorized capital, and subject to certain statutory provisions.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

     The general meeting of shareholders may resolve to amend the Articles of Association at the proposal of, or with the prior approval of, the Combined Board.

LIMITATIONS ON RIGHT TO HOLD OR VOTE SHARES

     There are currently no limitations imposed by Dutch law or by our Articles of Association on the right of non-resident holders to hold or vote on their shares.

LIABILITY OF DIRECTORS AND OFFICERS

     Our Articles of Association provide that we will, to the fullest extent permitted by the law of The Netherlands, as amended from time to time, indemnify, and may advance expenses to, each of our now acting and former members of the Supervisory Board, members of the Management Board and officers, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his or her service with us. Our Articles of Association also provide that we may purchase and maintain directors' and officers' liability insurance. We have obtained directors' and officers' liability insurance in amounts we believe to be reasonable.

     We have also entered into indemnity agreements with Philip L. Levine and Jerry Chafetz. The agreements provide that we will, to the fullest extent permitted by law, indemnify Philip L. Levine and Jerry Chafetz, as the case may be, if he is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common shares will be The Bank of New York.

LISTING

     Our common shares have been approved for listing on The Nasdaq Stock Market's National Market under the trading symbol "CRUZ".

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                        SHARE CERTIFICATES AND TRANSFER

     Our common shares are available only in a form recorded in the name of the holder in our share register. The transfer agent for our common shares, The Bank of New York, maintains the book-entry share register for our shares which can be traded in the U.S. in New York, New York. The registry of our shares which cannot be traded in the U.S. without being entered in book entry form in our U.S. register is held in The Netherlands by us or on our behalf. All of the common shares to be sold in this offering will be initially represented by a single global certificate held through Depositary Trust Corporation, or DTC, and registered with the The Bank of New York, our New York transfer agent and registrar, in the name of Cede & Co., the nominee of DTC. The common shares listed in this offering will trade on The Nasdaq Stock Market's National Market.

     Persons who are not DTC participants may beneficially own common shares held by DTC only through direct or indirect participants in DTC. So long as Cede & Co., as the nominee of DTC, is the registered owner of the listed common shares, Cede & Co., for all purposes will be considered the shareholder of record. Because the beneficial owner of shares is not the registered owner, any person owning a beneficial interest in the listed shares must rely on the procedures of DTC and, if such person is not a participant in DTC, the procedures of the DTC participant through which such person owns its interest (i.e., such person's broker), to exercise any rights of a shareholder. We understand that, under existing industry practice, in the event that you desire to take any action with respect to shares registered to Cede & Co. in which you hold a beneficial interest that Cede & Co., as the shareholder, is entitled to take, Cede & Co. would authorize the participants through which you hold your beneficial interest to take such action, and the participants would authorize you to take such action or would otherwise act on your behalf upon your instructions. Our listed common shares which may be traded on the Nasdaq may be transferred on our books at the office of the New York transfer agent and registrar. Certificates representing such tradable listed shares may be exchanged or transferred at such office for certificates representing our common listed shares of other authorized denominations. Such certificates, if not held by our transfer agent or a DTC participant, will need to be returned to the DTC System in order to trade such shares. Under Dutch law, the transfer of registered shares requires a written instrument of transfer and written acknowledgment by us of such transfer. Transfers of beneficial ownership made through the DTC system will not require such an instrument.

     Although DTC has agreed to the procedures provided below in order to facilitate transfers of our common shares among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. We will not have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the underwriters of this offering. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the listed shares

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to pledge such interest to persons or entities that do not participate in the
DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the listed shares to such persons may be limited. In addition, beneficial owners of the listed shares through the DTC system will receive dividend payments only through DTC participants.

     Investors who hold their shares through DTC will follow the settlement practices applicable to U.S. corporate common shares, including for secondary trading. The securities custody accounts of investors will be credited with their holdings against payment of U.S. dollars in same-day funds on the settlement date. To the extent you elect to remove your shares from the DTC system, you will be charged a per share fee by our transfer agent for the issuance of new certificates and the trading of such certificates will require a separate written instrument of transfer and acknowledgment by the company. These fees and requirements are not applicable for transfers of beneficial interests within the DTC system, although brokerage or trading fees may apply.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

     Our subsidiaries entered into a five-year senior credit facility on September 17, 1998 with Credit Suisse First Boston, NationsBank, N.A. and various other banks and financial institutions and have amended the credit facility on four subsequent dates. The subsidiaries entered into the credit facility to finance our acquisition of Greyhound Leisure Services and the subsequent acquisitions of the Onboard Group and the assets of Nuance Global Ships as well as for other general corporate purposes. The credit facility consists of term loans in an aggregate principal amount of $67.5 million and a revolving credit facility of up to $35 million. The revolving credit facility includes a sub-facility or up to $15 million for the issuance of letters of credit. Direct borrowings under the revolving credit facility are subject to an availability calculation based on the eligible borrowing base. At June 30, 1999, there was $12.1 million of outstanding letters of credit and $12.1 million of unused borrowing capacity under the revolving credit facility.

     Borrowings under the credit facility will bear interest at variable rates (based on one of the subsidiary's leverage ratio as defined in the credit facility) and may be maintained as Eurodollar loans or Alternate Base Rate loans (defined in the credit facility, respectively) at the borrower's option. Eurodollar loans bear interest at 2.25% to 3.5% in excess over the applicable reserve adjusted Eurodollar Rate (as defined in the credit facility) and Alternative Base Rate loans bear interest at 1% to 2.5% in excess of Credit Suisse First Boston's base rate (as defined in the credit facility).

     The amounts borrowed under the revolving credit facility may be repaid and reborrowed. The term loans under the facility will mature on September 17, 2003 with required prepayments beginning on August 31, 1999. We are required to use 50% of the net cash proceeds of some equity issuances including this offering after paying off the junior subordinated note issued to Viad Corp. to repay the term loans. In addition, we are required to use 100% of the net cash proceeds from asset sales or the issuance of some indebtedness to repay the term loans. All revolving loans incurred under the credit facility will mature on September 17, 2003.

     Our subsidiary that incurred the indebtedness is required to pay the lenders under the credit facility a commitment fee, which ranges from 0.375% to 0.5% per annum based on its leverage ratio, payable on a quarterly basis in arrears, on the average daily unused portion of the credit facility during the preceding quarter. The subsidiary also is required to pay the lenders a standby letter of credit participation fee based on the average daily aggregate undrawn amount of all outstanding letters of credit during the preceding quarter (but excluding any trade letters of credit in an aggregate face amount up to $2 million) at a rate equal to the applicable percentage used to determine the interest rate on revolving credit borrowings comprised of Eurodollar loans. The subsidiary is also required to pay the lenders a trade letter of credit participation fee based on the average daily aggregate undrawn amount of all outstanding trade letters of credit during the preceding quarter (but excluding trade letters of credit to the extent the face amount exceeds $2 million) at a rate equal to the excess of the applicable percentage used to determine the interest rate on revolving credit borrowings comprised of Eurodollar loans over 1.25%. In addition, there is a fronting fee equal to 0.25% per annum on the aggregate outstanding face amount of all outstanding letters of credit. In connection with the credit facility, the subsidiary is also required to pay Credit Suisse First Boston an administrative agent fee.

     The credit facility provides that all indebtedness is guaranteed and secured by the tangible and intangible assets and the capital stock of each of our subsidiaries, plus any present and future subsidiary guarantor.

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     The credit facility contains certain covenants limiting, among other things, additional debt, additional liens, dividends and distributions, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, capital expenditures, investments, loans and advances, prepayments and modifications of debt instruments and other matters customarily restricted in such agreements. Under the terms of the credit facility, the subsidiary that incurred the indebtedness is required to compute financial ratios and certify as to other covenants on a quarterly or periodic basis. The credit facility also contains customary events of default, such as payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit facility to be in full force and effect, change of control of the parent of the subsidiary that incurred the indebtedness (as defined in the credit facility) and change of ownership in the shares of the subsidiary that incurred the indebtedness.

     The foregoing summary of the material provisions of the credit facility, as amended, is qualified in its entirety by reference to all of the provisions of the credit facility, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

SENIOR SUBORDINATED NOTES

     In connection with our acquisition of Greyhound Leisure Services and the Onboard Group, one of our subsidiaries issued 15% senior subordinated notes in an aggregate principal amount of $25.2 million to the following parties, each of whom is also a shareholder in our company: New York Life Insurance Company, The Northwestern Mutual Life Insurance Company and American Home Assurance Company. The senior subordinated notes are due September 15, 2006 and are senior subordinated unsecured obligations of the subsidiary. The interest on the senior subordinated notes is payable semiannually in arrears, may be capitalized for the first three years and is payable in cash beginning in the fourth year. The senior subordinated notes are also subject to a cash payment commencing on March 15, 2004 in the event the accrued and unpaid interest exceeds a certain amount. In the event that this cash payment is required, the holders of the notes may require the subsidiary to purchase up to $10 million of principal of the senior subordinated notes at a premium of 5.25%. Fifty percent (50%) of the then outstanding principal amount of the senior subordinated notes will mature on September 15, 2005, with the balance due September 15, 2006.

     The mandatory prepayment of the junior subordinated note upon this offering will require the prepayment of the senior subordinated notes. We intend to use a portion of the net proceeds from this offering to repay the senior subordinated notes, all accrued interest and all prepayment fees. Before September 15, 2001, the senior subordinated notes may be prepaid in the event of specific qualifying events, including this offering. After September 15, 2001, the senior subordinated notes may be prepaid at any time. Upon prepayment, the subsidiary is required to repay the outstanding principal and all accrued interest plus a prepayment compensation fee. In the event of a prepayment before September 15, 2001, if the principal amount of the payment is equal to 50% or less of the outstanding principal of the senior subordinated notes, the prepayment compensation fee is a percentage ranging from 10.5% to 14% of the prepaid principal based on the date of the payment. If the principal amount of the payment is greater than 50% of the outstanding principal immediately before the payment of the senior subordinated notes, the prepayment compensation fee is the sum of (a) a percentage ranging from 10.5% to 14% (based on the date of the payment) of 50% of the principal amount of the notes outstanding immediately prior to the payment and (b) the excess of the present value of the then remaining scheduled payments of principal and interest that would have been payable (using a specified discount rate) over the prepaid principal calculated with respect to any principal being repaid in excess of 50% of the principal amount outstanding immediately before

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

the payment. For prepayments on or after September 15, 2001, the prepayment compensation fee is a percentage ranging from 1.75% to 8.75%.

     Upon a change in control (as defined in the Senior Subordinated Note Agreement), each holder of the senior subordinated notes will have the right to require the subsidiary to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. The Senior Subordinated Note Agreement also contains covenants that, among other things, limit (1) consolidations, mergers or transfers of assets, (2) payment of dividends on and redemptions of capital stock by the subsidiary and its subsidiaries, (3) incurrence of additional debt by our subsidiaries, (4) prepayments of other debt, including the junior subordinated note and (5) transactions with affiliates.

     In connection with the issuance of the senior subordinated notes, the issuing subsidiary has entered into a put agreement with each of the holders of the notes. See "Certain Relationships and Related Transactions -- Put Agreements".

     The foregoing summary of the material provisions of the senior subordinated notes is qualified in its entirety by reference to all of the provisions of the senior subordinated notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

JUNIOR SUBORDINATED NOTE

     We, through one of our subsidiaries, issued to Viad Corp. a 12% junior subordinated note in an aggregate principal amount of $10 million in connection with our acquisition of Greyhound Leisure Services from Viad. The junior subordinated note is due May 15, 2009 and is a junior subordinated unsecured obligation of the subsidiary. The interest on the junior subordinated note is payable semiannually commencing March 1, 1999 and the interest payments may be capitalized through maturity of the note with some exceptions. The terms of the note provide that the subsidiary will be obligated to make a cash payment after March 1, 2004 in the event the accrued and unpaid interest exceeds a certain amount. The terms of the junior subordinated note require mandatory prepayment upon the consummation of an initial public offering or upon a change of control (as defined under the terms of note.) We intend to use the net proceeds from this offering to repay the junior subordinated note and all accrued interest.

     The foregoing summary of the material provisions of the junior subordinated note is qualified in its entirety by reference to all of the provisions of the junior subordinated note, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information".

PERFORMANCE AND SURETY BONDS

     From time to time, we provide performance and surety bonds to various parties, including government agencies, in connection with our bonded warehouses, our importing and exporting activities and the performance of our various contractual obligations. As of July 31, 1999, we had outstanding performance and surety bonds in the aggregate amount of approximately $6,728,000.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of our common shares. Furthermore, since no shares held by our existing shareholders will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common shares in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of common shares, assuming no exercise of the underwriter's over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.
The remaining      common shares held by existing shareholders are "restricted securities". Restricted sections may be sold in the public market following registration or pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

LOCK-UP AGREEMENTS

     All of our officers, directors and a majority of our shareholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, or hedge any common shares or any securities convertible into or exercisable or exchangeable for shares of common shares, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston.

     Subject to the provisions of Rule 144, 144(k) and 701, restricted shares
totaling      will be available for sale in the public market, subject in the case of shares held by affiliates to the volume restrictions contained in those
rules,   days after the date of this prospectus.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common shares for at least one year, including the holding period of any prior owner other than an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of common shares then outstanding, which will equal
       approximately      shares immediately after this offering; or

     - the average weekly trading volume of the common shares of the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at anytime during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

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RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us pursuant to securities, prior to our public offering, issued under a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     The parties to the Shareholders Agreement have rights to have their shares registered after this offering. The Shareholder Agreement provides that some of our shareholders have demand registration rights. Holders of at least 25% of the shares originally issued in connection with the formation of our company have the right, exercisable between the first and fifth anniversaries of this offering and subject to various conditions, to require us to register any or all of their common shares under the Securities Act on Form S-1 on three occasions at our expense. In addition, if we are able to file a registration statement on Form S-3, the holders of at least 25% of the shares originally issued in connection with the acquisition of the Onboard Group and the holders of at least 25% of the shares originally issued in connection with the issuance of the senior subordinated notes each have the right, exercisable between the first and fifth anniversaries of this offering and subject to various conditions, to require us to register any or all of their common shares under the Securities Act on Form S-1 on two occasions at our expense. In addition, if we are able to file a registration statement on Form S-3, the holders of at least 25% of the shares originally issued in connection with the issuance of the senior subordinated notes are entitled to an additional registration subject to specific restrictions and limitations.

     The Shareholder Agreement also provides for "piggyback" registration rights. The piggyback registration rights provide that any holder of registrable shares subject to the Shareholders Agreement may request the inclusion of such shares at our expense whenever we propose to register (whether for our account or for the account of any holder of our common shares) any shares on a form which would permit the registration of registrable shares for sale to the public in a public offering other than in a registration made in conjunction with an offering relating to an employee benefit plan or dividend reinvestment plan or an acquisition or merger. In addition, the piggyback registration rights do not apply in an initial public offering unless the holders of the shares originally issued in connection with the formation of our company sell their common shares, in which case the holders of the shares originally issued in connection with the acquisition of the Onboard Group and the holders of the shares originally issued in connection with the issuance of the senior subordinated notes may also sell their common shares.

     In connection with any registration of registrable securities under the Shareholders Agreement, we have agreed to indemnify each seller, any controlling person (and their respective director or indirect partners, advisory board members, directors, officers, trustees, members and shareholders) and each other person who controls any such seller or holder, against various liabilities, including liabilities under the Securities Act and Exchange Act. In addition, all parties to the Shareholders Agreement have agreed not to transfer any shares, except for some permitted transfers under the Shareholders Agreement, for a period beginning seven days prior to the effective date of any registration statement and continuing for a period of 180 days thereafter.

STOCK PLANS

     Promptly after this offering, we intend to file a registration statement
under the Securities Act covering                common shares reserved for
issuance under our 1998 Stock Option Plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

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     At July 31, 1999, options to purchase 1,000,000 shares were issued and outstanding under our 1998 Stock Option Plan and otherwise. All of these shares will be eligible for sale in the public market from time to time, commencing 90 days after the effective date of this offering, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

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                                    TAXATION

NETHERLANDS TAXATION

     Each investor should consult his or her own tax advisor with respect to the tax consequences of an investment in our common shares. The discussion of certain Netherlands taxes set forth below is included for general information only and does not address every potential tax consequence of an investment in common shares under the laws of The Netherlands. The following summary of Dutch tax considerations is limited to the tax implications for an individual or corporate owner of common shares who owns less than 10% of the voting power of our company, a "holder of common shares".

WITHHOLDING TAX

     Dividends distributed by our company generally are subject to a Netherlands withholding tax imposed at a rate of 25%. The expression "dividends distributed by the company" as used in this section includes, among other things, the following:

          (i) distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized as capital for Netherlands dividend withholding tax purposes;

          (ii) liquidation proceeds, proceeds of redemption of common shares or, as a general rule, consideration for the repurchase of common shares by our company in excess of the average paid-in capital recognized as capital for Netherlands dividend withholding tax purposes;

          (iii) the par value of shares issued to a holder of common shares or an increase of the par value of common shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Netherlands dividend withholding tax purposes, has been made or will be made; and

          (iv) partial repayment of paid-in capital, recognized for Netherlands dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless the general meeting of shareholders of the company has resolved in advance to make such repayment and provided that the par value of the common shares concerned has been reduced by an equal amount by way of an amendment of the Articles of Association.

     If a holder of common shares is resident in a country other than The Netherlands and if a double taxation convention is in effect between The Netherlands and such country, such holder of common shares may, depending on the terms of such double taxation convention, be eligible for a full or partial exemption from, or refund of, Netherlands dividend withholding tax. Prospective investors in common shares should consult their own advisors to determine whether they are entitled to the benefits of a double taxation convention and, if so, what procedures must be followed in order to claim those benefits.

     Residents of the United States that qualify for, and comply with the procedures for claiming, benefits under the income tax convention between The Netherlands and the United States, known as the U.S./NL Income Tax Treaty, generally are eligible for a reduction of Netherlands withholding tax on dividend income to 15%. A holder of common shares may qualify for benefits under the U.S./ NL Income Tax Treaty if the holder (i) is the beneficial owner of the dividends; (ii) is a resident of the United States as defined for purposes of the U.S./NL Income Tax Treaty; (iii) does not carry on a business in The Netherlands through a permanent establishment situated in The Netherlands, or does not perform independent personal services from a fixed base situated in The Netherlands and the holding in respect of which the dividends are paid forms part of the business property of such permanent establishment or pertains to such fixed base; and (iv) is entitled to the benefits of the U.S./NL Income Tax Treaty pursuant to the limitation on benefits provision (Article 26) of the U.S./NL Income Tax Treaty. The U.S./NL Income Tax Treaty provides, if certain conditions are

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met, an exemption from taxation for dividends received by exempt pension trusts and exempt organizations, as defined therein. Except in the case of exempt organizations (as defined in Article 36 of the U.S./NL Income Tax Treaty), the reduced dividend withholding rate can be applied at source upon payment of the dividends, provided that the proper Dutch forms have been filed in advance of the payment.

TAXES ON INCOME AND CAPITAL GAINS

     A holder of common shares will not be subject to Netherlands taxes on income or capital gains in respect of dividends distributed by us or in respect of any gain realized on the disposal of common shares (other than the withholding tax described above), provided that:

          (i) such holder is neither resident nor deemed to be resident in The Netherlands; and

          (ii) such holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common shares belong or are attributable; and

          (iii) such holder does not have a substantial interest or a deemed substantial interest in the company or, in the event that such holder does have or is deemed to have such interest, it forms part of the assets of an enterprise; and

          (iv) such holder is not entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands, other than through ownership of securities or through employment, to which enterprise the common shares belong or are attributable.

     Common shares will generally not form part of a substantial interest if the holder of such shares, alone or together with his spouse, certain other relatives (including foster children) and/or certain persons sharing his or her household, does not own, whether directly or indirectly: (a) at least five percent of the issued share capital of any class of shares of our company; (b) option rights to acquire shares in our company representing at least five percent of the issued share capital of any class of shares of our company; or
(c) profit participating certificates entitling the holder to at least five percent of the annual profit of our company, or entitling the holder to at least five percent of the liquidation proceeds upon liquidation of our company. A deemed substantial interest is, for example, present if part of a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. If there is any doubt whether the "substantial interest" regulations may apply, each prospective holder of common shares should consult his or her tax advisor regarding the tax consequences of such holding.

NET WEALTH TAX

     A holder of common shares will not be subject to Netherlands net wealth tax in respect of the common shares provided that such holder is not an individual or, if he or she is an individual, provided that:

          (i) such holder is neither resident nor deemed to be resident in The Netherlands; and

          (ii) such holder does not have an enterprise or an interest (other than as a shareholder) in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common shares belong or are attributable; and

          (iii) such holder is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than through ownership of securities or through employment, to which enterprise the common shares belong or are attributable.

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GIFT AND INHERITANCE TAXES

     No gift or inheritance taxes will arise in The Netherlands with respect to an acquisition of common shares by way of a gift by, or on the death of, a holder of common shares who is neither resident nor deemed to be resident in The Netherlands, unless:

          (i) such holder at the time of the gift has or at the time of his death (a) had an enterprise or an interest (other than as a shareholder) in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common shares belong or are attributable, or (b) was entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than through ownership of securities or through employment, to which enterprise the common shares belong or are attributable; or

          (ii) in the case of a gift of common shares by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of gift, while being resident or deemed to be resident in The Netherlands.

     For purposes of Netherlands gift and inheritance tax, an individual who holds the Netherlands nationality will be deemed to be resident in The Netherlands if he or she has been resident in The Netherlands at any time during the ten years preceding the date of the gift or death. For purposes of Netherlands gift tax, an individual will be deemed to be resident in The Netherlands if he or she has been resident in The Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

CAPITAL TAX PAYABLE BY THE COMPANY

     Netherlands capital tax will be payable by our company at the rate of one percent of any contribution to the capital of the company.

OTHER TAXES AND DUTIES

     No Netherlands registration tax, stamp duty or any other similar documentary tax or duty other than court fees will be payable in The Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of the common shares.

UNITED STATES TAXATION

     The following discussion summarizes certain U.S. federal tax consequences of the acquisition, ownership and disposition of common shares by a U.S.
Holder -- that is, a beneficial owner of common shares that is (i) a citizen or resident of the United States, a corporation organized under the laws of the United States or any state thereof or the District of Columbia, or any person that will otherwise be subject to U.S. federal income tax on a net income basis in respect of its worldwide income, and (ii) holds such common shares as a capital asset. This summary is based upon current U.S. law and U.S. Internal Revenue Service practice, and the U.S./NL Income Tax Treaty currently in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect.

     This summary does not address the tax consequences to a U.S. Holder (i) that is resident in The Netherlands for Netherlands tax purposes, (ii) whose holding of common shares is effectively connected with a permanent establishment in The Netherlands through which such U.S. Holder carries on business activities or, in the case of an individual who performs independent personal services, with a fixed base situated therein, or (iii) that alone or together with certain related persons, owns directly or indirectly, 10% or more of the total combined voting power of all classes of our

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outstanding voting stock or the total value of our outstanding stock (except as discussed below under "Controlled Foreign Corporations"). This summary also does not address the tax treatment of U.S. Holders that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, securities dealers, investors liable for alternative minimum tax, persons that hold common shares as part of an integrated investment (including a "straddle") comprised of common shares and one or more other positions, and persons whose functional currency is not the U.S. dollar. In addition, this discussion assumes that any dividends will be payable, and sales and exchanges of common shares will be effected, in U.S. dollars.

     YOU SHOULD CONSULT YOUR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SHARES IN YOUR PARTICULAR SITUATION, INCLUDING THE EFFECT OF ANY U.S., STATE, LOCAL OR FOREIGN TAX LAWS.

TAXATION OF DIVIDENDS

     We do not expect to pay dividends on our common shares in the foreseeable future. Distributions made with respect to common shares (including amounts withheld in respect of Dutch withholding tax) will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Generally, dividends we pay will not be eligible for the dividends-received deduction allowed to corporate shareholders under the U.S. Internal Revenue Code.

     Distributions, if any, in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a U.S. Holder to the extent of the U.S. Holder's tax basis in the common shares and will be applied against and reduce the tax basis in the common shares. To the extent that such distributions are in excess of a U.S. Holder's tax basis in the common shares, the distributions will constitute capital gain.

     Subject to certain complex limitations and the discussion below, the Dutch withholding tax imposed on dividends paid to a U.S. Holder will be treated for U.S. tax purposes as a foreign income tax that may be claimed as a foreign tax credit against the U.S. federal income tax liability of the U.S. Holder. In general, we are required to remit the Dutch withholding tax imposed on dividends paid to a U.S. Holder to the Dutch tax authorities. However, under certain circumstances we may be allowed to reduce the amount that is required to be remitted to the Dutch tax authorities by the lesser of (i) three percent of the portion of the dividend paid by us that is subject to the Dutch dividend withholding tax and (ii) three percent of the dividends and profit distributions, before deduction of foreign withholding taxes, received by us from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by us) and the two preceding calendar years, to the extent that such dividends and profit distributions have not yet been taken into account for purposes of establishing the above-mentioned reduction. To the extent that dividend distributions are made on the common shares, we expect to fund them with dividends received from our subsidiaries organized outside The Netherlands. Any amount that is withheld by us but that is not required to be remitted to any taxation authorities in the Netherlands likely would not qualify as a creditable tax for U.S. foreign tax credit purposes. If we distribute dividends, they will generally constitute foreign source "passive income" for purposes of computing allowable foreign tax credits for U.S. tax purposes. Foreign tax credits allowable with respect to foreign source income in certain income categories cannot exceed the U.S. federal income tax otherwise payable with respect to foreign source taxable income in such category. The consequences of the separate limitation calculation will depend on the nature and sources of each U.S. Holder's income and the deductions allocable thereto.

     We will likely be a "United States-owned foreign corporation" within the meaning of sec. 904(g) under the Internal Revenue Code. As a result, for purposes of the U.S. foreign tax credit limitation, all or a portion of any dividend we pay may be treated as U.S. source dividend income, unless less

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than 10% of our earnings and profits for the taxable year consists of U.S.
source income (including dividends and royalties, if any, we receive from subsidiaries). A "United States-owned foreign corporation" means any foreign corporation that is 50% or more owned (by vote or value) by "United States persons" (as defined in sec. 7701 (a)(30) under the Internal Revenue Code). The U.S. source portion of a dividend would be determined by multiplying the amount of such dividend by the percentage of U.S. source earnings and profits out of our total earnings and profits for the taxable year in which the dividend is paid. A U.S. Holder may elect under sec. 904(g)(10) of the Internal Revenue Code to treat the portion of any dividend deemed to be U.S. source as foreign source dividend income provided that the foreign tax credit limitation is applied separately to such dividend income.

TAXATION OF CAPITAL GAINS

     A U.S. Holder will, upon the sale or exchange of common shares, recognize a gain or a loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the common shares were held for more than one year. For a U.S. Holder, under most circumstances, gain or loss from the sale or exchange of common shares will be treated as U.S. source gain or loss for foreign tax credit purposes.

CONTROLLED FOREIGN CORPORATIONS

     We will likely be a controlled foreign corporation, or CFC, which is a foreign corporation that on any day of its taxable year is owned, directly, indirectly or by attribution, more than 50%, by vote or by value, by "United States Shareholders." For this purpose, a "United States Shareholder" is a United States person (as defined in sec. 957(c) of the Internal Revenue Code) who owns, directly, indirectly or by attribution, at least 10% of the total combined voting power of all shares entitled to vote of the foreign corporation.

     In the event that we were determined to have been a CFC for an uninterrupted period of at least 30 days during our taxable year, and you are one of our United States Shareholders, you must include in income for your taxable year in which or with which our taxable year ends, the total of (i) your pro rata share of our subpart F income for such taxable year (subpart F income includes in general, dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a business and not received from a related person) annuities, income from some transactions with or effected on behalf of related parties and various other types of income), (ii) your pro rata share of our previously excluded subpart F income withdrawn from investments in less developed countries for such year, (iii) your pro rata share of our previously excluded subpart F income from foreign base company shipping operations for such year, and (iv) your pro rata share of our increase in earnings invested in U.S. property for such year. In the event that we are a CFC, amounts distributed to United States Shareholders will not be includible in income for U.S. tax purposes to the extent that the amounts have been previously taken into income by such United States Shareholders. The tax basis in shares held by a United States Shareholder will be increased by any amount included in income, and decreased by any amounts distributed but excluded from income, pursuant to the above rules. A United States Shareholder that sells shares in a foreign corporation that is a CFC or that has been a CFC during the preceding five (5) years must recharacterize gain on the sale of such shares as dividend income to the extent of the shareholder's pro rata share of the corporation's earnings and profits for the shareholder's holding period during which the corporation was a CFC.

     Even if we are a CFC, if you are a United States person (as defined in sec. 957(c) of the Internal Revenue Code) who owns less than 10% of the total combined voting power of all classes of our shares entitled to vote, directly, indirectly, and by attribution, you will not be taxed on our undistributed income and do not recharacterize gain as dividend income by virtue of the fact that we are a CFC. Distributions to such shareholders will be taxed under the ordinary rules relating to the taxation of corporate distributions and sales of stock (see above), except to the extent that our income would be taxable to such shareholders under the rules for a foreign personal holding company or a passive foreign investment company, as each of these in defined for U.S. tax purposes (see below).

FOREIGN PERSONAL HOLDING COMPANIES

     Starboard Cruise Services or any of our non-U.S. subsidiaries generally will be classified as a "foreign personal holding company", or FPHC, if in any taxable year (i) a group of five or fewer individuals who are U.S. citizens or residents own (directly, indirectly or by attribution) more than 50% (by vote or by value) of our shares (such persons hereafter referred to as a "U.S. group") and (ii) at least 60% (reduced to 50% in years subsequent to the first year of FPHC status) of our gross income or the gross income of the applicable non-U.S. subsidiary consists of certain passive income for purposes of the FPHC rules (generally including dividends, interest, royalties, rents, and gains from securities and certain commodities transactions).

     If we or any of our subsidiaries are or become a FPHC, each U.S. Holder of common shares (including a U.S. corporation) who held such shares on the last day of our or our subsidiary's taxable year, or, if earlier, the last day of its taxable year on which a U.S. group existed with respect to us or our subsidiary, would be required to include in gross income as a deemed dividend such U.S. Holder's pro rata portion of our or our subsidiary's undistributed foreign personal holding company income (generally, our taxable income or the taxable income of our subsidiary, with certain adjustments, including a deduction for dividends paid), up to and including the last day of the year or on which the U.S. group existed, even if no cash dividend were paid to the U.S. Holder. In such case, if we were a FPHC, a U.S. Holder would be entitled to increase its tax basis in our common shares by the amount of the deemed dividend. If one of our subsidiaries were a FPHC, it is not clear that a U.S. Holder would be afforded similar relief.

     Upon completion of the offering, five or fewer U.S. citizens or residents likely will be deemed to own more than 50% of our outstanding shares for purposes of the FPHC ownership test. In addition, we expect Starboard Cruise Services, but none of our operating subsidiaries, to satisfy the FPHC gross income test. However, based on our current plans, we do not expect to have any undistributed foreign personal holding company income (generally taxable income with certain adjustments, including a deduction for dividends paid) because we do not expect to have any taxable income (as determined for U.S. federal income tax purposes) in the foreseeable future and thus do not currently expect that our shareholders would be required to include any amounts in gross income as a deemed dividend as a result of our being a FPHC.

     If we are a FPHC, a U.S. person who acquires common shares from a decedent would be denied the step-up of tax basis of such shares to fair market value on the decedent's date of death which otherwise would have been available and instead would have a tax basis equal to the lower of fair market value or the decedent's basis.

PASSIVE FOREIGN INVESTMENT COMPANIES

     We may be classified as a "passive foreign investment company", or PFIC, for U.S. federal income tax purposes if certain tests are met. We will be a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held common shares, either (i) 75% or more of our gross income for the taxable year is passive income or (ii) the average value of our assets during the taxable year which produce passive income or which are held for the production of passive income is at least 50% of the average value of all of our assets for such year. Unless we were to elect to apply the asset test using the average adjusted tax bases of our assets (as determined for purposes of computing earnings and profits) during the taxable year, the asset test would be applied using the average fair market value of our assets. For this purpose, passive income means, in general, dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not received from a related person), annuities and gains from assets which would produce such income, other than the sale of inventory.

     For the purpose of the PFIC tests, if a foreign corporation owns, directly or indirectly, at least 25% by value of the stock of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation, and as if it had received directly its proportionate share of the income of such other corporation. The effect of this special provision with respect to us and our direct and indirect subsidiaries is that we, for purposes of the income and asset tests described above, will be treated as owning directly our proportionate share (presently 100%) of the assets of our subsidiaries and of receiving directly our proportionate share of each of those companies' income, if any, so long as we own, directly or indirectly, at least 25% by value of the particular company's stock or shares. Income of our subsidiaries that does not constitute "passive income" as discussed above will be treated as other than passive income of Starboard Cruise Services for purposes of the PFIC rules.

     Common shares held by a U.S. Holder will be treated as stock in a PFIC if, at any time during the holding period of the U.S. Holder with respect to such common shares, the company was a PFIC and the U.S. Holder did not elect to recognize gain as of the last day of the last taxable year for which the company was a PFIC.

     If we were to be classified as a PFIC, a U.S. Holder would be subject to an interest charge on taxes deemed deferred by such U.S. Holder on receipt of certain "excess distributions" by us to the U.S. Holder and on recognition of gain on disposition of any common shares by the U.S. Holder (which distributions and the portion of such gains not attributable to the current taxable year or to years before we were a PFIC would be taxable at the maximum ordinary income rates in effect for each year to which the amounts are allocated with the remainder taxable as ordinary income at the current rates then applicable to the holder). The foregoing will not apply if either (a) we were to agree to comply with certain reporting requirements, and the U.S. Holder were to elect to be currently taxable on such U.S. Holder's pro rata share of our earnings and profits (excluding net capital gain) and net capital gains for each year (at ordinary and long-term capital gains rates, respectively), ("a QEF election"), even if no distributions were received (although such U.S. Holder may elect to defer payment of tax on certain undistributed income until such amounts are distributed or the holder disposes of the shares, subject to an interest charge) or (b) the U.S. Holder made an election to mark-to-market its common shares as of the close of each taxable year. If a mark-to-market election were made, the U.S. Holder would include in income each year an amount equal to the excess, if any, of the fair market value of the PFIC stock over the U.S. Holder's adjusted basis in such stock. The U.S. Holder also would be allowed a deduction for the excess, if any, of the adjusted basis of the PFIC stock over its fair market value, to the extent of net mark-to-market gains previously included in income by such U.S. Holder with respect to such stock. If a mark-to-market election were made, the amount included in income and any gain on the sale of such stock would be treated as ordinary income.

     If we were both a CFC and a PFIC, and you were a United States Shareholder (as described above), you would continue to be subject to the CFC current income inclusion rules described above, but would not also be subject to the PFIC provisions. The PFIC provisions would still apply to U.S. Holders that were not United States Shareholders.

     We do not expect to be classified as a PFIC. However, we cannot assure you that we will not become a PFIC in the future. If we were classified as a PFIC, we cannot assure you that we would satisfy the reporting requirements necessary to permit a U.S. Holder to make a QEF election.

     As noted above, some U.S. tax consequences turn on the composition of our income and that of our subsidiaries. The tax law is not entirely clear as to the proper classification of all relevant types of income which we and our subsidiaries may realize. Accordingly, there can be no assurance that our management's expectations described above will be fulfilled.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Some U.S. Holders may be subject to information reporting and backup withholding with respect to dividends on, or the proceeds from the disposition of, our common shares. In order to avoid backup withholding of 31% on amounts received, U.S. Holders may be required to provide their taxpayer identification number and comply with certain other requirements concerning information reporting; or otherwise qualify for an exemption. Any amounts withheld will be allowed as a credit against or refund of such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 1999 we and the selling shareholders have
agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as a representative, the following respective numbers of common shares:

                                                                 NUMBER
                                                                   OF
                        UNDERWRITER                              SHARES
                        -----------                             --------
Credit Suisse First Boston Corporation......................
                                                                --------

     Total..................................................
                                                                ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common shares may be terminated.

     We and the selling shareholders have granted to the underwriters a 30-day
option to purchase on a pro rata basis up to           additional shares from us
and an aggregate of           additional shares from the selling shareholders at
the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common shares.

     The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $ per share. The underwriters and selling
group members may allow a discount of $     per share on sales to other
broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay.

                                                 PER SHARE                           TOTAL
                                      -------------------------------   -------------------------------
                                         WITHOUT            WITH           WITHOUT            WITH
                                      OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                      --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions paid by us............     $                $                $                $
Expenses payable by us..............     $                $                $                $
Underwriting discounts and
  commissions paid by selling
  shareholders......................     $                $                $                $
Expenses payable by selling
  shareholders......................     $                $                $                $

     The underwriters have informed us that they do not expect sales to discretionary accounts to exceed 5% of the common shares being offered.

     We, each of our officers, directors and our other shareholders have agreed that we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to any additional common shares or securities convertible into or exchangeable or exercisable for any of our common shares without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

     Our common shares have been approved for listing on The Nasdaq Stock Market's National Market.

     In connection with the acquisitions of our predecessor, Greyhound Leisure Services, and the Onboard Group and the acquisition of certain of the assets of Nuance Global Ships, we entered into a five-year credit facility on September 17, 1998 with Credit Suisse First Boston, New York branch and various other banks and financial institutions in order to finance the acquisitions. Under the credit facility, we are required to pay Credit Suisse First Boston, New York branch certain fees, including a commitment fee and administrative agent fee. See "Description of Certain Indebtedness". In addition, from time to time, certain of the underwriters have provided advisory and investment banking services to us, for which customary compensation has been received. It is expected that such underwriters will continue to provide such services to us in the future.

     Prior to this offering, there has been no public market for our common shares. The initial public offering price will be negotiated between us and the underwriters. Among the factors to be considered in such negotiations are:

     - the history of, and prospects for, our company and the industry in which we compete;

     - the past and present financial performance of our company;

     - an assessment of our management;

     - the present state of our development;

     - the prospects for our future earnings;

     - the prevailing market conditions of applicable U.S. securities markets at the time of this offering; and

     - market valuations of publicly traded companies that we and the underwriters believe to be comparable to our company.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of our common shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of our common shares are effected. Accordingly, any resale of our common shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common shares.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of our common shares in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealers from whom such purchase confirmation is received that:

     - such purchaser is entitled under applicable provincial securities laws to purchase our common shares without the benefit of a prospectus qualified under such securities laws;

     - where required by law, that such purchaser is purchasing as principal and not as agent; and

     - such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of our common shares to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of common shares acquired by such purchaser through this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of our common shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of our common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common shares in their particular circumstances and with respect to the eligibility of our common shares for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common shares offered hereby will be passed upon for us by Stibbe Simont Monahan Duhot, Amsterdam, The Netherlands, as Netherlands counsel. Other legal matters in connection with the offering made hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York. An investment partnership composed of members of Ropes & Gray has an indirect equity interest in Starboard Cruise Services.

                                    EXPERTS

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedule at December 31, 1998 and for the period from September 10, 1998 (date of inception) through December 31, 1998, as set forth in their reports. We have included our consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent certified public accountants, have audited the consolidated financial statements of Greyhound Leisure Services and subsidiaries for the period from January 1, 1998 through September 17, 1998, as set forth in their report. We have included the consolidated financial statements of Greyhound Leisure Services and subsidiaries in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Greyhound Leisure Services and subsidiaries at December 31, 1997 and for the two years in the period ended December 31, 1997 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent certified public accountants, have audited the combined financial statements of Onboard Media, Cruise Management International and Boxer Media for the period from January 1, 1998 through September 17, 1998, as set forth in their report. Goldstein Schechter Price Lucas Horwitz & Co., P.A., independent certified public accountants, have audited the combined financial statements of Onboard Media, Cruise Management International and Boxer

Media at December 31, 1997 and for each of the two years in the period ended December 31, 1997, as set forth in their report. We have included the combined financial statements of Onboard Media, Cruise Management International and Boxer Media in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's and Goldstein Schechter Price Lucas Horwitz & Co., P.A.'s reports, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent certified public accountants, have audited the financial statements of Nuance Global Ships for the period from January 1, 1998 through September 24, 1998 as set forth in their report. We have included the financial statements of Nuance Global Ships in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent certified public accountants, have examined the pro forma adjustments to the historical financial statements of our company, Greyhound Leisure Services and subsidiaries, Onboard Media, Cruise Management International and Boxer Media, and Nuance Global Ships for the year ended December 31, 1998 appearing in the unaudited pro forma condensed statement of operations in the prospectus, as set forth in their report. We have included the unaudited pro forma condensed statement of operations in the prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     Deloitte & Touche LLP were the independent accountants to our predecessor entity, Greyhound Leisure Services, and its parent, Viad Corp. Because Deloitte & Touche LLP had been engaged by Viad Corp., following our acquisition of Greyhound Leisure Services from Viad Corp., Deloitte & Touche LLP no longer served as the independent accountants to Greyhound Leisure Services. Prior to our acquisition of Greyhound Leisure Services, we engaged Ernst & Young LLP to provide specific accounting services to our company. On November 18, 1999, we sent out requests for proposals for independent accounting services to several accounting firms including Deloitte & Touche LLP and Ernst & Young LLP. Each of those firms, along with other accounting firms, submitted proposals to us. In December, 1998, we engaged Ernst & Young LLP as independent accountants to our company including our subsidiaries. The decision to engage Ernst & Young LLP was approved by our Board of Managers.

     We believe, and have been advised by Deloitte & Touche LLP that it concurs in such belief, that, for the period from January 1, 1996 through September 17, 1998, Greyhound Leisure Services and Deloitte & Touche LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference in connection with its report on Greyhound Leisure Services' consolidated financial statements to the subject matter of the disagreement. The reports of Deloitte & Touche LLP on Greyhound Leisure Services' consolidated financial statements for each of the two fiscal years in the period ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those years and for the period from January 1, 1998 through September 17, 1998, there were no "reportable events" within the meaning of Item 302(a)(1)(v) of Regulation S-K promulgated under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Starboard Cruise Services and the common shares, reference is made to the registration statement and the exhibits and schedules thereto.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information in Starboard Cruise Services' files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Starboard Cruise Services' Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

     We intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

     We will also comply with our obligations under the law of The Netherlands to prepare annual financial statements complying with Dutch corporate law and file our financial statements at the Commercial Register of The Chamber of Commerce and Industry in Amsterdam, The Netherlands.

            SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

     We are a limited liability company (naamloze vennootschap or N.V.) organized under the laws of The Netherlands. All or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to enforce against us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Netherlands counsel, Stibbe Simont Monahan Duhot, that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. In the opinion of such counsel, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to a Netherlands court the final judgment that has been rendered in the United States. If a Netherlands court finds that the jurisdiction of the federal or state court in the United States has been based on the grounds that are internationally acceptable and that proper legal procedures and elementary principles of fair trial have been observed, the court in The Netherlands would, under current practice, give binding effect to the final judgment that has been rendered in a defended action in the United States unless such judgment contravenes The Netherlands' public policy.

                         INDEX TO FINANCIAL STATEMENTS

Starboard Cruise Services N.V.
Unaudited Consolidated Balance Sheet at June 30, 1999.......  F-3
Unaudited Consolidated Statements of Operations for the six
  months ended June 30, 1998 and 1999.......................  F-4
Unaudited Consolidated Statement of Shareholders' Equity for
  the six months ended June 30, 1999........................  F-5
Unaudited Consolidated Statements of Cash Flows for the six
  months ended June 30, 1998 and 1999.......................  F-6
Notes to Unaudited Consolidated Financial Statements........  F-7
Report of Ernst & Young LLP, Independent Certified Public
  Accountants...............................................  F-9
Consolidated Balance Sheet as of December 31, 1998..........  F-10
Consolidated Statements of Operations for the period from
  September 10, 1998 (date of incorporation) through
  December 31, 1998.........................................  F-11
Consolidated Statements of Shareholders' Equity for the
  period from September 10, 1998 (date of incorporation)
  through December 31, 1998.................................  F-12
Consolidated Statements of Cash Flows for the period from
  September 10, 1998 (date of incorporation) through
  December 31, 1998.........................................  F-13
Notes to Consolidated Financial Statements..................  F-15
Greyhound Leisure Services, Inc. and Subsidiaries
Report of Ernst & Young LLP, Independent Certified Public
  Accountants...............................................  F-27
Report of Deloitte & Touche LLP, Independent Auditors.......  F-28
Consolidated Balance Sheet as of December 31, 1997..........  F-29
Consolidated Statements of Income for the years ended
  December 31, 1996 and 1997 and for the period from January
  1, 1998 through September 17, 1998........................  F-30
Consolidated Statements of Stockholder's Equity for the
  years ended December 31, 1996 and 1997 and for the period
  from January 1, 1998 through September 17, 1998...........  F-31
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996 and 1997 and for the period from January
  1, 1998 through September 17, 1998........................  F-32
Notes to Consolidated Financial Statements..................  F-33

On Board Media, Inc., Cruise Management International, Inc.
  and Boxer Media, Inc.
Report of Ernst & Young LLP, Independent Certified Public
  Accountants...............................................  F-41
Combined Statement of Income for the period from January 1,
  1998 through September 17, 1998...........................  F-42
Combined Statement of Cash Flows for the period from January
  1, 1998 through September 17, 1998........................  F-43
Notes to Combined Financial Statements......................  F-44
Report of Goldstein Schechter Price Lucas Horwitz & Co.,
  P.A., Independent Certified Public Accountants............  F-48
Combined Balance Sheet as of December 31, 1997..............  F-49
Combined Statements of Income for the years ended December
  31, 1996 and 1997.........................................  F-50
Combined Statements of Changes in Stockholders' Equity for
  the years ended December 31, 1996 and 1997................  F-51
Combined Statements of Cash Flows for the years ended
  December 31, 1996 and 1997................................  F-52
Notes to Combined Financial Statements......................  F-54
Nuance Global Ships, Inc.
Report of Ernst & Young LLP, Independent Certified Public
  Accountants...............................................  F-60
Consolidated Statement of Operations and Accumulated Deficit
  for the period from December 26, 1997 through September
  24, 1998..................................................  F-61
Consolidated Statement of Cash Flows for the period from
  December 26, 1997 through September 24, 1998..............  F-62
Notes to Financial Statements...............................  F-63

                         STARBOARD CRUISE SERVICES N.V.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                  JUNE 30,
                                                                    1999
                                                                ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    360,562
  Trade accounts receivable, net of allowance for doubtful
     accounts of $557,770...................................      13,217,109
  Inventories, net..........................................      63,981,155
Prepaid expenses and other current assets...................       4,709,862
                                                                ------------
Total current assets........................................      82,268,688
Property and equipment, net.................................       7,394,971
Investment in unconsolidated subsidiary.....................       1,143,780
Other assets................................................         246,892
Notes receivable from minority interest holders.............       1,416,177
Intangible assets, net......................................      98,764,782
                                                                ------------
Total assets................................................    $194,019,974
                                                                ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 13,532,909
  Accrued expenses..........................................      20,491,838
  Current portion of long-term debt.........................      10,714,284
  Deferred revenue..........................................       1,416,177
  Due to affiliates.........................................         100,002
  Deferred income taxes.....................................         895,314
                                                                ------------
Total current liabilities...................................      47,150,524
Long term-debt, net of current portion......................      99,874,168
Minority interest...........................................       4,326,432
Commitments and contingencies
Shareholders' equity:
  Common stock, EUR .01 par value; 50,000,000 authorized
     shares; 24,000,000 issued and outstanding shares.......          49,920
  Additional paid-in capital................................      46,120,070
  Accumulated deficit.......................................      (3,501,140)
                                                                ------------
Total shareholders' equity..................................      42,668,850
                                                                ------------
Total liabilities and shareholders' equity..................    $194,019,974
                                                                ============

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED JUNE 30,
                                                              -----------------------------
                                                                  1998             1999
                                                              -------------    ------------
                                                              (PREDECESSOR)
Net sales...................................................   $94,397,639     $138,258,164
Cost of sales...............................................    37,770,106       56,887,519
                                                               -----------     ------------
Gross profit................................................    56,627,533       81,370,645
Selling, general and administrative expenses................    51,111,548       75,856,706
Amortization of intangibles.................................            --        2,750,499
                                                               -----------     ------------
Total expenses..............................................    51,111,548       78,607,205
                                                               -----------     ------------
Income from operations......................................     5,515,985        2,763,440
Other (income) expense:
  Interest expense..........................................       421,454        6,047,679
  Interest income...........................................      (128,282)        (228,582)
                                                               -----------     ------------
Total other expense.........................................       293,172        5,819,097
                                                               -----------     ------------
Income (loss) before provision for income taxes and minority
  interest..................................................     5,222,813       (3,055,657)
Provision for income taxes..................................     1,437,255          186,151
Minority interest...........................................       513,645           71,451
                                                               -----------     ------------
Net income (loss)...........................................   $ 3,271,913       (3,313,259)
                                                               ===========     ============
Basic and diluted net (loss) per share......................                   $      (0.14)
                                                                               ============
Basic and diluted weighted average shares...................                     24,000,000
                                                                               ============

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                  COMMON STOCK       ADDITIONAL                      TOTAL
                              --------------------     PAID-IN      RETAINED     SHAREHOLDERS'
                                SHARES     AMOUNT      CAPITAL       DEFICIT        EQUITY
                              ----------   -------   -----------   -----------   -------------
Balance at December 31,
  1998......................  24,000,000   $49,920   $46,120,070   $  (187,881)   $45,982,109
Net loss (unaudited)........          --        --            --    (3,313,259)    (3,313,259)
                              ----------   -------   -----------   -----------    -----------
Balance at June 30, 1999
  (unaudited)...............  24,000,000   $49,920   $46,120,070   $(3,501,140)   $42,668,850
                              ==========   =======   ===========   ===========    ===========

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED JUNE 30,
                                                              -----------------------------
                                                                  1998             1999
                                                              -------------    ------------
                                                              (PREDECESSOR)
OPERATING ACTIVITIES
Net income (loss)...........................................   $ 3,271,913     $ (3,313,259)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................     1,735,395        1,978,514
  Amortization of intangible assets.........................            --        2,750,499
  Provision for shrinkage reserve...........................      (120,399)         427,075
  Deferred income taxes.....................................    (1,005,106)         442,348
  Provision for bad debts...................................           488          (68,591)
  Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
  Accounts receivable.......................................      (776,054)       1,642,631
  Inventory.................................................     2,337,878      (12,386,825)
  Prepaid expenses and other current assets.................      (345,150)         829,738
  Notes receivables from minority interest..................         1,335          (16,670)
  Investment in unconsolidated subsidiary...................        (9,021)        (127,304)
  Other assets..............................................            --         (246,892)
  Intangible assets.........................................            --         (453,958)
  Due to affiliates.........................................       669,827          (16,665)
  Accounts payable..........................................    (4,016,460)       4,695,298
  Accrued expenses..........................................       364,135        3,330,444
  Deferred revenue..........................................       441,579         (257,465)
  Minority interest.........................................       513,639           71,447
                                                               -----------     ------------
Net cash provided by (used in) operating activities.........     3,063,999         (719,635)
INVESTING ACTIVITIES
Purchases of property and equipment.........................      (499,672)        (572,922)
Disposals of property and equipment.........................       129,845            1,033
Payments to minority shareholders...........................      (256,229)        (172,105)
                                                               -----------     ------------
Net cash used in investing activities.......................      (626,056)        (743,994)
FINANCING ACTIVITIES
Repayments on the line of credit............................            --       (2,300,000)
Dividends paid to Viad......................................    (2,700,000)              --
                                                               -----------     ------------
Net cash used in financing activities.......................    (2,700,000)      (2,300,000)
Net decrease in cash and cash equivalents...................      (262,057)    $ (3,763,629)
Cash and cash equivalents, beginning of period..............       262,057        4,124,191
                                                               -----------     ------------
Cash and cash equivalents, end of period....................   $        --     $    360,562
                                                               ===========     ============
SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid during the period.............................   $   508,149     $  3,028,125
                                                               ===========     ============
Cash paid to Viad for income taxes..........................     1,369,797               --
                                                               ===========     ============
Income taxes paid during the period.........................   $        --     $    345,000
                                                               ===========     ============

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated condensed financial statements of Starboard Cruise Services N.V. and subsidiaries (formerly Miami Cruiseline Services Holdings I B.V.) (the "Company") for the periods indicated herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries over which the Company has control. All significant intercompany accounts and transactions have been eliminated. The interim financial statements for the six months ended June 30, 1998 are the financial statements of the Company's predecessor, Greyhound Leisure Services, Inc. For further information, refer to the Company's 1998 consolidated financial statements and notes thereto.

     The Company experiences seasonality in its quarterly results of operations as a result of fluctuations in the demand for cruises. Historically, the demand has been greater during the summer months.

2. ACQUISITIONS

     On September 17, 1998, the Company acquired 100% of the issued and outstanding shares of the capital stock of GLSI for a purchase price of approximately $96.6 million. The purchase price, which is subject to net asset balance adjustments, consisted of approximately $81.5 million in cash, a $10.0 million Junior Subordinated Note due May 15, 2009 and approximately $5.1 million of acquisition costs. The GLSI acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on estimates of their underlying fair values. The fair value of net assets acquired, including approximately $5.4 million allocated to acquired cruise line contracts, was approximately $40.7 million. The excess purchase price over the fair value of the assets acquired of approximately $55.9 million has been classified as goodwill and is being amortized over 25 years. The allocation of the purchase price is preliminary pending finalization of estimates. The GLSI acquisition was primarily financed through a $63.0 million term loan, a $2.5 million drawdown on a $35.0 million revolver loan, and $25.2 million of senior subordinated notes (see Note 3).

     On September 17, 1998, the Company acquired 100% of the issued and outstanding shares of the capital stock of On-Board Media Group for a purchase price of approximately $47.0 million. The purchase price consisted of approximately $33.3 million in cash, which includes approximately $3.3 million of assumed indebtedness paid by the Company at closing, 5,912,500 shares of the Company's common stock valued at approximately $11.4 million and approximately $2.3 million of acquisition costs. The On-Board Media Group acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on estimates of their underlying fair values. The fair value of net assets acquired was approximately $5.7 million. The excess purchase price over the fair value of the assets acquired of

                         STARBOARD CRUISE SERVICES N.V.

2.  ACQUISITIONS (CONTINUED)
approximately $41.3 million has been classified as goodwill and is being amortized over 25 years. The allocation of the purchase price is preliminary pending finalization of estimates.

     On December 15, 1998, Starboard entered into an Asset Purchase Agreement with Nuance Global Traders Ltd. for the purchase of certain of the assets and assumption of certain liabilities of Nuance Global Traders, an operator of duty free stores on cruise ships, for a purchase price of approximately $17.4 million in cash (the Nuance acquisition). The Nuance acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on estimates of their underlying fair value. The fair value of net assets acquired was approximately $17.4 million. The allocation of the purchase price is preliminary pending finalization of estimates.

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                JUNE 30,
                                                                  1999
                                                              ------------
Term Note bearing interest at a variable rate (8.00% at June
  30, 1999). Interest payable quarterly.....................  $ 67,500,000
$35.0 million revolving credit facility bearing interest at
  LIBOR plus 2.75% (8.57% at June 30, 1999); expiring
  September 17, 2003. Interest payable semi-annually........     7,900,000
Senior subordinated notes bearing interest at 15%; due
  September 17, 2006. Interest payable semi-annually........    25,188,452
Junior subordinated notes bearing interest at 12%; due May
  15, 2009. Interest payable quarterly......................    10,000,000
                                                              ------------
Total.......................................................   110,588,452
Less current portion........................................   (10,714,284)
                                                              ------------
                                                              $ 99,874,168
                                                              ============

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Starboard Cruise Services N.V.
and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Starboard Cruise Services N.V. and subsidiaries (formerly Miami Cruiseline Services Holdings I B.V.) as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from September 10, 1998 (date of incorporation) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Starboard Cruise Services N.V. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the period from September 10, 1998 (date of incorporation) through December 31, 1998, in conformity with generally accepted accounting principles.

Miami, Florida
March 22, 1999, except as to Note 14, as to
which the date is September   , 1999

     The foregoing report is in the form that will be signed upon completion of the restatement of capital accounts and the name change described in Note 14 to the consolidated financial statements.

                                          /s/ ERNST & YOUNG LLP

Miami, Florida
August 18, 1999

                         STARBOARD CRUISE SERVICES N.V.

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,124,191
  Trade accounts receivable, net of allowance for doubtful
     accounts of $626,361...................................    14,791,149
  Inventories, net..........................................    52,021,405
  Prepaid expenses and other current assets.................     5,539,600
                                                              ------------
Total current assets........................................    76,476,345
Property and equipment, net.................................     8,801,596
Investment in unconsolidated subsidiary.....................     1,016,476
Notes receivable from minority interest holders.............     4,184,191
Intangible assets, net......................................   101,061,323
                                                              ------------
Total assets................................................  $191,539,931
                                                              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  8,837,611
  Accrued expenses..........................................    17,161,394
  Current portion of long-term debt.........................     5,357,142
  Deferred revenue..........................................     1,673,642
  Due to affiliates.........................................       116,667
  Deferred income taxes.....................................       452,966
                                                              ------------
Total current liabilities...................................    33,599,422
Long term-debt, net of current portion......................   107,531,310
Minority interest...........................................     4,427,090
Commitments and contingencies
Shareholders' equity:
  Common shares EUR $.01 par value; 120,000,000 authorized
     shares; 24,000,000 issued and outstanding shares.......       240,000
  Additional paid-in capital................................    45,929,990
  Accumulated deficit.......................................      (187,881)
                                                              ------------
Total shareholders' equity..................................    45,982,109
                                                              ------------
Total liabilities and shareholders' equity..................  $191,539,931
                                                              ============

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 PERIOD FROM
                                                                SEPTEMBER 10,
                                                                1998 (DATE OF
                                                                INCORPORATION)
                                                                   THROUGH
                                                                 DECEMBER 31,
                                                                     1998
                                                                --------------
Net sales...................................................     $71,061,304
Cost of sales...............................................      30,139,145
                                                                 -----------
Gross profit................................................      40,922,159
Selling, general and administrative expenses................      36,372,811
Amortization of intangibles.................................       1,525,266
                                                                 -----------
Total expenses..............................................      37,898,077
                                                                 -----------
Income from operations......................................       3,024,082
Other (income) expense:
  Interest expense..........................................       3,156,404
  Interest income...........................................        (485,462)
                                                                 -----------
Total other expense.........................................       2,670,942
                                                                 -----------
Income before provision for income taxes and minority
  interest..................................................         353,140
Provision for income taxes..................................         359,195
Minority interest...........................................         181,826
                                                                 -----------
Net loss....................................................     $  (187,881)
                                                                 ===========
Basic and diluted net loss per share........................     $     (0.01)
                                                                 ===========
Basic and diluted weighted average shares...................      23,250,000
                                                                 ===========

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                          COMMON STOCK        ADDITIONAL                      TOTAL
                                      ---------------------     PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                        SHARES      AMOUNT      CAPITAL       DEFICIT        EQUITY
                                      ----------   --------   -----------   -----------   -------------
Initial capitalization..............  10,000,000   $100,000   $   (79,200)   $      --     $   (79,200)
  Issuance of common stock..........   8,087,500     80,875    34,689,315           --      34,770,190
  Common Stock issued in connection
     with the Onboard Media Group
     acquisition....................   5,912,500     39,125    11,319,875           --      11,379,000
  Net loss..........................          --         --            --     (187,881)       (187,881)
                                      ----------   --------   -----------    ---------     -----------
  Balance at December 31, 1998......  24,000,000   $240,000   $45,929,990    $(187,881)    $45,982,109
                                      ==========   ========   ===========    =========     ===========

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   PERIOD FROM
                                                                SEPTEMBER 10, 1998
                                                                     (DATE OF
                                                                  INCORPORATION)
                                                                     THROUGH
                                                                DECEMBER 31, 1998
                                                                ------------------
OPERATING ACTIVITIES
Net loss....................................................      $    (187,881)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..............................................          1,055,826
  Amortization of intangible assets.........................          1,525,266
  Provision for inventory obsolescence and shrinkage
     reserve................................................            (61,342)
  Deferred income taxes.....................................            452,966
  Provision for bad debts...................................            108,363
  Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
     Accounts receivable....................................         (1,992,402)
     Inventory..............................................          1,107,784
     Prepaid expenses and other current assets..............         (1,566,882)
     Notes receivables from minority interest holders.......           (420,391)
     Investment in unconsolidated subsidiary................            (21,000)
     Accounts payable.......................................             93,634
     Accrued expenses.......................................          8,958,320
     Deferred revenue.......................................         (2,890,842)
     Minority interest......................................            181,826
                                                                  -------------
Net cash provided by operating activities...................          6,343,245
INVESTING ACTIVITIES
Purchases of property and equipment.........................           (141,334)
Disposals of property and equipment.........................              3,997
Acquisition of GLSI, net of cash acquired...................        (96,604,851)
Acquisition of Onboard Media Group, net of cash acquired....        (35,635,181)
Proceeds from redemptions of marketable securities..........             63,184
Dissolution of minority interest in European Cruise Shops...         (3,017,562)
Acquisition of Nuance Global Traders........................        (17,396,307)
                                                                  -------------
Net cash used in investing activities.......................       (152,728,054)
FINANCING ACTIVITIES
Borrowings under line of credit.............................        112,888,452
Repayments on the line of credit............................         (1,000,100)
Payments to minority shareholders...........................            (97,445)
Due to affiliates...........................................          3,927,103
Proceeds from issuance of common stock......................         34,790,990
                                                                  -------------
Net cash provided by financing activities...................        150,509,000
Net increase in cash and cash equivalents...................          4,124,191
Cash and cash equivalents, beginning of period..............                 --
                                                                  -------------
Cash and cash equivalents, end of period....................      $   4,124,191
                                                                  =============

                         STARBOARD CRUISE SERVICES N.V.

                                                                   PERIOD FROM
                                                                SEPTEMBER 10, 1998
                                                                     (DATE OF
                                                                  INCORPORATION)
                                                                     THROUGH
                                                                DECEMBER 31, 1998
                                                                ------------------
SUPPLEMENTAL NONCASH DISCLOSURE OF INVESTING ACTIVITY
Common stock issued in connection with the Onboard Media
  Group acquisition.........................................      $  11,379,000
                                                                  =============
SUPPLEMENTAL CASH FLOW DISCLOSURE
Interest paid during the period.............................      $     390,396
                                                                  =============
Income taxes paid during the period.........................      $      75,000
                                                                  =============

See accompanying notes.

                         STARBOARD CRUISE SERVICES N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ORGANIZATION AND NATURE OF BUSINESS

  Organization

     Starboard Cruise Services N.V., (formerly Miami Cruiseline Services Holdings I B.V.) a Netherlands corporation, was incorporated on September 10, 1998 for the purpose of effecting certain acquisitions through a series of intermediary holding companies, Miami Cruiseline Services Holdings II B.V. (Holdings II), Miami Cruiseline Services Holdings III B.V.(Holdings III) and Cruiseline Holdings Co. (CLH).

     On September 17, 1998, pursuant to a Share Purchase Agreement dated as of July 31, 1998, among VIAD Corp. and CLH, CLH acquired all of the outstanding shares of Greyhound Leisure Services, Inc. a wholly owned subsidiary of VIAD Corp. (the GLSI acquisition) (see Note 3).

     On September 17, 1998, pursuant to the Stock Subscription and Exchange Agreement dated as of August 27, 1998, among Holdings I and Phillip Levine, Jerry Chafetz and several Trusts, Holdings I acquired all of the outstanding shares of Onboard Media, Cruise Management International and Boxer Media, Inc. (collectively, the Onboard Media Group) (the Onboard Media Group acquisition) (see Note 3).

  Nature of Business

     GLSI operates duty free stores on cruise ships and has several duty free boutiques and stores at Miami International Airport and Ft. Lauderdale/Hollywood International Airport. At December 31, 1998, GLSI operated 230 retail stores on 80 cruise ships, 19 retail stores at Miami International Airport and two retail stores in Ft. Lauderdale/Hollywood International Airport. Onboard Media Group sells advertising in books, magazines and videos which are published for hotels and cruise lines primarily in the United States, Mexico and the Caribbean. Onboard Media Group also sells promotional advertising which is delivered to cruise passengers through a live on-board promotion programs (port lecturing). In addition, Onboard Media Group also administers art auctions aboard various cruise ships.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Starboard Cruise Services N.V., its wholly owned subsidiaries (Holdings II, Holdings III, CLH, GLSI, Onboard Media Group, and Starboard Holdings Ltd. (Starboard Holdings)), and a 66% owned subsidiary (collectively herein, the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

     The Company defines as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

  Accounts Receivable

     The Company's accounts receivable are due primarily from cruise line companies. Approximately 18% of the accounts receivable balance at December 31, 1998 is due from one customer. Settlement

                         STARBOARD CRUISE SERVICES N.V.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of amounts due from the cruise line companies occurs upon completion of each voyage. The Company's policy is not to require collateral on accounts receivable. Credit losses are provided for in the financial statements and have been within management's expectations.

  Inventories

     Inventories, which consist primarily of duty-free merchandise, are stated at the lower of cost or market determined on a first-in, first-out basis.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by use of the straight-line method over the estimated useful life of vehicles, furniture, fixtures and equipment, which ranges from 2 to 7 years. Leasehold costs and improvements are amortized over the lesser of their estimated useful lives or the remaining lease terms.

  Intangible Assets

     Intangible assets consist of the following:

                                                       AMORTIZATION
                                                          PERIOD       DECEMBER 31,
                                                         (YEARS)           1998
                                                       ------------    ------------
Contracts............................................    3-5           $  5,362,000
Goodwill.............................................    25              97,224,589
                                                                       ------------
                                                                        102,586,589
Accumulated amortization.............................                    (1,525,266)
                                                                       ------------
                                                                       $101,061,323
                                                                       ============

     Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill, net of accumulated amortization, totaled $96,090,302 at December 31, 1998. Other identifiable intangibles, comprised of cruise line contracts, are being amortized over a period of three to five years. These intangibles, net of accumulated amortization, totaled $4,971,021 at December 31, 1998.

     The carrying value of goodwill is reviewed by the Company's management if the facts and circumstances suggest that it may be impaired. If this review indicates that these costs will not be recoverable, as determined based on the expected undiscounted cash flows of the entity to which the goodwill is associated over the remaining amortization period, the carrying value of goodwill would be reduced by the estimated shortfall of cash flows.

  Deferred Revenue and Revenue Recognition

     Deferred revenue reflects advertising revenue which has been sold in advance of the publication of the related books, magazines and videos. Revenue is recognized upon publication of the related books, magazines and videos.

     Revenue from retail product sales is recorded upon customer purchase.

                         STARBOARD CRUISE SERVICES N.V.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the tax assets will not be realized.

  Accounting for Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, became effective January 1, 1996. The new standard defines a fair value method of accounting for issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion 25), but are required to disclose in a note to the consolidated financial statements pro forma net income as if the Company had applied the new method of accounting.

     The Company applies APB Opinion 25 and Related Interpretations in accounting for its employee stock-based transactions and has complied with the disclosure requirements of SFAS No. 123.

  Comprehensive Income

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of SFAS No. 130 had no impact on the Company's net loss or stockholders' equity. There are no other components of comprehensive loss other than the Company's net loss for the period from September 10, 1998 (date of incorporation) through December 31, 1998 (period ended December 31, 1998).

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

  Loss Per Share

     Basic and diluted loss per share (see Note 13) was computed by dividing net loss by the weighted average number of shares of common stock. Common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per share.

                         STARBOARD CRUISE SERVICES N.V.

3. ACQUISITIONS

     On September 17, 1998, the Company acquired 100% of the issued and outstanding shares of the capital stock of GLSI for a purchase price of approximately $96.6 million. The purchase price, which is subject to net asset balance adjustments, consisted of approximately $81.5 million in cash, a $10.0 million Junior Subordinated Note due May 15, 2009 and approximately $5.1 million of acquisition costs. The GLSI acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on estimates of their underlying fair values. The fair value of net assets acquired, including approximately $5.4 million allocated to acquired cruise line contracts, was approximately $40.7 million. The excess purchase price over the fair value of the assets acquired of approximately $55.9 million has been classified as goodwill and is being amortized over 25 years. The allocation of the purchase price is preliminary pending finalization of estimates. The GLSI acquisition was primarily financed through a $63.0 million term loan, a $2.5 million drawdown on a $35.0 million revolver loan, $10 million Note due to Viad, and $25.0 million of senior subordinated notes (see Note 6).

     On September 17, 1998, the Company acquired 100% of the issued and outstanding shares of the capital stock of Onboard Media Group for a purchase price of approximately $47.0 million. The purchase price consisted of approximately $33.3 million in cash, which includes approximately $3.3 million of assumed indebtedness paid by the Company at closing, 5,912,500 shares of the Company's common stock valued at approximately $11.4 million and approximately $2.3 million of acquisition costs. The Onboard Media Group acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on estimates of their underlying fair values. The fair value of net assets acquired was approximately $5.7 million. The excess purchase price over the fair value of the assets acquired of approximately $41.3 million has been classified as goodwill and is being amortized over 25 years. The allocation of the purchase price is preliminary pending finalization of estimates.

     On December 15, 1998, Starboard Holdings entered into an Asset Purchase Agreement with Nuance Global Traders Ltd. for the purchase of certain of the assets and assumption of certain liabilities of Nuance Global Traders Ltd., an operator of duty free stores on cruise ships, for a purchase price of approximately $17.4 million in cash (the Nuance acquisition). The Nuance acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on estimates of their underlying fair values. The fair value of net assets acquired was approximately $17.4 million. The allocation of the purchase price is preliminary pending finalization of estimates.

                         STARBOARD CRUISE SERVICES N.V.

3. ACQUISITIONS (CONTINUED)
     Summary unaudited pro forma results of operations for the year ended December 31, 1998 for the acquisitions discussed above, as if such acquisitions had occurred on January 1, 1998 is as follows (dollars in thousands, except per share data):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Net sales...................................................   $  281,151
Loss before income taxes and minority interest..............       (2,368)
Net loss....................................................       (2,294)
Basic and diluted net loss per share........................   $    (0.10)
Basic and diluted weighted average shares...................   23,250,000

     These unaudited pro forma results of operations for the year ended December 31, 1998 do not purport to represent what the Company's actual results of operations would have been if the acquisitions had occurred on January 1, 1998 and should not serve as a forecast of the Company's operating results for future periods. The pro forma adjustments are based solely on the available information and certain assumptions that management believes are reasonable. Management believes the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved. Subsequent adjustments may be necessary upon final determination of the allocation of the purchase prices.

4. NOTES RECEIVABLE FROM MINORITY INTEREST HOLDERS

     The notes receivable from minority interest holders mature on November 30, 2000 and accrue interest, payable quarterly, at the prime rate (7.75% at December 31, 1998). The loans are secured by the minority interest holders' equity interest in a subsidiary.

5. PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment:

                                                         ESTIMATED
                                                        USEFUL LIVES    DECEMBER 31,
                                                         (IN YEARS)         1998
                                                        ------------    ------------
Vehicles..............................................        5         $    36,768
Furniture, fixtures, and equipment....................      2-7           5,525,691
Leasehold improvements................................      2-7           4,294,963
                                                                        -----------
                                                                          9,857,422
Accumulated depreciation..............................                   (1,055,826)
                                                                        -----------
                                                                        $ 8,801,596
                                                                        ===========

                         STARBOARD CRUISE SERVICES N.V.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Term Note bearing interest at a variable rate (7.94% at
  December 31, 1998). Interest payable quarterly............  $ 67,500,000
$35.0 million revolving credit facility bearing interest at
  LIBOR plus 2.75% (7.81% at December 31, 1998); expiring
  September 17, 2003. Interest payable semi-annually........    10,200,000
Senior subordinated notes bearing interest at 15%; due
  September 17, 2006. Interest payable semi-annually........    25,188,452
Junior subordinated notes bearing interest at 12%; due May
  15, 2009. Interest payable quarterly......................    10,000,000
                                                              ------------
Total debt..................................................   112,888,452
Less current portion........................................    (5,357,142)
                                                              ------------
Total long-term debt........................................  $107,531,310
                                                              ============

     On September 17, 1998, Holdings II and Holdings III entered into a credit agreement with several banks to extend term loans in an aggregate principal amount of $63.0 million (the Term Note) and obtain borrowings under a Revolving Credit Facility. The Term Note was increased to $67.5 million on December 15, 1998. The Term Note bears interest at a variable rate based on the Company's leverage ratio (as defined at December 31, 1998). The Term Note expires on September 17, 2003 with quarterly principal payments beginning on August 31, 1999, in an amount equal to a certain percentage of the outstanding principal amount (as defined). The proceeds from the Term Note were used to fund portions of the GLSI acquisition and the Nuance acquisition.

     The Revolving Credit Facility provides for aggregate borrowings of up to $35 million and issuances of letters of credit of up to $15 million. Direct borrowings under the Revolving Credit Facility are subject to an availability calculation based on the eligible borrowing base. The Revolving Credit Facility matures on September 17, 2003. Based on the availability calculation, approximately $17.8 million of additional borrowings were available under this credit facility at December 31, 1998. Outstanding letters of credit under the credit facility for the purpose of purchasing inventory amounted to approximately $98,000 at December 31, 1998.

     The Term Note and the Revolving Credit Facility contain covenants that among other things, restrict the payments of dividends and restrict additional indebtedness and obligations, and require the Company to maintain certain minimum financial ratios. This credit agreement is guaranteed by each of the subsidiaries of the Company and is collaterized by substantially all of the assets of the Company.

     In connection with the GLSI and Onboard Media Group acquisitions (see Note
3), Holdings II entered into a debt securities purchase agreement with several financial institutions to issue approximately $25.2 million in aggregate principal amount of its 15% Senior subordinated notes due September 15, 2006 (the Notes). The interest on the Senior subordinated notes is payable semiannually in arrears, may be capitalized for the first three years and is payable in cash beginning

                         STARBOARD CRUISE SERVICES N.V.

6. LONG-TERM DEBT (CONTINUED)
in the fourth year. The Senior subordinated notes are also subject to a cash payment commencing on March 15, 2004 in the event the accrued and unpaid interest exceeds a certain amount. In the event that this cash payment is required, the holders of the Senior subordinated notes may require Holdings II to purchase up to $10 million of principal of the Senior subordinated notes at a premium of 5.25%. Fifty percent of the then outstanding principal amount of the Senior subordinated notes will mature on September 15, 2005, with the balance due September 15, 2006.

     The Company's subsidiary, Holdings II, entered into a Put Agreement with the Senior Subordinated Note holders. Under the Put Agreements, these shareholders may cause Holdings II at any time to repurchase all, or any portion, of their common shares at a price equal to their cost of the shares, or approximately $1.925 per share (as adjusted for share splits and dividends). The put right, or the right to cause Holdings II to repurchase these common shares, will expire on September 15, 2006 or, if earlier, upon the occurrence of certain events.

     Upon a Change of Control as defined in the Notes, the Company would be required to offer to repurchase the Notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon.

     The Notes contain certain financial and operational covenants and customary events of default, including, among others, payment defaults and default in the performance of other covenants, breach of representations or warranties, cross-default to other indebtedness, certain bankruptcy or ERISA defaults, the entry of certain judgments against the Company or any subsidiary, and any security interest or guarantees that cease to be in effect.

     The proceeds from the Notes were used to fund a portion of the acquisition price of GLSI and On Board Media Group.

     In connection with the GLSI acquisition (see Note 3), Holdings II, provided to VIAD Corp. 12% Junior Subordinated Notes due May 15, 2009 (Junior Notes) which were issued in an aggregate principal amount of $10 million and are junior subordinated unsecured obligations of Holdings II. The interest on the Junior Notes is payable semiannually commencing March 1, 1999 and the interest payments may be capitalized through maturity of the notes with some exceptions. Upon a change of control as defined in the Junior Notes agreement or consummation of an initial public offering, the Company would be required to prepay the Junior Notes at a price equal to 100% of the aggregate principal amount plus accrued and unpaid interest thereon.

                         STARBOARD CRUISE SERVICES N.V.

6. LONG-TERM DEBT (CONTINUED)
     Scheduled maturities on long-term debt during the next five years are as follows:

Year ending December 31:
  1999......................................................  $  5,357,000
  2000......................................................    11,786,000
  2001......................................................    15,000,000
  2002......................................................    18,214,000
  2003......................................................    17,143,000
  Thereafter................................................    45,388,000
                                                              ------------
Total.......................................................  $112,888,000
                                                              ============

7. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration to maturity.

     The carrying amounts of long-term debt approximate the fair value of the Company's long-term debt at December 31, 1998. The fair value of long-term debt is estimated based on the quoted market prices for the same issues or on current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt and the bank borrowings under the credit agreement approximated its carrying value. Because judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

8. INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                              PERIOD ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
CURRENT
U.S. Federal................................................   $ 372,290
State.......................................................      56,736
Foreign.....................................................      67,000
                                                               ---------
Total.......................................................     496,026
DEFERRED
U.S. Federal................................................    (136,831)
                                                               ---------
Total.......................................................   $ 359,195
                                                               =========

                         STARBOARD CRUISE SERVICES N.V.

8. INCOME TAXES (CONTINUED)
     The differences between the reported provision from income taxes and income taxes computed at the U.S. statutory federal income tax rate are as follows:

                                                              PERIOD ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Income tax expense computed at the U.S. statutory rate of
  34%.......................................................    $ 58,247
State taxes, net of federal benefit.........................      37,446
Effect of non-U.S. operations and tax rates.................      78,161
Non-deductible items........................................     200,203
Other, net..................................................     (14,862)
                                                                --------
Total.......................................................    $359,195
                                                                ========

     Significant components of the Company's net deferred income taxes are as follows:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Deferred income tax assets:
  Allowance for bad debts...................................   $  15,367
  Miscellaneous accruals....................................      35,258
                                                               ---------
Total current deferred income tax asset.....................      50,625
Deferred income tax liabilities:
  Depreciation and amortization.............................     (61,243)
  Cash to accrual conversion................................    (442,348)
                                                               ---------
Net deferred income tax liabilities.........................   $(452,966)
                                                               =========

9. STOCK OPTION PLAN

     On September 15, 1998, the Company adopted the 1998 Stock Option Plan (the
Plan) which provides for the granting of incentive and non-incentive stock options to purchase shares of the Company's common stock to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors. The Company is authorized to grant options for up to 1,000,000 common shares under the Plan, of which 950,000 common shares have been granted as of December 31, 1998. The vesting period of the incentive stock options granted are established by the Management Board of the Company (the Board). Of the 950,000 options granted, 500,000 vest ratably over a three year period and 450,000 vest ratably over a four year period, with the vesting beginning on the first anniversary of the date of grant. The exercise price of common stock purchasable under a stock option shall be determined by the Board at the time of grant but shall not be less than 100% of the fair market value of the underlying stock; nor shall the exercise price be less, in the case of an original issue of authorized stock, than par value. The exercise price of the options granted is $1.925 per share, which was determined by the Board to be the fair value at the date of grant.

                         STARBOARD CRUISE SERVICES N.V.

9. STOCK OPTION PLAN (CONTINUED)
     The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Plan been determined based on the fair value at the date of grant in 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amount indicated below:

                                                              PERIOD ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Net loss -- as reported.....................................   $(187,881)
Net loss -- pro forma.......................................    (198,802)
Basic and diluted net loss per share -- pro forma...........   $   (0.01)

     The fair value of each option grant is estimated on the date of grant using the Minimum Value fair value model with the following weighted-average assumptions used for the 1998 grants: dividend yield of 0.0%, risk-free interest rate of 6%, and average expected life of 3.5 years.

     The weighted average fair value of options granted for 1998 is $0.36 per share. At December 31, 1998, the weighted average exercise price of the options outstanding is $1.925, and the weighted average remaining contractual life of those options is 9.75 years.

10. RELATED PARTY TRANSACTIONS

     Berkshire Cruise Holdings LLC provides the Company with certain administrative services for an annual management fee of approximately $400,000. The Company paid Berkshire Cruise Holdings approximately $116,000 for the period ended December 31, 1998.

     The Onboard Media Group has an agreement with Media Holdings, Ltd. for the lease of an office building. Media Holdings, Ltd. is a limited partnership which is owned by certain shareholders of the Company. The term of the lease is from April 30, 1996 through April 30, 2006 and requires annual rental payments of $250,000 plus occupancy costs which include property taxes, utilities, and repairs and maintenance. The Company made payments to Media Holdings, Ltd. amounting to approximately $66,563 for the period ended December 31, 1998.

11. SIGNIFICANT CUSTOMERS

     Sales to certain customers, each constituting 10% or more of the total sales, were approximately $20,848,000 for the period ended December 31, 1998.

12. COMMITMENTS AND CONTINGENCIES

     The Company leases office, warehouse facilities and retail stores under non cancelable operating leases. The leases for the retail stores provide for additional rentals contingent upon increases in the operating expenses of the lessors. In addition, the Company pays concession fees, calculated as a percentage of sales, for certain store leases. Certain of the Company's leases contain scheduled rent increases during the term of the leases. Rent expense, including contingent rent and concession fees, was approximately $23.0 million for the period ended December 31, 1998.

                         STARBOARD CRUISE SERVICES N.V.

12.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
     Future minimum lease payments under these operating leases at December 31, 1998 are as follows:

Year ending December 31:
  1999......................................................    $ 5,317,000
  2000......................................................      4,864,000
  2001......................................................        915,000
  2002......................................................        915,000
  2003......................................................        266,000
  Thereafter................................................        621,000
                                                                -----------
Total.......................................................    $12,898,000
                                                                ===========

     Future minimum lease payments do not include a minimum annual guarantee of $10,268,000, subject to adjustment under certain circumstances, through 2000 under an airport duty-free concession agreement.

     The Company is a party to litigation matters and claims, which are in the normal course of its operations. While the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.

     The Onboard Media Group has executed contracts with various cruise lines and hotels which grant it the exclusive right to publish and sell advertising in books, magazines and videos, and to conduct live on-board promotion programs and art auctions on cruise ships. The contracts range from several months to five years and require various guaranteed minimum payments. Obligations for guaranteed minimum payments under such contracts as of December 31, 1998 are as follows:

Year ending December 31:
  1999......................................................    $ 8,027,000
  2000......................................................      6,394,000
  2001......................................................      3,663,000
  2002......................................................      3,593,000
  2003......................................................        180,000
                                                                -----------
Total.......................................................    $21,857,000
                                                                ===========

     Total cruise line fees and magazine royalties under the above agreements amounted to $2,661,000 for the period ended December 31, 1998.

     Outstanding surety bonds, principally related to importation of products, amounted to $6,728,000 at December 31, 1998.

                         STARBOARD CRUISE SERVICES N.V.

13. LOSS PER SHARE

     The following table sets forth the computation of basic and diluted net loss per share:

                                                               PERIOD FROM
                                                              SEPTEMBER 10,
                                                              1998 (DATE OF
                                                              INCORPORATION)
                                                                 THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Numerator:
Net loss....................................................   $  (187,881)
Denominator:
  Denominator for basic and diluted net loss per
     share -- weighted average shares.......................    23,250,000
Basic and diluted net loss per share........................   $     (0.01)

14. SUBSEQUENT EVENT

     On              , 1999, the Company's shareholders approved an amendment to its Articles of Association, which among other things, converts the Company from a B.V. to an N.V., changes the Company's name from Miami Cruiseline Services Holdings I. B.V. to Starboard Cruise Services N.V., increases the Company's authorized share capital to 120,000,000 shares each with a par value of EUR .01 and effects a 50 for 1 share split. Immediately after the effectiveness of the amendment, the Company will issue a 5 for 1 share dividend. The effectiveness of the amendment and share dividend will take place immediately prior to the consummation of the Company's initial public offering. All common share and per common share amounts have been adjusted for all periods to reflect the share split and share dividend.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholder
Greyhound Leisure Services, Inc.
  and Subsidiary

     We have audited the accompanying consolidated statements of income, stockholder's equity and cash flows of Greyhound Leisure Services, Inc. and subsidiaries (a wholly-owned subsidiary of Viad Corp.) for the period from January 1, 1998 through September 17, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, stockholder's equity and cash flows of Greyhound Leisure Services, Inc. and subsidiaries for the period from January 1, 1998 through September 17, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Miami, Florida
May 7, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Greyhound Leisure Services, Inc.

We have audited the accompanying consolidated balance sheet of Greyhound Leisure Services, Inc., and subsidiaries (the "Company"), a wholly owned subsidiary of Viad Corp., as of December 31, 1997, and the related consolidated statements of income, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
July 31, 1998

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

ASSETS
Current assets:
  Cash......................................................  $   262
  Accounts receivable, net of allowance for doubtful
     accounts of $327.......................................    6,108
  Inventories...............................................   32,907
  Deferred income taxes.....................................    2,122
  Prepaid expenses and other current assets.................    1,026
                                                              -------
Total current assets........................................   42,425
Property and equipment:
  Furniture, fixtures and other equipment...................   10,681
  Leasehold improvements....................................    8,632
  Accumulated depreciation..................................   (9,762)
                                                              -------
Total property and equipment, net...........................    9,551
Loans receivable from minority interest shareholders........    3,771
Other assets................................................    1,028
Deferred income taxes.......................................    2,487
                                                              -------
Total assets................................................  $59,262
                                                              =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $10,528
  Accrued expenses..........................................    3,129
  Due to Viad...............................................   11,171
  Other current liabilities.................................    1,750
                                                              -------
Total current liabilities...................................   26,578
Other liabilities and deferred items........................   10,405
Minority interest...........................................    7,131
Commitments and contingencies (Note 8)
Stockholder's equity:
  Common stock, $100 par value, 3,000 shares authorized;
     1,000 shares issued and outstanding....................      100
  Additional paid-in capital................................   12,918
  Retained earnings.........................................    2,285
  Treasury stock -- 400 shares at cost......................     (155)
                                                              -------
Total stockholder's equity..................................   15,148
                                                              -------
Total liabilities and stockholder's equity..................  $59,262
                                                              =======

See accompanying notes

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

                       CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                   PERIOD FROM
                                                                                 JANUARY 1, 1998
                                                     YEAR ENDED DECEMBER 31,         THROUGH
                                                     ------------------------     SEPTEMBER 17,
                                                        1996          1997            1998
                                                     ----------    ----------    ---------------
Net sales..........................................   $179,799      $188,498        $135,603
Cost of sales......................................     72,860        76,828          54,290
                                                      --------      --------        --------
Gross profit.......................................    106,939       111,670          81,313
Selling, general and administrative expenses.......     96,712       101,067          73,993
                                                      --------      --------        --------
Income from operations.............................     10,227        10,603           7,320
Other (income) expense:
  Interest expense.................................        625           766             674
  Interest income..................................       (512)         (561)           (257)
                                                      --------      --------        --------
Total other expense................................        113           205             417
                                                      --------      --------        --------
Income before provision for income taxes and
  minority interest................................     10,114        10,398           6,903
Provision for income taxes.........................      2,936         2,941           2,249
Minority interest..................................      1,706           957             594
                                                      --------      --------        --------
Net income.........................................   $  5,472      $  6,500        $  4,060
                                                      ========      ========        ========
Basic and diluted net income per common share......   $  5,472      $  6,500        $  4,060
                                                      ========      ========        ========
Basic and diluted weighted average shares
  outstanding......................................      1,000         1,000           1,000
                                                      ========      ========        ========

See accompanying notes.

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                     COMMON STOCK     ADDITIONAL                             TOTAL
                                    ---------------    PAID-IN     RETAINED   TREASURY   STOCKHOLDERS'
                                    SHARES   AMOUNT    CAPITAL     EARNINGS    STOCK        EQUITY
                                    ------   ------   ----------   --------   --------   -------------
Balance at December 31, 1995......     1      $100     $12,918     $   627     $(155)       $13,490
  Net income......................    --        --          --       5,472        --          5,472
  Capital distribution............    --        --          --      (4,579)       --         (4,579)
                                      --      ----     -------     -------     -----        -------
Balance at December 31, 1996......     1       100      12,918       1,520      (155)        14,383
  Net income......................    --        --          --       6,500        --          6,500
  Capital distribution............    --        --          --      (5,735)       --         (5,735)
                                      --      ----     -------     -------     -----        -------
Balance at December 31, 1997......     1       100      12,918       2,285      (155)        15,148
  Net income......................    --        --          --       4,060        --          4,060
  Capital contribution............    --        --      16,630          --        --         16,630
  Capital distribution............    --        --          --      (2,700)       --         (2,700)
                                      --      ----     -------     -------     -----        -------
Balance at September 17, 1998.....     1      $100     $29,548     $ 3,645     $(155)       $33,138
                                      ==      ====     =======     =======     =====        =======

See accompanying notes.

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   PERIOD FROM
                                                    YEAR ENDED DECEMBER 31,      JANUARY 1, 1998
                                                    ------------------------         THROUGH
                                                       1996          1997       SEPTEMBER 17, 1998
                                                    ----------    ----------    ------------------
OPERATING ACTIVITIES
Net income........................................   $ 5,472       $ 6,500           $ 4,060
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization...................     1,628         2,746             2,461
  Provision for inventory obsolence and shrinkage
     reserve......................................        --            --              (106)
  Deferred income taxes...........................      (284)          757               372
  Provision for doubtful accounts receivable......        76            43               114
  Other...........................................     1,102           276                --
  Changes in operating assets and liabilities:
     Accounts receivable..........................    (1,746)          506              (237)
     Inventories..................................       797        (2,434)             (978)
     Prepaid expenses and other current assets....      (256)          314              (601)
     Other assets.................................        --          (131)               --
     Loans receivables from minority interest
       shareholders...............................        --            --                 7
     Investment in unconsolidated subsidiary......        --            --                33
     Accounts payable.............................       561        (2,902)           (2,021)
     Accrued expenses.............................        --            --               121
     Other current liabilities....................       140            29                --
     Other liabilities and deferred items.........       211        (1,461)              229
                                                     -------       -------           -------
Net cash provided by operating activities.........     7,701         4,243             3,454
INVESTING ACTIVITIES
Purchases of property and equipment...............    (4,016)       (4,353)             (625)
Other.............................................        --            98                --
                                                     -------       -------           -------
Net cash used in investing activities.............    (4,016)       (4,255)             (625)
FINANCING ACTIVITIES
Due to/from Viad, net.............................      (352)        5,487              (346)
Capital distribution..............................    (4,579)       (5,735)           (2,700)
                                                     -------       -------           -------
Net cash used in financing activities.............    (4,931)         (248)           (3,046)
                                                     -------       -------           -------
Net decrease in cash and cash equivalents.........    (1,246)         (260)             (217)
Cash and cash equivalents, beginning of period....     1,768           522               262
                                                     -------       -------           -------
Cash and cash equivalents, end of period..........   $   522       $   262           $    45
                                                     =======       =======           =======
SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid during the period...............   $    --       $    --           $ 1,370
                                                     =======       =======           =======
Cash paid to Viad for income taxes................   $ 2,952       $ 3,745           $    --
                                                     =======       =======           =======

See accompanying notes

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

  Nature of Business

     Greyhound Leisure Services, Inc. and subsidiaries (GLSI) operate duty free stores on cruise ships and operate several duty free boutiques and stores at Miami International Airport and Ft. Lauderdale/Hollywood International Airport. At September 17, 1998, GLSI operated 120 retail stores on 40 cruise ships, 19 retail stores at Miami International Airport and two retail stores in Ft. Lauderdale/Hollywood International Airport. GLSI was a wholly owned subsidiary of Viad Corp ("Viad"). (See Note 10.)

  Basis of Presentation

     The accompanying financial statements include costs allocated to GLSI by Viad for certain functions and services they performed centrally. All allocations and estimates were based on assumptions Viad's management believed were reasonable in the circumstances. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if GLSI had been operated as a separate entity. See Note 7 for a description of the functions and services and the amounts allocated.

     Certain reclassifications were made to the prior years' financial statements to conform with the current period presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements at December 31, 1997 include the accounts of GLSI, a 66% owned subsidiary and another majority-owned subsidiary, which was dissolved in May 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

     The Company defines as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

  Accounts Receivable

     The Company's accounts receivable are due primarily from cruise line companies. Approximately 33% of the accounts receivable balance at December 31, 1997 is due from two customers. Settlement of amounts due from the cruise line companies occurs upon completion of each voyage. The Company's policy is not to require collateral on accounts receivable. Credit losses are provided for in the financial statements and have been within management's expectations.

  Inventories

     Inventories, which consist primarily of duty-free merchandise, are stated at the lower of cost or market determined on a first-in, first-out basis.

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by use of the straight-line method over the estimated useful life of vehicles, furniture, fixtures and equipment, which ranges from 5 to 7 years. Leasehold costs and improvements are amortized over the lesser of their estimated useful lives or the remaining lease terms.

  Earnings Per Share

     Basic earnings per share is computed based on the weighted average number of common shares outstanding and diluted earnings per share is computed based on the weighted average number of common and potential common shares outstanding. There were no potential common shares outstanding.

  Revenue Recognition

     Revenue from retail product sales is recorded upon customer purchase.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred income tax assets will not be realized.

  Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The adoption of SFAS No. 130 had no impact on the Company as it had no elements of comprehensive income.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

  Impairment of Long-Lived Assets

     The Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. For assets to be held and used, if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) impairment loss should be recognized, measured as the amount by which the carrying amount exceeds the fair value of the asset. The Company reports any long-lived assets and certain identifiable intangibles to be disposed of at the lower of carrying amount or fair value less cost to sell.

3. LOANS RECEIVABLE FROM MINORITY INTEREST SHAREHOLDERS

     The loans receivable from minority interest holders mature on November 30, 2000 and accrue interest, payable quarterly, at the prime rate (8.50% at December 31, 1997). The loans are secured by the minority interest holders' equity interest in a subsidiary.

     Other Assets at December 31, 1997 consisted of the following (in thousands):

Investment in unconsolidated affiliate, accounted for using
  the equity method.........................................  $  981
Intangible pension asset....................................      47
                                                              ------
                                                              $1,028
                                                              ======

4. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration to maturity.

5. INCOME TAXES

     The Company files a consolidated federal and various state income tax returns with Viad and other eligible subsidiaries of Viad. A verbal intercompany tax agreement requires the Company to pay Viad an amount which approximates the income tax it would pay if it were filing separate consolidated income tax returns. In addition, Viad credits the Company for an allocated portion of the state income tax savings which Viad and its subsidiaries realize upon filing combined or consolidated income tax returns in certain states.

     Deferred income tax assets (liabilities) included in the consolidated balance sheet at December 31, 1997 related to the following (in thousands):

                                                               1997
                                                              ------
Pension, compensation and other employee benefits...........  $3,506
Self-insurance reserve......................................     423
Reserve for inventory obsolescence and shrinkage............     757
Deferred state income taxes.................................     282
Bad debt reserve............................................      78
Depreciation................................................    (112)
Other.......................................................    (325)
                                                              ------
Deferred income taxes.......................................  $4,609
                                                              ======

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES (CONTINUED)
     The provision for income taxes for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through September 17, 1998 consisted of the following (in thousands):

                                                                       PERIOD FROM
                                                     YEAR ENDED        JANUARY 1,
                                                    DECEMBER 31,      1998 THROUGH
                                                  ----------------    SEPTEMBER 17,
                                                   1996      1997         1998
                                                  ------    ------    -------------
Current:
  Federal.......................................  $3,135    $2,089       $2,490
  State.........................................      85        95          131
                                                  ------    ------       ------
                                                   3,220     2,184        2,621
Deferred........................................    (284)      757         (372)
                                                  ------    ------       ------
  Provision for income taxes....................  $2,936    $2,941       $2,249
                                                  ======    ======       ======

     A reconciliation of the provision for income taxes and the amount that would be computed using statutory federal income tax rates for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through September 17, 1998 are as follows (in thousands):

                                                                        PERIOD FROM
                                                        YEAR ENDED       JANUARY 1,
                                                       DECEMBER 31,     1998 THROUGH
                                                      ---------------   DECEMBER 31,
                                                       1996     1997        1998
                                                      ------   ------   ------------
Income tax at statutory federal income tax rate of
  35%...............................................  $2,943   $3,304      $2,145
Tax effect of:
  State income taxes, net of federal benefit........      30       33         217
  Other.............................................     (37)    (396)       (113)
                                                      ------   ------      ------
  Provision for income taxes........................  $2,936   $2,941      $2,249
                                                      ======   ======      ======

6. OTHER LIABILITIES AND DEFERRED ITEMS

     Other liabilities and deferred items at December 31, 1997 consisted of the following (in thousands):

Accrued pension and other postretirement benefits costs.....  $ 6,913
Insurance liability.........................................    1,374
Deferred compensation.......................................    1,282
Other.......................................................      836
                                                              -------
                                                              $10,405
                                                              =======

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTY TRANSACTIONS

     Viad provided the Company certain corporate general and administrative services including legal, treasury and finance. Fees allocated to the Company related to such services aggregated $517,000, $529,000 and $510,000 for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 through September 17, 1998, respectively. Management believes that these allocations are reasonable. These amounts are not necessarily indicative of the costs that the Company would have incurred as a stand-alone entity.

     Viad manages cash and financing requirements of all its business units. The Company's available cash is swept into the Viad account and the Company's cash requirements are paid from the Viad account, as needed. Interest expense reflected in the consolidated statements of income is charged by Viad based on the prime lending rate but does not necessarily reflect the interest expense the Company would have incurred as a stand-alone entity. Because Viad manages the cash and financing requirements of the Company, it is not practicable to estimate cash paid for interest.

     On September 16, 1998 Viad forgave and converted $16,630,000 due from the Company into equity. Included in this conversion was approximately $9.3 million of liabilities related to various Viad sponsored pension and post-retirement benefit plans which effective August 31, 1998 were assumed by Viad (see Note
10). Such conversion represents a noncash transaction and accordingly is excluded from the statement of cash flows for the period from January 1, 1998 through September 17, 1998.

8. COMMITMENTS AND CONTINGENCIES

     The Company leases office, warehouse facilities and retail stores under non cancelable operating leases. The leases for the retail stores provide for additional rentals contingent upon increases in the operating expenses of the lessors. In addition, the Company pays concession fees, calculated as a percentage of sales, for certain store leases. Certain of the Company's leases contain scheduled rent increases during the term of the leases. Rent expense, including contingent rent and concession fees, was approximately $61,105,000, $65,264,000 and $48,034,000 respectively, for the years ended December 31, 1996 and 1997 and the period from January 1, 1998 through September 17, 1998.

     Future minimum lease payments under these operating leases at December 31, 1997 are as follows (in thousands):

1998...................................................  $ 4,746
1999...................................................    4,705
2000...................................................    4,729
2001...................................................      609
2002...................................................      609
                                                         -------
                                                         $15,398
                                                         =======

     Net operating lease rentals and future minimum rental payments do not include a minimum annual guarantee of $9,600,000, subject to adjustment under certain circumstances, through 2000 under an airport duty-free concession agreement.

     Outstanding letters of credit, principally related to purchases of inventory, amounted to approximately $600,000 at December 31, 1997.

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company is a party to litigation matters and claims, which are in the normal course of its operations. While the results of litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.

9. PENSION AND OTHER BENEFITS

  Pension Benefits

     The Company is a participating employer in the Viad Companies Retirement Income Plan. The plan administrator is Viad Corp.

     The plan is a noncontributory defined benefit pension plan covering all employees who meet certain age and length of service requirements. Benefits are based on final average compensation and years of credited service. It is the Company's policy to fund the minimum required contribution for the year.

     The Greyhound Leisure Services, Inc. Supplemental Executive Retirement Plan
(SERP) is a nonqualified plan which provides postretirement income to eligible employees selected by the Viad Board of Directors such that SERP will be eligible for exemption under Parts Two, Three and Four of Title I of the Employee Retirement Income Security Act of 1974. Pension expense is calculated based on establishing a reserve, which will accumulate at the valuation rate of interest, less any benefit payments actually made.

     Net periodic pension cost for the years ended December 31, 1996 and 1997 for all of the Company's plans included the following components (in thousands):

                                                              1996    1997
                                                              ----    ----
Service cost -- benefits earned during the year.............  $306    $326
Interest cost on projected benefit obligation...............   332     366
Actual return on plan assets................................  (296)   (670)
Net amortization and deferral...............................   111     448
Other items, primarily defined contribution and
  multiemployer plans.......................................   154     181
                                                              ----    ----
Net pension cost............................................  $607    $651
                                                              ====    ====

     Weighted average assumptions used were:

                                                              1996    1997
                                                              ----    ----
Discount rate of obligation.................................  8.0%    7.5%
                                                              ===     ===
Rate of increase in compensation levels.....................  5.0%    4.5%
                                                              ===     ===
Long-term rate of return on assets..........................  9.5%    9.5%
                                                              ===     ===

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. PENSION AND OTHER BENEFITS (CONTINUED)
     The following table indicates the plans' funded status and amounts recognized in the Company's consolidated balance sheet at December 31, 1997 (in thousands):

                                                         UNDERFUNDED        OVERFUNDED
                                                            PLANS             PLANS
                                                        (ACCUMULATED         (ASSETS
                                                          BENEFITS            EXCEED
                                                           EXCEED          ACCUMULATED
                                                           ASSETS)          BENEFITS)
                                                       ---------------    --------------
Actuarial present value of benefit obligations:
Vested benefit obligation............................      $ 1,298            $3,215
                                                           =======            ======
Accumulated benefit obligation.......................      $ 1,318            $3,431
                                                           =======            ======
Projected benefit obligation.........................      $ 1,612            $3,790
Market value of plan assets, primarily equity and
  fixed income securities............................           --             3,737
                                                           -------            ------
Plan assets under projected benefit obligation.......       (1,612)              (53)
Unrecognized net transition gain.....................           (7)              (52)
Unrecognized prior service cost......................          280               (18)
Unrecognized net (gain) loss from experience
  differences........................................           68               (69)
Additional minimum liability.........................          (47)               --
                                                           -------            ------
Accrued pension cost.................................      $(1,318)           $ (192)
                                                           =======            ======

POST RETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company has unfunded defined benefit postretirement plans that provide medical and life insurance for eligible employees, retirees and dependents.

     The status of such medical and life insurance plans as of December 31, 1997 is as follows (in thousands):

Accumulated postretirement benefit obligation:
  Retirees..................................................  $1,235
  Fully-eligible active plan participants...................   1,807
  Other active plan participants............................   2,447
                                                               5,489
Unrecognized prior service cost.............................      (9)
Unrecognized net loss from experience differences...........     (77)
                                                              ------
  Accrued postretirement benefit cost.......................  $5,403
                                                              ======
Discount rate for obligation................................    7.5%
                                                              ======

               GREYHOUND LEISURE SERVICES, INC. AND SUBSIDIARIES
                   (A WHOLLY-OWNED SUBSIDIARY OF VIAD CORP.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. PENSION AND OTHER BENEFITS (CONTINUED)
     The assumed health care cost trend rate used in measuring the 1997 accumulated postretirement benefit obligation was 10%, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 7.5%, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65.

     A one-percent-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by approximately 16% and the ongoing annual expense by approximately 19%.

     The net periodic postretirement benefit cost for the years ended December 31, 1996 and 1997 includes the following components (in thousands):

                                                              1996    1997
                                                              ----    ----
Service cost benefits earned during the period..............  $225    $299
Interest cost on accumulated postretirement benefit
  obligation................................................   273     364
Net amortization and deferral...............................  (104)    (46)
                                                              ----    ----
Net periodic postretirement benefit cost....................  $394    $617
                                                              ====    ====

     The Plans discussed above were assumed by Viad effective September 16, 1998. The Company incurred approximately $802,000 of benefit costs related to such Plans for the period from January 1, 1998 through September 17, 1998. The assumptions used in connection with recognizing such costs were not significantly different than the assumptions used for the year ended December 31, 1997.

10. SUBSEQUENT EVENT

     On September 17, 1998, pursuant to a Share Purchase Agreement dated as of July 31, 1998, among Viad and Cruiseline Holdings Co. (CLH), CLH acquired all of the outstanding shares of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders and
Board of Directors
Onboard Media, Inc.
Cruise Management International, Inc.
Boxer Media, Inc.

     We have audited the accompanying combined statements of operations and cash flows of Onboard Media, Inc., Cruise Management International, Inc., and Boxer Media, Inc. for the period from January 1, 1998 through September 17, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Onboard Media, Inc., Cruise Management International, Inc., and Boxer Media, Inc. for the period January 1, 1998 through September 17, 1998, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Miami, Florida
April 27, 1999

                              ONBOARD MEDIA, INC.
                     CRUISE MANAGEMENT INTERNATIONAL, INC.
                               BOXER MEDIA, INC.

                          COMBINED STATEMENT OF INCOME
             PERIOD FROM JANUARY 1, 1998 THROUGH SEPTEMBER 17, 1998

Net sales...................................................  $13,204,983
Cost of sales...............................................    8,011,718
                                                              -----------
Gross profit................................................    5,193,265
Selling, general and administrative expenses................    3,034,384
Depreciation and amortization...............................      137,409
                                                              -----------
Total expenses..............................................    3,171,793
                                                              -----------
Income from operations......................................    2,021,472
Other (income) expense:
  Interest expense..........................................       18,096
  Interest and dividend income..............................     (140,987)
  Other expense.............................................       10,148
                                                              -----------
Total other income..........................................     (112,743)
                                                              -----------
Net income..................................................    2,134,215
Pro forma provision for income taxes (unaudited)............      822,000
                                                              -----------
Pro forma net income (unaudited)............................  $ 1,312,215
                                                              ===========

See accompanying notes.

                              ONBOARD MEDIA, INC.
                     CRUISE MANAGEMENT INTERNATIONAL, INC.
                               BOXER MEDIA, INC.

                        COMBINED STATEMENT OF CASH FLOWS
             PERIOD FROM JANUARY 1, 1998 THROUGH SEPTEMBER 17, 1998

OPERATING ACTIVITIES
Net income..................................................  $2,134,215
Adjustments to reconcile net income to net cash flows
  provided by operating activities:
  Depreciation and amortization.............................     137,409
  Provision for bad debts...................................      22,065
  Changes in operating assets and liabilities:
     Trade accounts receivable..............................   1,114,788
     Due from stockholders..................................    (471,544)
     Other receivables......................................     160,984
     Work in process........................................    (426,203)
     Advances to cruise lines...............................  (3,013,000)
     Prepaid expenses and other current assets..............     (14,465)
     Accounts payable and accrued expenses..................   1,042,174
     Other current liabilities -- related party.............      23,427
     Deferred revenue.......................................   3,164,765
     Due to art gallery.....................................   1,613,254
     Due to cruise lines....................................     786,027
                                                              ----------
Net cash provided by operating activities...................   6,273,896
INVESTING ACTIVITY
Purchases of property and equipment.........................    (127,522)
                                                              ----------
Net cash used in investing activity.........................    (127,522)
FINANCING ACTIVITIES
Payment of current portion of long-term debt -- related
  party.....................................................    (183,750)
Proceeds from line of credit................................   1,000,000
Payment of line of credit...................................    (700,000)
Payment of subscription receivable..........................         100
Dividends...................................................  (5,947,661)
                                                              ----------
Net cash used in financing activities.......................  (5,831,311)
Net increase in cash........................................     315,063
Cash at beginning of period.................................     433,853
                                                              ----------
Cash at end of period.......................................  $  748,916
                                                              ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during the period.............................  $   11,725
                                                              ==========
Net change in unrealized loss on marketable securities......  $  (55,168)
                                                              ==========

See accompanying notes.

                              ONBOARD MEDIA, INC.
                     CRUISE MANAGEMENT INTERNATIONAL, INC.
                               BOXER MEDIA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 17, 1998

1. ORGANIZATION AND NATURE OF BUSINESS

     Onboard Media, Inc., Cruise Management International, Inc., and Boxer Media, Inc. (collectively the Companies) are Florida corporations.

     Onboard Media, Inc. sells advertising in books, magazines, and videos which are published and distributed to hotels and cruise lines primarily in the United States, Mexico, and the Caribbean. Onboard Media, Inc. also sells promotional advertising which is delivered to cruise passengers through a live on-board promotions program (port lecturing).

     Cruise Management International, Inc. administers art auctions aboard various cruise ships. The art auction program is administered in collaboration with an art gallery which provides the art and conducts the auctions.

     Boxer Media, Inc. performs marketing services for certain Onboard Media, Inc. publications.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The Companies' combined financial statements include the accounts of Onboard Media, Inc., Cruise Management International, Inc., and Boxer Media, Inc. All significant intercompany accounts and transactions have been eliminated in combination.

  Revenue Recognition

     Revenue is recognized upon publication of the related books, magazines, and videos.

  Advertising Expense

     The Companies expense advertising costs as incurred. Advertising expense was $81,086 for the period from January 1, 1998 through September 17, 1998 (period ended September 17, 1998.)

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed by use of the straight-line method over the estimated useful lives of office technology and equipment which range from 5-10 years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term.

  Marketable Securities

     The Companies account for investments using Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). Under this standard, the Companies have classified their marketable securities as available-for-sale. Accordingly, these marketable securities are stated at fair value with unrealized gains and losses reported in a component of comprehensive income in the combined statement of stockholders' equity.

                              ONBOARD MEDIA, INC.
                     CRUISE MANAGEMENT INTERNATIONAL, INC.
                               BOXER MEDIA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     The Companies, with the consent of their stockholders, have elected under the Internal Revenue Code to be taxed as S corporations. In lieu of corporate income taxes, the stockholders of S corporations are taxed on their proportionate share of the Companies' income.

     The proforma provision for income taxes represents a provision for income taxes as if the Company had operated as a subchapter C corporation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

3. CONCENTRATION OF CREDIT RISKS

     The Companies earned commissions of approximately $1,036,000 from two cruise lines under common ownership which approximated 76% of total commissions for the period ended September 17, 1998.

     The Companies have an exclusive, multi-year agreement with one art gallery to provide all of the art and conduct all of the auctions aboard the cruise ships. The Companies do not anticipate any interruptions in the agreement with the gallery. However, in the event that the agreement is disrupted for any reason, management believes that a similar agreement could be obtained with another gallery.

4. PROPERTY AND EQUIPMENT

     Depreciation expense for the period ended through September 17, 1998 was $134,173.

5. RELATED PARTY TRANSACTIONS

     The Companies entered into a lease with a limited partnership which is owned by certain shareholders of the Companies. The lease commenced on April 30, 1996 and is for a term of ten years (see Note 6).

6. COMMITMENTS AND CONTINGENCIES

     The Companies have executed contracts with various cruise lines and hotels which grant them the exclusive right to publish and sell advertising in books, magazines and videos and to conduct live on-board promotions programs on the cruise ships. The contracts range from one to six years and

                              ONBOARD MEDIA, INC.
                     CRUISE MANAGEMENT INTERNATIONAL, INC.
                               BOXER MEDIA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) require various guaranteed minimum payments. Obligations for guaranteed minimum payments under such contracts as of September 17, 1998 are as follows:

1998 (September 18 through December 31).....................    $ 1,260,750
1999........................................................      7,010,000
2000........................................................      6,249,000
2001........................................................      3,557,500
2002........................................................      3,500,000
2003........................................................        180,000
                                                                -----------
                                                                $21,757,250
                                                                ===========

     Total cruise line fees and magazine royalties under the above agreements amounted to $6,106,556 for the period ended September 17, 1998.

  Stockholder Agreement

     In 1994, the Companies entered into an agreement with two of their stockholders. The agreement provides one of the Companies' stockholders a base minimum salary of $100,000 annually subject to $25,000 annual increases and contains a noncompete clause for the term of the agreement and for two years thereafter. The agreement provides another stockholder of the Companies a base minimum annual consulting fee of $6,000 subject to $6,250 annual increases and contains a noncompete clause for the term of the agreement and for an indefinite period of time thereafter. The total salary and consulting fees paid to these stockholders for the period ended September 17, 1998 was $127,885 and $16,667, respectively.

  Operating leases

     During 1996, the Company entered into a 10 year operating lease agreement with a limited partnership which is owned by certain shareholders of Companies. Rental payments including sales tax are $22,188 per month. In addition, the lease requires the Company to pay all operating costs associated with the building. Rent expense and operating costs including sales tax paid to the partnership under this agreement was $198,688 for the period of January 1, 1998 through September 17, 1998. Future minimum lease payments including sales tax as of September 17, 1998 are as follows:

1998 (September 18 through December 31).....................  $   76,177
1999........................................................     266,250
2000........................................................     266,250
2001........................................................     266,250
2002........................................................     266,250
2003........................................................     266,250
Thereafter..................................................     621,250
                                                              ----------
                                                              $2,028,677
                                                              ==========

                              ONBOARD MEDIA, INC.
                     CRUISE MANAGEMENT INTERNATIONAL, INC.
                               BOXER MEDIA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. RETIREMENT PLAN

     The Companies have a qualified retirement plan for all eligible employees under Section 401(k) of the Internal Revenue Code. Under the plan, the Companies' contribution for any year is determined at the discretion of the Board of Directors; however, in no event may elective deferrals exceed a specific dollar amount determined by the Internal Revenue Service. Total contributions made to the 401(k) plan were approximately $26,236 for the period ended September 17, 1998.

8. IMPACT OF YEAR 2000 -- UNAUDITED

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations, causing disruptions of operations, including, but not limited to, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Companies have developed and are in the process of implementing a comprehensive Year 2000 plan which is intended to ensure that the Year 2000 issue will not pose significant operational problems for its computer systems. Both the development of this plan and its implementation, which is ongoing, are being conducted by the Companies' personnel under the supervision of a third party consultant. Management of the Companies expects that its Year 2000 plan will successfully identify and rectify any potential computer system deficiencies by its expected completion date in July, 1999. As a result, management believes that no materially significant adverse consequences regarding the Year 2000 issue will be encountered by the Companies.

9. SUBSEQUENT EVENT

     On September 17, 1998, pursuant to a Stock Subscription and Exchange Agreement dated as of August 27, 1998, among Cruiseline Holdings Co. (CLH) and Philip Levine, Jerry Chafetz and several trusts, CLH acquired all of the outstanding common stock of the Companies.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and
Board of Directors
On-Board Media, Inc. and affiliates

     We have audited the accompanying combined balance sheet of On-Board Media, Inc. and affiliates (the "Company") as of December 31, 1997 and the related combined statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of On-Board Media, Inc. and affiliates as of December 31, 1997 and the results of their operations and their cash flows for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                            /s/ GOLDSTEIN SCHECHTER PRICE LUCAS HORWITZ & CO., P.A.

Miami, Florida
May 20, 1998

                      ON-BOARD MEDIA, INC. AND AFFILIATES

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   433,853
  Trade accounts receivable, net of allowance for doubtful
     accounts of $57,100....................................      7,170,724
  Due from affiliates.......................................         12,613
  Due from stockholder......................................         64,267
  Other receivables.........................................        255,679
  Prepaid expenses and other current assets.................      1,329,763
                                                                -----------
          Total Current Assets..............................      9,266,899
                                                                -----------
PROPERTY AND EQUIPMENT, NET.................................        794,048
                                                                -----------
OTHER ASSETS:
  Organization costs, net...................................          1,044
  Marketable securities.....................................        118,351
  Other assets..............................................         10,352
                                                                -----------
          Total Other Assets................................        129,747
                                                                -----------
          TOTAL ASSETS......................................    $10,190,694
                                                                ===========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt, related party..........    $   183,750
  Accounts payable and accrued expenses.....................        425,283
  Due to art gallery........................................      1,749,560
  Deferred revenue..........................................      1,399,720
  Line of credit............................................        700,100
                                                                -----------
          Total Current Liabilities.........................      4,458,413
                                                                -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock..............................................          1,600
  Additional paid-in capital................................        129,500
  Retained earnings.........................................      5,609,821
  Accumulated other comprehensive loss......................         (8,540)
                                                                -----------
                                                                  5,732,381
  Less subscriptions receivable.............................           (100)
                                                                -----------
          Total Stockholders' Equity........................      5,732,281
                                                                -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........    $10,190,694
                                                                ===========

See Accompanying Notes to Combined Financial Statements

                      ON-BOARD MEDIA, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
NET SALES...................................................  $14,060,959    $18,292,148
COST OF PRODUCTS SOLD.......................................    9,549,008     10,978,575
                                                              -----------    -----------
GROSS PROFIT................................................    4,511,951      7,313,573
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    3,297,208      3,805,404
AMORTIZATION OF INTANGIBLES.................................      585,931          5,447
                                                              -----------    -----------
                                                                3,883,139      3,810,851
INCOME FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE)........      628,812      3,502,722
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (75,504)       (50,044)
  Interest income...........................................       97,603        142,270
  Loss on sale of property and equipment....................      (34,782)            --
  Write-off of loans to affiliate...........................      (13,294)            --
  Gain on sale of marketable securities.....................           --         68,419
                                                              -----------    -----------
                                                                  (25,977)       160,645
                                                              -----------    -----------
NET INCOME..................................................      602,835      3,663,367
PRO FORMA PROVISION FOR INCOME TAXES (unaudited)............      232,000      1,410,000
                                                              -----------    -----------
PRO FORMA NET INCOME (unaudited)............................  $   370,835    $ 2,253,367
                                                              ===========    ===========

See Accompanying Notes to Combined Financial Statements

                      ON-BOARD MEDIA, INC. AND AFFILIATES

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                     SHARES
                                 ---------------                        ACCUMULATED
                                  COMMON STOCK                             OTHER
                                 ---------------                       COMPREHENSIVE
                                           NON-             PAID-IN       (LOSS)        RETAINED    COMPREHENSIVE
                                 VOTING   VOTING   AMOUNT   CAPITAL       INCOME        EARNINGS       INCOME         TOTAL
                                 ------   ------   ------   --------   -------------   ----------   -------------   ----------
BALANCE -- January 1, 1996.....    850      --     $  850   $ 30,150       ($7,002)    $2,392,696    $       --     $2,416,694
COMPREHENSIVE
  INCOME:
  Net Income...................                                                           602,835       602,835        602,835
  Changes in unrealized gain in
     marketable securities.....                                             16,329                       16,329         16,329
                                                                                                     ----------
                                                                                                     $  619,164
                                                                                                     ==========
DIVIDEND DISTRIBUTIONS.........                                                          (712,982)                    (712,982)
SURRENDERED STOCK..............   (137)              (137)      (650)                                                     (787)
REPLACEMENT STOCK ISSUED.......    713      74        787    100,000                                                   100,787
ISSUANCE OF STOCK..............    100                100                                                                  100
                                 -----      --     ------   --------      --------     ----------                   ----------
BALANCE -- January 1, 1997.....  1,526      74      1,600    129,500         9,327      2,282,549                    2,422,976
COMPREHENSIVE
  INCOME:
  Net Income...................                                                         3,663,167     3,663,367      3,663,367
  Changes in unrealized loss in
     marketable securities.....                                            (17,867)                     (17,867)       (17,867)
                                                                                                     ----------
                                                                                                     $3,645,500
                                                                                                     ==========
DIVIDEND DISTRIBUTIONS.........                                                          (336,095)                    (336,095)
                                 -----      --     ------   --------      --------     ----------                   ----------
BALANCE -- December 31, 1997...  1,526      74     $1,600   $129,500       ($8,540)    $5,609,821                   $5,732,381
                                 =====      ==     ======   ========      ========     ==========                   ==========

See Accompanying Notes to Combined Financial Statements

                      ON-BOARD MEDIA, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   602,835    $ 3,663,367
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Amortization...........................................      585,932          5,447
     Depreciation...........................................       99,455        158,343
     Write-off of loans to affiliate........................       13,294             --
     Loss on sale of marketable securities..................           --        (68,419)
     Loss on sale of property and equipment.................       34,782             --
     Write-off of receivables...............................           --         72,543
     Provision for bad debt.................................           --         16,248
     Compensation for stock issuance........................      100,000             --
  Changes in operating assets and liabilities:
     Trade accounts receivable, net of allowance for
      doubtful accounts.....................................   (1,917,655)    (1,751,354)
     Other receivables......................................           --       (255,679)
     Prepaid expenses and other current assets..............     (455,661)      (729,984)
     Other assets...........................................       (5,200)         5,965
     Accounts payable and accrued expenses..................      294,662       (182,259)
     Due to art gallery.....................................      680,943        725,928
     Other current liabilities..............................       17,046        (17,046)
     Deferred revenue.......................................      952,844       (353,150)
                                                              -----------    -----------
       Total Adjustments....................................      400,442     (2,373,417)
                                                              -----------    -----------
  Net Cash Provided by Operating Activities.................    1,003,277      1,289,950
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans to affiliates.......................................      (55,635)        27,002
  Loans to stockholders.....................................           --        (64,267)
  Purchases of marketable securities........................       (3,547)      (366,338)
  Proceeds from sale of marketable securities...............           --        415,290
  Proceeds from sale of property and equipment..............        2,549             --
  Purchases of property and equipment.......................     (567,383)      (293,003)
                                                              -----------    -----------
       Net Cash Used in Investing Activities................     (624,016)      (281,316)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of long-term debt, related party..................     (245,000)      (245,000)
  Proceeds from line of credit..............................      750,000        700,000
  Payment of line of credit.................................           --       (749,900)
  Payment of note payable...................................           --       (200,000)
  Proceeds from borrowings from affiliates..................        5,104             --
  Payments of due to affiliates.............................           --         (5,104)
  Change in subscriptions receivable........................        9,900             --
  Distributions.............................................     (712,982)      (336,095)
  Issuance of common stock..................................          100             --
                                                              -----------    -----------
       Net Cash Used in Financing Activities................     (192,878)      (836,099)
                                                              -----------    -----------

                      ON-BOARD MEDIA, INC. AND AFFILIATES

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
NET INCREASE IN CASH........................................      186,383        172,535
CASH:
  Beginning of year.........................................       74,935        261,318
                                                              -----------    -----------
  End of year...............................................  $   261,318    $   433,853
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $    78,189    $    54,008
                                                              ===========    ===========
  Net change in unrealized holding (loss) gain on available
     for sale securities....................................  $   (16,329)   $   (17,867)
                                                              ===========    ===========

See Accompanying Notes to Combined Financial Statements

                      ON-BOARD MEDIA, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

NOTE 1 -- THE COMPANY

     On-Board Media, Inc. and affiliates (the "Company"), sells advertising in books, magazines, and videos which are published and distributed to hotels and cruise ships primarily in the United States, Mexico, and the Caribbean. The Company also sells promotional advertising which is delivered to cruise passengers through a live on-board promotions program ("port lecturing").

     In addition, the Company administers art auctions aboard various cruise ships primarily in the Caribbean and Mexico. The Company has contracts with various cruise lines which grant the Company the exclusive right to administer these art auctions. The Company has a contract with an art gallery which provides the art and conducts the auctions.

     The accompanying combined financial statements include the accounts of On-board, Media, Inc., Cruise Management International, Inc. and Boxer Media, Inc.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Combination -- The accompanying combined financial statements include the accounts of the companies listed in Note 1, all of which have common control. All significant intercompany transactions have been eliminated in the combination.

     Cash and Cash Equivalents -- All highly liquid investments with a maturity of three months or less from the date of purchase are considered cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The amount in excess of insured limits was approximately $221,000 at December 31, 1997. In addition during the year ended December 31, 1997, the Company maintained two other bank accounts which are not insured by the Federal Deposit Insurance Corporation. The federally uninsured amount was approximately $2,829,000 at December 31, 1997. The Company has not experienced any losses in such accounts. The Company's management believes that the Company is not exposed to any significant credit risk on its cash balances.

     Trade Accounts Receivable -- The Company's policy is not to require collateral on trade accounts receivable, which includes port lecturing, publishing and video receivables. Trade accounts receivable includes approximately $1,281,000 of receivables at December 31, 1997 which are related to unpublished books, magazines and videos.

     Work-in-Process -- Publication and video costs are deferred along with the corresponding revenue until the related publications and videos are published. Work-in-process amounted to $217,377 at December 31, 1997 and is included in prepaid expenses and other current assets.

     Deferred Revenue and Revenue Recognition -- Deferred revenue reflects advertising revenue which has been sold in advance of the publication of the related books, magazines, and videos. Revenue is recognized upon publication of the related books, magazines, and videos.

     Due from Cruise Lines and Due to Art Gallery -- The cruise lines collect all of the revenues from art auction sales made on their cruise ships and submit the proceeds to the Company net of the cruise lines' fees. The Company then remits the balance due to the art gallery after deducting its commission, which is recorded as revenues in the appropriate period. In addition, the cruise lines may retain additional contractual fees at a higher revenue-sharing rate. Such additional fees are expended when incurred (see Note 7). Due from cruise lines amount to $1,697,006 at December 31, 1997 and is included in trade accounts receivable.

                      ON-BOARD MEDIA, INC. AND AFFILIATES

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Property and Equipment -- Property and equipment are stated at cost. Depreciation expense has been recorded by the Company utilizing the straight-line method over the assets estimated useful lives.

     The estimated useful lives for depreciation are as follows:

Office and technology equipment............................   5 - 7 years
Leasehold improvements.....................................  5 - 10 years

     Marketable Securities -- The Company's investment in marketable equity securities is classified as available for sale and is recorded at fair market value. Unrealized holding gains and losses are reported as a separate component of stockholders' equity.

     Income Taxes -- The Company has elected to be treated as an S corporation whereby the profits and losses of the Company are passed directly to the stockholders for inclusion in their individual tax returns. Therefore, no provision for income taxes is reflected in the accompanying combined financial statements.

     The Pro Forma provision for income taxes represents a provision for income taxes as if the Company had operated as a subchapter C corporation.

     Management Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at December 31, 1997 and the reported amounts of revenues and expenses during the years ended December 31, 1996 and 1997. Actual results could differ from those estimates.

     Recently Adopted Accounting Pronouncement -- The Company adopted SFAS No. 130, "Reporting Comprehensive Income" on December 31, 1997. The Company reported comprehensive income in its combined statement of changes in stockholders' equity. The adoption of SFAS No. 130 resulted in revised and additional disclosures but had no effect on the financial position or results of operations of the Company.

NOTE 3 -- CONCENTRATIONS

     At December 31, 1997, the Company's trade accounts receivable concentrated approximately in the following geographic regions:

                                                              1997
                                                              ----
Caribbean...................................................   66%
United States...............................................   23
Other.......................................................   11
                                                              ---
                                                              100%
                                                              ===

     In addition, the Company has earned commissions of approximately $485,000 and $870,000 from one cruise line which approximated 49% and 55% of total commissions for the years ended December 31, 1996 and 1997, respectively. This same cruise line's balance of approximately

                      ON-BOARD MEDIA, INC. AND AFFILIATES

NOTE 3 -- CONCENTRATIONS (CONTINUED)
$1,147,500 due to the Company at December 31, 1997 represents approximately 68% of the total due from all cruise lines (included in trade accounts receivable).

     The Company has an exclusive, multi-year agreement with one art gallery to provide all of the art and conduct all of the auctions aboard the cruise ships. The Company does not anticipate any interruptions in the agreement with the gallery. However, in the event that the agreement was disrupted for any reason, management believes that a similar agreement could be obtained with another art gallery.

NOTE 4 -- PROPERTY AND EQUIPMENT

     At December 31, 1997 property and equipment consisted of the following:

Office and technology equipment.............................  $  865,763
Leasehold improvements......................................     257,257
                                                              ----------
                                                               1,123,020
Less accumulated depreciation...............................     328,972
                                                              ----------
                                                              $  794,048
                                                              ==========

     Depreciation expense for the years ended December 31, 1996 and 1997 was $99,455 and $158,343, respectively.

NOTE 5 -- MARKETABLE SECURITIES

     The Company has a cash management program which provides for the investment of excess cash balances in marketable securities. These marketable securities consist primarily of equity securities from various public companies traded overseas and in the United States.

     The Company has adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and, therefore, marketable securities are adjusted to fair value which at December 31, 1997 is as follows:

Marketable securities, at cost..............................  $126,891
Unrealized loss.............................................    (8,540)
                                                              --------
Fair value..................................................  $118,351
                                                              ========

     The Company sold $415,290 of marketable securities at a gain of $68,419 during the year ended December 31, 1997. No marketable securities were sold during the year ended December 31, 1996.

                      ON-BOARD MEDIA, INC. AND AFFILIATES

NOTE 6 -- COMMON STOCK

     A summary of common stock is as follows:

                               ONBOARD                CRUISE
                             MEDIA, INC.            MANAGEMENT
                           ----------------    INTERNATIONAL, INC.
                                      NON-     --------------------       BOXER
                           VOTING    VOTING    VOTING    NON-VOTING    MEDIA, INC.    COMBINED
                           ------    ------    ------    ----------    -----------    --------
Total Value..............  $  713    $   37    $  713      $   37        $   100       $1,600
                           ======    ======    ======      ======        =======       ======
Par value per share......  $    1    $    1    $    1      $    1        $     1
Authorized shares........   1,000     1,000     1,000       1,000         10,000
Shares issued and
  outstanding............     713        37       713          37            100

NOTE 7 -- ART AUCTION FEES

     The Company entered into a four-year agreement with a cruise line which commenced in July 1996 and called for a higher revenue-sharing percentage to the cruise line during the first nine months of the agreement, up to a predetermined maximum amount. The Company recorded this increase in revenue-sharing percentage as art auction fees in the amount of $47,812 and $104,276 included in cost of products sold for the years ended December 31, 1996 and 1997, respectively.

NOTE 8 -- RELATED PARTY TRANSACTIONS

     Due from Affiliates -- The Company made advances to affiliated entities which are related through common ownership. These advances are due on demand and bear interest at 7% per annum and amounted to $12,613 at December 31, 1997.

     Due from Stockholder -- The amount due from stockholder arises from non-interest bearing short-term cash advances. The outstanding balance of these advances at December 31, 1997 amounted to $64,267.

     Common Stock -- During 1996, the majority stockholder of the Company returned 137 shares of stock to the Company which then concurrently issued 787 shares to a senior executive of the Company, the value of which was recorded as compensation.

     Note Payable -- related party -- At December 31, 1996, the Company had a $200,000 note payable to a member of the majority stockholder's immediate family. Interest on this note was payable quarterly at 10% per annum. Interest expense for the year ended December 31, 1997 was $11,288. On July 25, 1997, the note was paid in full.

     Long-Term Debt -- related party -- See Note 10.

     Operating Lease -- The Company entered into an agreement with a partnership related through common ownership to lease its administrative offices. The lease commenced on April 30, 1996 and is for a term of ten years (Note 12).

NOTE 9 -- LINE OF CREDIT

     The Company has available a $750,000 line of credit with a bank. The line of credit is collateralized by all of On-Board Media, Inc.'s assets and is personally guaranteed by one of the

                      ON-BOARD MEDIA, INC. AND AFFILIATES

NOTE 9 -- LINE OF CREDIT (CONTINUED)
Company's stockholders. Interest is payable on a monthly basis at the bank's base rate of 8.5% per annum.

NOTE 10 -- LONG-TERM DEBT -- RELATED PARTY

     The Company has an outstanding balance of $183,750 on a note payable to a partnership owned by one of the stockholders of the Company at December 31, 1997. The note matures on September 1, 1998 and is payable $61,250 quarterly, plus interest at 10%.The note is collateralized by substantially all of On-Board Media, Inc.'s assets and the principal stockholder's stock in On-Board Media, Inc. The loan is also guaranteed by an affiliate related through common ownership. Interest expense, relating to this note was $52,960 and $32,003 for the years ended December 31, 1996 and 1997, respectively.

NOTE 11 -- STOCK-BASED COMPENSATION

     On October 19, 1996, a senior executive of the Company received 37.5 shares of stock, which are fully vested as compensation. The fair market value of the stock of $100,000 was computed by management as of October 19, 1996 and was recorded as a contribution to capital.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

     Contractual agreements -- The Company has executed contracts with various cruise lines and hotels which grant it the exclusive right to publish and sell advertising in books, magazines and videos and to conduct live on-board promotions programs on the cruise ships. The contracts range from 1 to 6 years and require various guaranteed minimum payments.

     Obligations for guaranteed minimum payments under such contracts as of December 31, 1997 are as follows:

1998.............................................    $ 3,499,250
1999.............................................      3,921,500
2000.............................................      2,787,500
2001.............................................         97,500
2002.............................................         50,000
                                                     -----------
                                                     $10,355,750
                                                     ===========

     Total cruise line fees and magazine royalties under the above agreements amounted to approximately $6,603,000 and $7,598,000 for the years ended December 31, 1996 and 1997, respectively.

     The Company has executed contracts with various cruise lines which grant it the exclusive right to administer art auctions on the cruise ships. The contracts range from several months to more than 4 years and require various guaranteed minimum payments during the first few years of the

                      ON-BOARD MEDIA, INC. AND AFFILIATES

NOTE 12 -- COMMITMENTS AND CONTINGENCIES (CONTINUED) agreements. Obligations for guaranteed minimum payments under such contracts as of December 31, 1997 are as follows:

1998..................................................  $530,500
1999..................................................    85,000
2000..................................................     4,000
                                                        --------
                                                        $619,500
                                                        ========

     Total art auction fees under the above agreements are included in cost of products sold and amounted to approximately $627,000 and $183,000 for the years ended December 31, 1996 and 1997, respectively.

     Stockholder Agreement -- In 1994 the Company entered into an agreement with two of its stockholders. The agreement provides one of the Company's stockholders a base minimum salary of $100,000 annually subject to $25,000 annual increases and contains a non-compete clause for the term of the agreement and for two years thereafter. The agreement provides another stockholder of the Company a base minimum annual consulting fee of $6,000 subject to $6,250 annual increases and contains a non-compete clause for the term of the agreement and for an indefinite period of time thereafter. The total salary and consulting fees paid to these stockholders was $21,208 and $156,616 for the years ended December 31, 1996 and 1997, respectively.

     Operating leases -- During 1996, the Company entered into a 10-year operating lease agreement with a partnership related through common control for its administrative offices. Rental payments, including sales tax, are approximately $22,000 per month. In addition, the lease requires the Company to pay all operating costs associated with the building. The Company, along with one of its stockholders, are guarantors on the $1.5 million mortgage associated with this building.

     Future minimum lease payments, including sales tax, as of December 31, 1997 are as follows:

1998................................................  $  259,750
1999................................................     259,750
2000................................................     259,750
2001................................................     259,750
2002................................................     259,750
Thereafter..........................................     865,833
                                                      ----------
                                                      $2,164,583
                                                      ==========

     Rent expense and operating costs, including sales tax, was approximately $196,000 and $419,000 for the years ended December 31, 1996 and 1997, respectively.

     Retirement Plan -- The Company has a qualified retirement plan for all eligible employees under sec. 401 of the Internal Revenue Code. Under the plan, the Company's contribution for any year is determined at the discretion of the Board of Directors; however, in no event may elective deferrals exceed a specific dollar amount determined by the Internal Revenue Service. Total contributions made to the 401(K) plan were $0 and $21,793 for the years ended December 31, 1996 and 1997, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Nuance Global Ships, Inc.

     We have audited the accompanying statements of operations and cash flows of Nuance Global Ships, Inc. (a wholly owned subsidiary of Nuance Global Traders Inc.) for the period from December 26, 1997 through September 24, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Nuance Global Ships, Inc. for the period from December 26, 1997 through September 24, 1998, in conformity with generally accepted accounting principles.

                                             /s/ ERNST & YOUNG LLP
Miami, Florida
July 16, 1999

                           NUANCE GLOBAL SHIPS, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                          NUANCE GLOBAL TRADERS INC.)

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                         PERIOD FROM DECEMBER 26, 1997
                           THROUGH SEPTEMBER 24, 1998

Net sales...................................................    $ 52,209,630
Cost of sales...............................................      25,001,906
                                                                ------------
Gross profit................................................      27,207,724
Selling, general and administrative expenses................      30,914,258
                                                                ------------
Loss from operations........................................      (3,706,534)
Other (income) expense:
  Management fee to Nuance Global Traders Inc...............         566,000
  Interest income...........................................         (82,770)
Total other expense.........................................         483,230
Loss before income taxes....................................      (4,189,764)
Provision for income taxes..................................         172,460
                                                                ------------
Net loss....................................................    $ (4,362,224)
                                                                ============
Retained earnings at beginning of year......................    $ 15,338,713
Distribution to parent......................................     (12,280,825)
                                                                ------------
Accumulated deficit at end of year..........................    $ (1,304,346)
                                                                ============

See accompanying notes.

                           NUANCE GLOBAL SHIPS, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                          NUANCE GLOBAL TRADERS INC.)

                            STATEMENT OF CASH FLOWS
                         PERIOD FROM DECEMBER 26, 1997
                           THROUGH SEPTEMBER 24, 1998

OPERATING ACTIVITIES
Net loss....................................................    $(4,362,224)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................        350,127
  Provision for shrinkage reserve...........................         71,977
  Deferred income taxes.....................................          2,247
  Changes in operating assets and liabilities:
     Accounts receivable....................................       (581,893)
     Notes receivable.......................................        418,128
     Inventory..............................................     (4,516,754)
     Prepaid expenses and other current assets..............         80,487
     Accounts payable.......................................        268,998
     Accrued expenses.......................................     (1,343,537)
                                                                -----------
  Net cash used in operating activities.....................     (9,612,444)
INVESTING ACTIVITIES
Purchases of property and equipment.........................       (281,136)
Proceeds from sale of property and equipment................        448,784
                                                                -----------
Net cash provided by investing activities...................        167,648
                                                                -----------
FINANCING ACTIVITIES:
  Due to affiliates, net....................................      6,962,019
                                                                -----------
Net cash provided by financing activities...................      6,962,019
Net decrease in cash and cash equivalents...................     (2,482,777)
Cash and cash equivalents, beginning of period..............      3,033,881
                                                                -----------
Cash and cash equivalents, end of period....................    $   551,104
                                                                ===========
SUPPLEMENTAL NON-CASH DISCLOSURE
Assets transferred from affiliate...........................    $   552,314
                                                                ===========

See accompanying notes.

                           NUANCE GLOBAL SHIPS, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                          NUANCE GLOBAL TRADERS INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

  Nature of Business

     Nuance Global Ships, Inc. (the Company), a Florida corporation and a wholly owned subsidiary of Nuance Global Traders Inc., operates duty free retail stores on cruise ships.

  Basis of Presentation

     The cruise ship operations for the period from December 26, 1997 through June 25, 1998 were included in the consolidated accounts of Nuance Global Traders (USA), Inc., a California corporation and a wholly owned subsidiary of Nuance Global Traders Inc., and were not presented as a separate reporting entity. Accordingly, the cruise ship operations for the period from December 26, 1997 through June 25, 1998 included in the accompanying financial statements were carved out of Nuance Global Traders (USA) Inc.'s historical accounting records. The cruise ship operations for the period from June 26, 1998 through September 24, 1998 were included in the accounts of Nuance Global Ships, Inc. and presented as a separate reporting entity.

     The accompanying financial statements include costs allocated to Nuance Global Ships, Inc. by Nuance Global Traders Inc. for certain functions and services they performed centrally. All allocations and estimates were based on assumptions Nuance Global Traders Inc.'s management believed were reasonable in the circumstances. These allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Nuance Global Ships, Inc. had operated as a separate entity. See Note 4 for a description of the functions and services and the amounts allocated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounts Receivable

     Settlement of amounts due from the cruise line companies occurs upon completion of each voyage. Credit losses are provided for in the financial statements and have been within management's expectations.

  Property and Equipment

     Depreciation is computed by use of the straight-line method over the estimated useful life of vehicles, furniture, fixtures and equipment, which ranges from 3 to 5 years.

  Revenue Recognition

     Revenue from retail product sales is recorded upon customer purchase.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of

                           NUANCE GLOBAL SHIPS, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                          NUANCE GLOBAL TRADERS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) management, it is more likely than not that some portion of the income tax assets will not be realized.

  Advertising Expense

     The Company expenses advertising costs as incurred. Advertising expense for the period from December 26, 1997 through September 24, 1998 (period ended September 24, 1998) amounted to approximately $17,000.

  Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 had no impact on the Company's net loss. There are no other components of comprehensive loss other than the Company's net loss for the period ended September 24, 1998.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

3. INCOME TAXES

     The United States and foreign components of (loss) income before income taxes are as follows:

                                                             PERIOD ENDED
                                                             SEPTEMBER 24,
                                                                 1998
                                                             -------------
U.S........................................................   $(4,910,774)
Foreign....................................................       721,010
                                                              -----------
Total......................................................   $(4,189,764)
                                                              ===========

     The components of the provision for income taxes are as follows:

                                                             PERIOD ENDED
                                                             SEPTEMBER 24,
                                                                 1998
                                                             -------------
U.S........................................................    $     --
Foreign....................................................     172,460
                                                               --------
Total......................................................    $172,460
                                                               ========

                           NUANCE GLOBAL SHIPS, INC.
                         (A WHOLLY OWNED SUBSIDIARY OF
                          NUANCE GLOBAL TRADERS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The differences between the reported provision from income taxes and income taxes computed at the U.S. statutory federal income tax rate are as follows:

                                                             PERIOD ENDED
                                                             SEPTEMBER 24,
                                                                 1998
                                                             -------------
Income tax expense computed at the U.S. statutory rate of
  34%......................................................   $(1,424,520)
State income taxes, net of federal impact..................      (251,386)
Increase in valuation allowance............................     1,848,366
                                                              -----------
Total......................................................   $   172,460
                                                              ===========

4. RELATED PARTY TRANSACTIONS

     Nuance Global Traders Inc. provided the Company with certain corporate general and administrative services including legal, treasury and finance fees paid to Nuance Global Traders Inc. for such services aggregated approximately $1,407,000 for the period ended September 24, 1998, of this amount, $566,000 is classified as a management fee. The remainder is included in selling, general and administrative expenses.

5. COMMITMENTS AND CONTINGENCIES

     The Company leases office, warehouse facilities and retail stores under non-cancelable operating leases. The leases for the retail stores provide for additional rentals contingent upon increases in the operating expenses of the lessors. In addition, the Company pays concession fees, calculated as a percentage of sales, for certain store leases. Certain of the Company's leases contain scheduled rent increases during the term of the leases. Rent expense, including contingent rent and concession fees, were approximately $19,880,000 for the period ended September 24, 1998.

6. SUBSEQUENT EVENT

     On December 15, 1998, pursuant to an Asset Purchase Agreement, among Starboard Holdings LTD (Starboard) and Nuance Global Traders Ltd., the parent company of Nuance Global Traders, Inc., Starboard acquired certain assets and assumed certain liabilities of Nuance Global Ships, Inc.

                            STARBOARD CORPORATE LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid solely by the Registrant in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                            ITEM                              AMOUNT
                            ----                              -------
SEC Registration Fee........................................  $34,750
NASD Filing Fee.............................................   13,000
Nasdaq National Market Listing Fee..........................        *
Blue Sky Fees and Expenses (including attorney's fees and
  expenses).................................................        *
Transfer Agent and Registrar Fees...........................        *
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing Expenses...........................................        *
Miscellaneous...............................................        *
                                                              -------
     Total..................................................  $     *
                                                              =======

-------------------------
* To be provided by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Articles of Association provides for the indemnification of members of the Supervisory Board and Management Board and officers to the fullest extent permitted by the law of The Netherlands.

     The Registrant has entered into indemnity agreements with Philip L. Levine and Jerry Chafetz. The agreements provide that the Registrant will, to fullest extent permitted by law, indemnify Philip L. Levine and Jerry Chafetz, as the case may be, if he is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his service with the Registrant.

     The Registrant has also obtained directors' and officers' liability insurance in amounts that it believes are reasonable under the circumstances.

     In connection with any registration of registrable securities under the Shareholders Agreement, the Registrant has agreed to indemnify each seller, any controlling person (and their respective director or indirect partners, advisory board members, directors, officers, trustees, members and shareholders) and each other person who controls any such seller or holder, against various liabilities, including liabilities under the Securities Act and Exchange Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant has issued the following securities without registration under the Securities Act of 1933 as amended (the "Securities Act") (in each case, except for the issuance described in paragraph 9, giving effect to the 250 for 1 common share split):

     1. On September 10, 1998, the Registrant issued and sold 10,000,000 of its common shares and on September 17, 1998 issued and sold 4,912,250 of its common shares to our initial investor for an aggregate of $28,700,000.

     2. On September 17, 1998, the Registrant issued and sold 2,499,750 of its common shares to lenders of subordinated debt for an aggregate of $4,811,548.

     3. On September 17, 1998, the Registrant issued and sold 259,750 of its common shares to a management employee for an aggregate of $500,000.

     4. On September 17, 1998, the Registrant issued and sold 415,750 common shares to an affiliate of our initial investor purchasing on behalf of management employees for an aggregate of $800,000.

     5. On September 17, 1998, the Registrant issued 5,912,500 of its common shares to the former shareholders of Onboard Media, Inc., Cruise Management International, Inc. and Boxer Media, Inc. in connection with the acquisition of these three companies.

     6. On September 17, 1998, the Registrant granted options for no consideration to purchase an aggregate of 500,000 shares at an exercise price of $1.925 to two employees pursuant to the 1998 Stock Option Plan.

     7. On December 21, 1998, the Registrant granted options for no consideration to purchase an aggregate of 450,000 common shares to 19 employees at an exercise price of $1.925 per share pursuant to the 1998 Stock Option Plan.

     8. On February 25, 1999, the Registrant granted options for no consideration to purchase an aggregate of 50,000 common shares to two employees at an exercise price of $1.925 per share pursuant to the 1998 Stock Option Plan.

     9. On                , 1999, pursuant to an amendment to its Articles of
        Association, the Registrant effected a 50 for 1 share split, followed immediately by a 5 for 1 stock dividend.

     The common shares issued pursuant to paragraphs 1 through 5 above were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

     The options issued pursuant to paragraphs 6 through 8 above, and any shares issued upon the exercise of such options, were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

     The common shares issued pursuant to paragraph 9 were issued in a transaction not involving a "sale" under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following is a list of exhibits filed as a part of this registration statement.

     (a) Exhibits

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  *1.1   Form of Underwriting Agreement.
  *3.1   Amended and Restated Articles of Association of the Company
         and English translation.
  *4.1   Specimen Certificate for Common Shares.
   4.2   12% Junior Subordinated Note issued to Viad Corp.
   4.3   Note Agreement, dated as of September 17, 1998, among Miami
         Cruiseline Services Holdings II, New York Life Insurance
         Company, American Home Assurance Company and The
         Northwestern Mutual Life Insurance Company with Form of
         Senior Subordinated Note.+
   4.4   Debt Securities Purchase Agreement, dated as of September
         17, 1998, among Miami Cruiseline Services Holdings II, New
         York Life Insurance Company, American Home Assurance Company
         and The Northwestern Mutual Life Insurance Company.+
  *5.1   Opinion of Stibbe Simont Monahan Duhot.
  10.1   Share Purchase Agreement, dated July 31, 1998, between
         Cruise Line Holdings Co. and Viad Corp.+
  10.2   Stock Subscription and Exchange Agreement, dated as of
         August 27, 1998, among Cruise Line Holdings Co., Philip L.
         Levine, Jerry Chafetz and the other stockholders named
         therein.+
  10.3   Asset Purchase Agreement, dated December 15, 1998, between
         Starboard Holdings Ltd. and Nuance Global Traders.+
  10.4   Employment Agreement, dated as of September 17, 1998, by and between Cruiseline Holdings Co., Greyhound Leisure Services and J.P. Miquel.
  10.5   Employment Agreement, dated as of September 17, 1998, by and between Cruiseline Holdings Co., the Onboard Group and
         Philip L. Levine.
  10.6   Employment Agreement, dated as of September 17, 1998, by and between Cruiseline Holdings Co., the Onboard Group and Jerry
         Chafetz.
 *10.7   Separation Agreement, dated August 3, 1999, between Miami
         Cruiseline Services and Jorge Fernandez.+
 *10.8   Consulting Agreement, dated as of January 1, 1999, between
         Miami Cruiseline Services and F.C. Capital Partners LLC.
 *10.9   Consulting Agreement, dated as of August 4, 1999, between
         Miami Cruiseline Services, Cruiseline Holdings Co. and F.C.
         Capital Partners LLC.
 *10.10  1998 Stock Option Plan.
  10.11  Shareholders Agreement, dated as of September 17, 1998, among Miami Cruiseline Services, Berkshire Cruise Holdings
         LLC and other investors listed on the signature pages
         thereto with Joinder Agreements, dated as of November 13,
         1998.+
  10.12  Indemnity Agreement, dated September 15, 1998, between Miami
         Cruiseline Services and Philip Levine.
  10.13  Indemnity Agreement, dated September 15, 1998, between Miami
         Cruiseline Services and Jerry Chafetz.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 *10.14  Management Agreement, dated as of September 17, 1998, between Miami Cruiseline Services and Berkshire Cruise
         Holdings LLC, as amended by Amendment, dated January 1,
         1999.
  10.15  Fee letter, dated as of September 17, 1998, between
         Cruiseline Holdings Co. and Berkshire Partners LLC.
  10.16  Fee letter, dated as of September 17, 1998, between
         Cruiseline Holdings Co. and F.C. Capital Partners LLC.
 *10.17  Lease, dated July 10, 1996, between MICC Venture and
         Greyhound Leisure Services.+
 *10.18  Lease, dated April 16, 1996, as amended, between Media
         Holdings, Ltd. and Onboard Media.
 *10.19  Lease, dated April 16, 1996, between Media Holdings, Ltd.
         and Cruise Management International.
 *10.20  Amendment to Lease, dated September 17, 1998, between Media
         Holdings, Ltd. and Onboard Media and Cruise Management
         International.
 *10.21  Credit Agreement, dated as of September 17, 1998, among
         Miami Cruiseline Services Holdings III, Miami Cruiseline
         Services Holdings II, Credit Suisse First Boston,
         NationsBank, N.A., First Source Financial, Inc. and the
         lenders named therein., as amended by First Amendment to the
         Credit Agreement, dated October 6, 1998, Second Amendment to the Credit Agreement, dated November 30, 1998, Third
         Amendment to the Credit Agreement, dated March 30, 1999.+
  10.22  Form of Put Agreement with Miami Cruiseline Services
         Holdings II B.V.
  10.23  Joint Venture Agreement for Operation of Miami Airport Duty
         Free Joint Venture, dated August 31, 1995, by and among,
         Greyhound Leisure Services, Century Duty Free, Inc., Media
         Consultants, Inc., Maria J. Argudin and Bayside Company
         Stores as amended by First Addendum, dated October 25, 1995.
  10.24  Concession Agreement for Operation of Nonexclusive Duty and
         Tax Free Concession, Terminal Building, Miami International
         Airport between Board of County Commissioners of Dade
         County, Florida and Miami Airport Duty Free Joint Venture.+
*#10.25  Agreement, dated April 11, 1996, between Cruise Management and Park West at Sea, Inc., as amended by Letter Agreement, dated June 11, 1998 [other Amendments].
*#10.26  Concession Agreement, dated November 23, 1992, by and between Carnival Cruise Lines, Inc. and Greyhound Leisure
         Services as amended by Letter Agreement dated January 4,
         1993, Addendum #1, dated January 12, 1993, and Addendum #2, dated March 3, 1999.
*#10.27  Concession Agreement, dated July 15, 1999, between Royal
         Caribbean Cruise Lines and Starboard Holdings Ltd.
*#10.28  Concession Agreement, dated February 25, 1998, between
         Holland America Line-Westours, Inc. and Greyhound Leisure
         Services.
*#10.29  Concession Agreement, dated January 18, 1996, between
         Holland America-Westours, Inc. and Allders International
         (USA), Inc., as amended by Amendment, dated March 5, 1999, between Holland America-Westours, Inc. and Starboard
         Holdings Ltd.
*#10.30  Concession Agreement, dated January 18, 1996, between
         Holland America-Westours, Inc. and Allders International
         (USA), Inc., as amended by Amendment to Concession
         Agreement, dated December 15, 1998, between Holland
         America-Westours, Inc. and Starboard Holdings Ltd.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  21.1   Subsidiaries.
 *23.1   Consent of Stibbe Simont Monahan Duhot (Exhibit 5.1).
  23.2   Consent of Ernst & Young LLP.
  23.3   Consent of Ernst & Young LLP.
  23.4   Consent of Deloitte & Touche LLP.
  23.5   Consent of Goldstein Schechter Price Lucas Horwitz & Co.,
         P.A.
  24.1   Power of Attorney (please see signature page).
  27.1   Financial Data Schedule.
  99.1   Letter from Deloitte & Touche LLP regarding change in
         accountants.

---------------
*  To be filed by Amendment.

# Confidential treatment request as to certain portions. The term "confidential treatment" and the mark "#" as used throughout this exhibit means that material has been omitted and separately filed with the Commission.

+ The Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

     (b) Financial Statement Schedules

                                                              INDEX
                                                              -----
Report of Independent Certified Public Accountants..........   S-1
Report of Independent Certified Public Accountants..........   S-2
Schedule II -- Valuation and Qualifying Accounts............   S-3

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts on this 19th day of August, 1999.

                                          Miami Cruiseline Services Holdings I
                                          B.V.

                                          By: /s/ JOEL E. CUTLER
                                            ------------------------------------
                                              Joel E. Cutler
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Joel E. Cutler and Bradley M. Bloom, and each of them, with full power to them, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therein.

                     SIGNATURE                                    TITLE                    DATE
                     ---------                                    -----                    ----

/s/ JOEL E. CUTLER                                   Chairman of the Board and Chief  August 19, 1999
---------------------------------------------------    Executive Officer
Joel E. Cutler

/s/ WILLIAM J. FITZGERALD                            Acting Interim Chief Financial   August 19, 1999
---------------------------------------------------    Officer (Principal Financial
William J. Fitzgerald                                  Officer and Accounting
                                                       Officer)

/s/ BRADLEY M. BLOOM                                 Class A Managing Director        August 19, 1999
---------------------------------------------------
Bradley M. Bloom

/s/ RANDY PEELER                                     Class A Managing Director        August 19, 1999
---------------------------------------------------
Randy Peeler

                     SIGNATURE                                    TITLE                    DATE
                     ---------                                    -----                    ----
/s/ JERRY CHAFETZ                                    Class B Managing Director        August 19, 1999
---------------------------------------------------
Jerry Chafetz

/s/ DAVID P. FIALKOW                                 Class B Managing Director        August 19, 1999
---------------------------------------------------
David P. Fialkow

/s/ STEVEN S. FISCHMAN                               Class B Managing Director        August 19, 1999
---------------------------------------------------
Steven S. Fischman

/s/ PHILIP L. LEVINE                                 Class B Managing Director        August 19, 1999
---------------------------------------------------
Philip L. Levine

/s/ J. P. MIQUEL                                     Class B Managing Director        August 19, 1999
---------------------------------------------------
J. P. Miquel

/s/ LEONARD A. SCHLESINGER                           Class B Managing Director        August 19, 1999
---------------------------------------------------
Leonard A. Schlesinger

Registrant's Agent for Service in the United States:

/s/ JOEL E. CUTLER                                                                    August 19, 1999
---------------------------------------------------
Joel E. Cutler

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the consolidated financial statements of Greyhound Leisure Services, Inc. and subsidiaries as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, and have issued our report thereon dated July 31, 1999, (included elsewhere in this Registration Statement). Our audits also included the financial schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ DELOITTE & TOUCHE LLP

Miami, Florida
July 31, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the consolidated financial statements of Starboard Cruise Services N.V. (formerly Miami Cruiseline Services Holdings I.B.V.) as of December 31, 1998, and for the period from September 10, 1998 through December 31, 1998, and have issued our report thereon dated March 22, 1999, except as to
Note 14 as to which the date is September   , 1999 (included elsewhere in this
Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Miami, Florida
August 18, 1999

     The foregoing report is in the form that will be signed upon completion of the restatement of capital accounts and the name change described in Note 14 to the consolidated financial statements.

                                          /s/ ERNST & YOUNG LLP

Miami, Florida
August 18, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                         STARBOARD CRUISE SERVICES N.V.

                                                          ADDITIONS
                                                   ------------------------
                                      BALANCE AT   CHARGED TO   CHARGED TO                 BALANCE AT
                                      BEGINNING    COSTS AND       OTHER                     END OF
DESCRIPTION                            OF YEAR      EXPENSES    ACCOUNTS(A)   DEDUCTIONS      YEAR
-----------                           ----------   ----------   -----------   ----------   ----------
PREDECESSOR:
Year ended December 31, 1996
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.....................   $357,698     $ 75,600     $     --      $113,853     $319,445
                                       ========     ========     ========      ========     ========
Year Ended December 31, 1997
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.....................   $319,445     $ 43,274     $     --      $ 35,450     $327,269
                                       ========     ========     ========      ========     ========
Period Ended September 17, 1998
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.....................   $327,269     $114,564     $     --      $     --     $441,833
                                       ========     ========     ========      ========     ========
SUCCESSOR:
Period Ended December 31, 1998
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.....................   $     --     $108,363     $520,071      $  2,073     $626,361
                                       ========     ========     ========      ========     ========
Six Months Ended June 30, 1999
  (unaudited)
  Deducted from asset accounts:
     Allowance for doubtful
       accounts.....................   $626,361     $ 48,373     $     --      $116,964     $557,770
                                       ========     ========     ========      ========     ========

-------------------------

(a) Acquired in connection with the Greyhound Leisure Services, Inc. and the Onboard Group acquisitions.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  *1.1   Form of Underwriting Agreement.
  *3.1   Amended and Restated Articles of Association of the Company
         and English translation.
  *4.1   Specimen Certificate for Common Shares.
   4.2   12% Junior Subordinated Note issued to Viad Corp.
   4.3   Note Agreement, dated as of September 17, 1998, among Miami
         Cruiseline Services Holdings II, New York Life Insurance
         Company, American Home Assurance Company and The
         Northwestern Mutual Life Insurance Company with Form of
         Senior Subordinated Note.+
   4.4   Debt Securities Purchase Agreement, dated as of September
         17, 1998, among Miami Cruiseline Services Holdings II, New
         York Life Insurance Company, American Home Assurance Company
         and The Northwestern Mutual Life Insurance Company.+
  *5.1   Opinion of Stibbe Simont Monahan Duhot.
  10.1   Share Purchase Agreement, dated July 31, 1998, between
         Cruise Line Holdings Co. and Viad Corp.+
  10.2   Stock Subscription and Exchange Agreement, dated as of
         August 27, 1998, among Cruise Line Holdings Co., Philip L.
         Levine, Jerry Chafetz and the other stockholders named
         therein.+
  10.3   Asset Purchase Agreement, dated December 15, 1998, between
         Starboard Holdings Ltd. and Nuance Global Traders.+
  10.4   Employment Agreement, dated as of September 17, 1998, by and between Cruiseline Holdings Co., Greyhound Leisure Services and J.P. Miquel.
  10.5   Employment Agreement, dated as of September 17, 1998, by and between Cruiseline Holdings Co., the Onboard Group and
         Philip L. Levine.
  10.6   Employment Agreement, dated as of September 17, 1998, by and between Cruiseline Holdings Co., the Onboard Group and Jerry
         Chafetz.
 *10.7   Separation Agreement, dated August 3, 1999, between Miami
         Cruiseline Services and Jorge Fernandez.+
 *10.8   Consulting Agreement, dated January 1, 1999, between Miami
         Cruiseline Services and F.C. Capital Partners LLC.
 *10.9   Consulting Agreement, dated August 4, 1999, between Miami
         Cruiseline Services, Cruiseline Holdings Co. and F.C.
         Capital Partners LLC.
 *10.10  1998 Stock Option Plan.
  10.11  Shareholders Agreement, dated as of September 17, 1998, among Miami Cruiseline Services, Berkshire Cruise Holdings
         LLC and other investors listed on the signature pages
         thereto with Joinder Agreements, dated as of November 13,
         1998.+
  10.12  Indemnity Agreement, dated September 15, 1998, between Miami
         Cruiseline Services and Philip Levine.
  10.13  Indemnity Agreement, dated September 15, 1998, between Miami
         Cruiseline Services and Jerry Chafetz.
 *10.14  Management Agreement, dated as of September 17, 1998, between Miami Cruiseline Services and Berkshire Cruise
         Holdings LLC as amended by Amendment, dated January 1, 1999.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.15  Fee letter, dated as of September 17, 1998, between
         Cruiseline Holdings Co. and Berkshire Partners LLC.
  10.16  Fee letter, dated as of September 17, 1998, between
         Cruiseline Holdings Co. and F.C. Capital Partners LLC.
 *10.17  Lease, dated July 10, 1996, between MICC Venture and
         Greyhound Leisure Services.+
 *10.18  Lease, dated April 16, 1996, as amended, between Media
         Holdings, Ltd. and Onboard Media.
 *10.19  Lease, dated April 16, 1996, between Media Holdings, Ltd.
         and Cruise Management International.
 *10.20  Amendment to Lease, dated September 17, 1998, between Media
         Holdings, Ltd. and Onboard Media and Cruise Management
         International.
 *10.21  Credit Agreement, dated as of September 17, 1998, among
         Miami Cruiseline Services Holdings III, Miami Cruiseline
         Services Holdings II, Credit Suisse First Boston,
         NationsBank, N.A., First Source Financial, Inc. and the
         lenders named therein., as amended by First Amendment to the
         Credit Agreement, dated October 6, 1998, Second Amendment to the Credit Agreement, dated November 30, 1998, Third
         Amendment to the Credit Agreement, dated March 30, 1999.+
  10.22  Form of Put Agreement with Miami Cruiseline Services
         Holdings II B.V.
  10.23  Joint Venture Agreement for Operation of Miami Airport Duty
         Free Joint Venture, dated August 31, 1995, by and among,
         Greyhound Leisure Services, Century Duty Free, Inc., Media
         Consultants, Inc., Maria J. Argudin and Bayside Company
         Stores as amended by First Addendum, dated October 25, 1995.
  10.24  Concession Agreement for Operation of Nonexclusive Duty and
         Tax Free Concession, Terminal Building, Miami International
         Airport between Board of County Commissioners of Dade
         County, Florida and Miami Airport Duty Free Joint Venture.+
*#10.25  Agreement, dated April 11, 1996, between Cruise Management and Park West at Sea, Inc., as amended by Letter Agreement, dated June 11, 1998 [other Amendments].
*#10.26  Concession Agreement, dated November 23, 1992, by and between Carnival Cruise Lines, Inc. and Greyhound Leisure
         Services as amended by Letter Agreement dated January 4,
         1993, Addendum #1, dated January 12, 1993, and Addendum #2, dated March 3, 1999.
*#10.27  Concession Agreement, dated July 15, 1999, between Royal
         Caribbean Cruise Lines and Starboard Holdings Ltd.
*#10.28  Concession Agreement, dated February 25, 1998, between
         Holland America Line-Westours, Inc. and Greyhound Leisure
         Services.
*#10.29  Concession Agreement, dated January 18, 1996, between
         Holland America-Westours, Inc. and Allders International
         (USA), Inc., as amended by Amendment, dated March 5, 1999, between Holland America-Westours, Inc. and Starboard
         Holdings Ltd.
*#10.30  Concession Agreement, dated January 18, 1996, between
         Holland America-Westours, Inc. and Allders International
         (USA), Inc., as amended by Amendment to Concession
         Agreement, dated December 15, 1998, between Holland
         America-Westours, Inc. and Starboard Holdings Ltd.
  21.1   Subsidiaries.
 *23.1   Consent of Stibbe Simont Monahan Duhot (Exhibit 5.1).
  23.2   Consent of Ernst & Young LLP.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  23.3   Consent of Ernst & Young LLP.
  23.4   Consent of Deloitte & Touche LLP.
  23.5   Consent of Goldstein Schechter Price Lucas Horwitz & Co.,
         P.A.
  24.1   Power of Attorney (please see signature page).
  27.1   Financial Data Schedule.
  99.1   Letter from Deloitte & Touche LLP regarding change in
         accountants.

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*  To be filed by Amendment.

# Confidential treatment request as to certain portions. The term "confidential treatment" and the mark "#" as used throughout this exhibit means that material has been omitted and separately filed with the Commission.

+ The Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.